Table of Contents	EXECUTION VERSION

$2,720,000,000
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF NOVEMBER 18, 2016
AMONG
THE MOSAIC COMPANY, as Borrower,
THE LENDERS LISTED HEREIN, as Lenders,
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swing Line Lender,
U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent
THE BANK OF NOVA SCOTIA, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, BANK OF MONTREAL, BNP PARIBAS, JPMORGAN CHASE BANK, N.A., and PNC BANK, NATIONAL ASSOCIATION as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,
U.S. BANK NATIONAL ASSOCIATION,
THE BANK OF NOVA SCOTIA,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD,
BMO CAPITAL MARKETS CORP.,
BNP PARIBAS SECURITIES CORP,
JPMORGAN CHASE BANK, N.A.,
and
PNC CAPITAL MARKETS LLC

as Joint Lead Arrangers and Joint Bookrunners

i

		Page
10.25	Waiver of Notice.	93
10.26	Acknowledgment and Consent to Bail-In of EEA Financial Institutions.	93

EXHIBITS
I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	FORM OF REQUEST FOR ISSUANCE
IV	FORM OF REVOLVING NOTE
V	FORM OF SWING LINE NOTE
VI	FORM OF TERM LOAN NOTE
VII	FORM OF COMPLIANCE CERTIFICATE
VIII	FORM OF ASSIGNMENT AGREEMENT
IX	FORM OF U.S. TAX COMPLIANCE CERTIFICATE

v

SCHEDULES
1.1	EXISTING LETTERS OF CREDIT
2.1	LENDERS' COMMITMENTS AND PRO RATA SHARES
5.1	SUBSIDIARIES
7.1	CERTAIN EXISTING INDEBTEDNESS
7.2A	CERTAIN EXISTING LIENS
7.2C	AGREEMENTS WITH RESTRICTIONS ON SUBSIDIARIES
7.3	CERTAIN EXISTING AND PERMITTED INVESTMENTS
7.7	CERTAIN ASSET DISPOSITIONS
7.8	CERTAIN AFFILIATE TRANSACTIONS
10.8	NOTICE ADDRESSES

THE MOSAIC COMPANY
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 18, 2016 among THE MOSAIC COMPANY, a Delaware corporation, THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, as “Administrative Agent”).
R E C I T A L S
WHEREAS, the Borrower, Wells Fargo, as administrative agent, the financial institutions designated as existing lenders on Schedule 2.1 hereto (the “Continuing Lenders”) and certain other financial institutions are party to that certain Amended and Restated Credit Agreement, dated as of December 5, 2013 (as amended up to but not including the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrower, the Administrative Agent and the Continuing Lenders wish to amend and restate the Existing Credit Agreement on the terms and conditions set forth below; and
WHEREAS, the financial institutions identified on Schedule 2.1 hereto which are not Continuing Lenders wish to become “Lenders” hereunder and accept and assume the obligations of “Lenders” hereunder with the applicable Revolving Loan Commitments and/or Term Commitments specified on Schedule 2.1 hereto.
NOW, THEREFORE, in consideration of the premises and of the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

Section 1.DEFINITIONS
1.1        Certain Defined Terms.
The following terms used in this Agreement shall have the following meanings:
“Account” means, collectively, (a) an “account” as such term is defined in the UCC as in effect from time to time in the State of New York or under other relevant law, and (b) any rights of the Borrower or any of its subsidiaries to payment for goods sold or leased or services performed, including all such rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security.
“Act” has the meaning assigned to that term in subsection 10.21.
“Additional Lender” has the meaning assigned to that term in subsection 2.12D.
“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Lender” has the meaning assigned to that term in subsection 2.6C.
“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly Controlling, Controlled by or under common Control with, that Person; provided, however, that the term “Affiliate” shall specifically exclude the Administrative Agent and each Lender.
“Agreed Currency” means, subject to subsection 1.5 and subsection 1.6, (a) Dollars, Canadian Dollars, Euro, British Pounds Sterling, Chinese Yuan Renminbi, Brazilian Reals and Indian Rupees, and (b) any other Eligible Currency approved in accordance with subsection 1.5.
“Agreement” means this Second Amended and Restated Credit Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Margin” means, the following rate per annum based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating	Eurodollar Rate Margin	Base Rate Margin	Commitment Fee
I	> A/A2	0.875%	0%	0.07%
II	A-/A3	1.00%	0%	0.09%
III	BBB+/Baa1	1.125%	0.125%	0.125%
IV	BBB/Baa2	1.25%	0.25%	0.15%
V	≤ BBB-/Baa3	1.50%	0.50%	0.20%

If at any time a different Debt Rating is issued by either Moody’s or S&P, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest), unless there is a split in Debt Ratings of more than one Pricing Level, in which case the Pricing Level that is one Pricing Level below the Pricing Level of the higher Debt Rating shall apply. If at any time the Borrower does not have a Debt Rating from Moody’s or a Debt Rating from S&P, then Pricing Level V shall apply.
Initially, the Applicable Margin shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to subsection 4.1C. Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of such public announcement and ending on the date immediately preceding the effective date of the next such publicly announced change.
“Approved Fund” means a Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit VIII.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Base Rate” means, for any day, the highest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate for such day, plus 0.50%, and (c) except during any period of time during which a notice delivered to the Borrower under subsection 2.6B or C shall remain in effect, the Eurodollar Rate for a period of one month on such day, plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate; provided that, if the Base Rate determined as provided above with respect to any Base Rate Loan for any Interest Period would be less than 0.0% per annum, then the Base Rate with respect to such Base Rate Loan for such Interest Period shall be deemed to be 0.0% per annum.
“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.
“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans in accordance with the definition of Applicable Margin.
“Borrower” means The Mosaic Company, a Delaware corporation.
“Brazil Assets” means assets located in Brazil or the Capital Stock of any subsidiary organized under the laws of Brazil, so long as such assets or Capital Stock are either (a) owned by the Borrower or any subsidiary thereof as of the Closing Date, or (b) acquired by the Borrower or any subsidiary thereof after the Closing Date in the ordinary course of business.
“Brazil Landco” means an entity organized under the laws of Brazil to facilitate the operation and use by the Borrower or any of its subsidiaries of certain rural lands in Brazil in accordance with applicable Brazilian law.
“Brazilian Reals” means the lawful currency of Brazil.
“Brazil Structured Payables” means those amounts, recorded as current liabilities, resulting from financing arrangements for the Borrower’s or its subsidiaries’ purchase of certain potash-based fertilizer and other raw material product purchases in Brazil, whereby a third-party intermediary advances the amounts of scheduled payments to the Borrower’s or its subsidiaries’ vendors, less an appropriate discount, at a scheduled payment date, and the Borrower or one of its subsidiaries makes payment to the third-party intermediary at a later date, as stipulated in accordance with commercial terms negotiated.
“Brazil Transaction Subsidiary” means any Person (a) which is, or, but for clause (c)(ii) of the definition of “Subsidiary” herein and the Borrower’s designation pursuant thereto, would be, a Subsidiary of the Borrower or (b) in which the Borrower or any Subsidiary of the Borrower has, or after a Brazil Transaction will have, any investment, in either case arising out of a Brazil Transaction.
“Brazil Transaction” means any Transfer, dividend, distribution, or spin-off of assets comprised of Brazil Assets, interests therein, or investments in any Brazil Transaction Subsidiary, including through a merger or consolidation of a Brazil Transaction Subsidiary to or with any Person.
“British Pounds Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Canadian Dollars” means the lawful currency of Canada.
“Canpotex” means Canpotex Limited, a private Canadian corporation.
“Capital Expenditures” means, as applied to any Person, for any period, capital expenditures that would be included in a consolidated statement of cash flows of such Person and its subsidiaries in accordance with GAAP.
“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” means the capital stock of or other equity interests in a Person.
“Cargill” means Cargill, Incorporated, a Delaware corporation.
“Cargill Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, which is or was maintained or contributed to by Cargill or any of its Subsidiaries (other than any Borrower or any of its Subsidiaries).
“Cash Equivalents” means cash equivalents as determined in accordance with GAAP.
“Change in Control” means any of the following:
A.    (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b) during any period of 12 consecutive months, a majority of the members of the board of directors of the Borrower ceases to be composed of individuals (i) who were members of the board of directors on the first day of such period, (ii) whose election or nomination to the board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the board of directors or (iii) whose election or nomination to the board of directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the board of directors or any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
(c) there shall have occurred under any indenture, credit agreement or other instrument evidencing Indebtedness (other than Swap Contracts and surety bonds and similar instruments) in an aggregate principal amount of $50,000,000 or more any “change of control” or similar provision (as set forth in the indenture, credit agreement or other evidence of such Indebtedness) obligating the Borrower to repurchase, redeem or repay all or any substantial portion of the Indebtedness provided for therein.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following which is not intended or directed to a single Person and its Affiliates: (a) the adoption or taking effect of any law, rule, regulation, treaty or order, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (c) any determination of a court or other Government Authority or (d) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Government Authority; provided, that notwithstanding anything herein to the contrary, each of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Chinese Yuan Renminbi” means the lawful currency of the People’s Republic of China.
“Closing Date” means the date on which the conditions precedent set forth in subsection 4.1 have been satisfied.
“Commitments” means the commitments of the Lenders to make Loans as set forth in subsection 2.1A.
“Compliance Certificate” means a certificate substantially in the form of Exhibit VII.
“Computation Date” means, with respect to each outstanding Letter of Credit which is denominated in a Foreign Currency, (a) the Closing Date, (b) the first Business Day of each week, (c) the date of any proposed issuance of a Letter of Credit if the Administrative Agent shall determine or the Requisite Lenders shall require, (d) the date of any reduction or reallocation of Commitments pursuant to subsection 2.4A(ii), and (e) such additional dates as the Administrative Agent shall determine or the Requisite Lenders shall require.
“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
“Consolidated Capitalization” means, at any date of determination, the sum of (a) Consolidated Net Worth as at such date plus (b) Consolidated Indebtedness as at such date.
“Consolidated EBITDA” means, as applied to any Person, for any period, (a) Consolidated Net Income, plus (b) the sum, to the extent deducted in determining Consolidated Net Income, of the amounts for such period of (i) Consolidated Interest Expense, (ii) provisions for taxes based on income, (iii) total depreciation expense, (iv) total depletion expense, (v) total amortization expense, (vi) any foreign currency transaction losses, (vii) the cumulative non-cash effect of changes in accounting standards, and (viii) other non-cash losses, adjustments or charges (other than any such non-cash loss, adjustment or charge to the extent that it represents a write‑down or write‑off of a current asset or an accrual of or reserve for cash expenditures in any future period), less (c) the sum, to the extent included in determining Consolidated Net Income, of the amounts for such period of (i) any foreign currency transaction gains and (b) any other non-cash gains, all of the foregoing as determined on a consolidated basis for such Person and its subsidiaries in conformity with GAAP.
“Consolidated Indebtedness” means the debt of the Borrower and its Subsidiaries (other than any Brazil Structured Payables) determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, as applied to any Person, for any period, total interest expense of such Person and its subsidiaries on a consolidated basis with respect to all outstanding debt of such Person and its subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, and amounts referred to in subsection 2.3 payable to the Administrative Agent and the

Lenders that are considered interest expense in accordance with GAAP, excluding, however, any mark-to-market adjustments included in interest expense resulting from interest rate swaps, pre-issuance hedges, or similar derivative instruments for which hedge accounting is not achieved.
“Consolidated Net Income” means, as applied to any Person, for any period, the net income (or loss) of such Person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the equity in net earnings or loss of non-consolidated companies, except to the extent of the amount of dividends or other distributions actually paid in cash to such Person or any of its subsidiaries by such non-consolidated companies during such period (provided, that such dividends or other distributions shall be treated as Consolidated Net Income when paid in cash), (b) the income (or loss) of any other Person accrued prior to the date it becomes a subsidiary of such Person or is merged into or consolidated with such Person or any of its subsidiaries or that other Person’s assets are acquired by such Person or any of its subsidiaries and (c) the income of any subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, provided that, such dividends or similar distributions (including any distributions from Joint Ventures) shall be treated as Consolidated Net Income when paid.
“Consolidated Net Worth” means, at any date of determination, the amount of consolidated common and preferred shareholders’ equity of the Borrower and its subsidiaries, determined as at such date in accordance with GAAP; for the avoidance of doubt, Consolidated Net Worth includes the effects of non-controlling interests held by other Persons in the subsidiaries of the Borrower.
“Consolidated Total Assets” means, as applied to any Person, as of any date of determination, the aggregate stated balance sheet amount of all assets of such Person and its subsidiaries, determined on a consolidated basis.
“Contingent Obligation”, as applied to any Person, means any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof.
“Continuing Lenders” has the meaning assigned to such term in the Recitals to this Agreement.
“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. “Controlling”, “controlled by” and “under common control with” have correlative meanings.
“Debt Rating” means the Borrower’s senior unsecured, non-credit enhanced debt rating provided by each of Moody’s and S&P.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in Letters of Credit or participations in Swing Line Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (d) has, or has a parent company that has, (i) been adjudicated as, or determined by any Government Authority having regulatory authority over such Person or its assets to be, insolvent, (ii) become the subject of a bankruptcy, receivership, insolvency or comparable proceeding or has had a receiver, conservator, trustee or custodian appointed for it or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) has become the subject of a Bail-In Action, regardless of the application of Section 10.26; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or the parent company thereof by a Government Authority or an instrumentality thereof.
“Disqualified Capital Stock” means any Capital Stock of any Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, or (c) requires or mandates payments or distributions in cash, in each case on or prior to the Revolving Loan Termination Date. The term “Disqualified Capital Stock” shall also include any options, warrants or other rights that are convertible into any Disqualified Capital Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the Revolving Loan Termination Date.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of Dollars with such Foreign Currency.
“Dollars” and the sign “$” mean the lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Loan Commitment, the Swing Line Lender and the Issuing Lenders and (iii) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with subsection 10.1, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or subsidiaries.
“Eligible Currency” means any Foreign Currency provided that: (a) quotes for loans in such currency are available in the London interbank deposit market, or other interbank market acceptable to the Administrative Agent, (b) such currency is freely transferable and convertible into Dollars in the London foreign exchange market, or other foreign exchange market acceptable to the Administrative Agent, (c) no approval of a Government Authority in the country of issue of such currency is required to permit use of such currency by any applicable Lender or Issuing Lender for making loans or issuing letters of credit, or honoring drafts presented under letters of credit in such currency and (d) there is no restriction or prohibition under any applicable legal requirements against the use of such currency for such purposes.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, which is or was maintained or contributed to by the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (a) environmental matters, including those relating to any Hazardous Materials Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials or (c) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any of their respective properties.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
“ERISA Affiliate”, as applied to any Person, means (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of a Person or any of its subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such subsidiary and with respect to liabilities arising after such period for which such Person or such subsidiary could be liable under the Internal Revenue Code or ERISA. Notwithstanding the foregoing, neither Cargill nor any of its subsidiaries shall be deemed to be an ERISA Affiliate of any Borrower.
“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there would be any liability therefor, or the receipt by the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (i) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code where such failure would reasonably be expected to result in a Material Adverse Effect; or (j) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan. With respect to a Multiemployer Plan or a Pension Plan not maintained or contributed to by the Borrower or any subsidiary of the Borrower, an event described above shall not be an ERISA Event unless it is reasonably likely to result in material liability to the Borrower and its subsidiaries.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” means the single currency unit of the Participating Member States.
“Eurodollar Rate” means with respect to any Eurodollar Rate Loan and for any applicable Interest Period, a rate per annum obtained by dividing (i) the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a period equal in length to such Interest Period, as determined by the Administrative Agent in accordance with its standard practice, by (ii) one minus the Reserve Percentage in effect on the first day of the applicable Interest Period.
For any interest rate calculation with respect to a Base Rate Loan, “Eurodollar Rate” shall mean a rate per annum obtained by dividing (a) the LIBOR Screen Rate for Dollars for a period of one month (commencing on the date of determination of such interest rate) at approximately 11:00 A.M. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1.00%), provided that if, for any reason, there exists no such LIBOR Screen Rate on any applicable day, then the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time) on such date of determination for a period equal to one month commencing on such date of determination, as determined by the Administrative Agent in accordance with its standard practice, by (b) one minus the Reserve Percentage in effect on such date of determination.
Notwithstanding the above, if the Eurodollar Rate determined as provided above with respect to a Eurodollar Rate Loan for any Interest Period would be less than 0.0% per annum, then the Eurodollar Rate with respect to such Eurodollar Rate Loan for such Interest Period shall be deemed to be 0.0% per annum for all purposes hereof.
Each calculation by the Administrative Agent of the Eurodollar Rate shall be conclusive and binding for all purposes, absent manifest error.
“Eurodollar Rate Loans” means Revolving Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

“Eurodollar Rate Margin” means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans in accordance with the definition of Applicable Margin.
“Event of Default” means each of the events set forth in Section 8.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Exchange Rate” means, on any day, with respect to any Agreed Currency or other applicable currency, the rate at which such Agreed Currency may be exchanged into Dollars, quoted by the Administrative Agent at its principal office in San Francisco as the spot rate for the purchase by it of Dollars with such Agreed Currency or other applicable currency, through its principal foreign exchange trading office at approximately 11:00 A.M., local time, on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes that are imposed on the overall net income (however denominated) and franchise taxes imposed in lieu thereof (i) by the United States, (ii) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (iii) by any Government Authority solely as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, any of the Loan Documents, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a), and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request of the Borrower under subsection 2.9), any United States withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time it becomes a party hereto (or designates a new lending office), or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under subsection 2.7B(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to subsection 2.7B and (d) any United States Federal Withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning assigned to such term in the Recitals to this Agreement.
“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement and set forth on Schedule 1.1 hereto.
“Existing Revolving Commitment Termination Date” has the meaning assigned to that term in subsection 2.12A.
“Existing Term Loan Credit Agreement” means that certain Credit Agreement, dated as of March 20, 2014, as amended through the date hereof, by and among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.
“Existing Term Loan Maturity Date” has the meaning assigned to that term in subsection 2.12A.
“Extending Lender” has the meaning assigned to that term in subsection 2.12B.
“Extension Date” has the meaning assigned to that term in subsection 2.12A.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements with respect thereto.
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each calendar year, subject to subsection 7.4 hereof. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.
“Florida Land” means real property and/or interests in real property that is within the state of Florida and either (a) owned by the Borrower or any subsidiary thereof as of the Closing Date, (b) acquired by the Borrower or any subsidiary thereof after the Closing Date in the ordinary course of business or (c) acquired by the Borrower or any subsidiary thereof after the Closing Date and having a net book value not in excess of $150,000,000 for all such acquisitions pursuant to this clause (c).
“Florida Land Subsidiary” means any Person (a) which is, or, but for clause (c)(i) of the definition of “Subsidiary” herein and the Borrower’s designation pursuant thereto, would be, a Subsidiary of the Borrower, or (b) in which the Borrower or any Subsidiary of the Borrower has, or after a Florida Land Transaction will have, any investment, in either case which meets or will meet both of the following tests: (i) at least 95% of the net book value and fair market value of the assets contributed or Transferred by the Borrower or any Subsidiary of the Borrower (other than an investment permitted under clause (ix), (xv) or (xvi) of subsection 7.3) are or will be (A) Florida Land or (B) direct or indirect investments in any Person at least 95% of the net book value and fair market value of the assets contributed or Transferred by the Borrower or any Subsidiary of the Borrower (other than an investment permitted under clause (ix), (xv) or (xvi) of subsection 7.3) of which are or will be Florida Land, and (ii) such Person is or will be primarily engaged in (A) direct or indirect ownership, development of Florida Land or operation of property or assets developed from Florida Land or (B) direct or indirect ownership of any Person referred to in clause (i)(B) of this definition.
“Florida Land Transaction” means any Transfer, dividend, distribution, or spin-off of assets comprised of Florida Land, interests therein, or investments in any Florida Land Subsidiary, including through a merger or consolidation of a Florida Land Subsidiary to or with any Person following which the ability of the Borrower and its Subsidiaries, taken as a whole, to mine the Phosphate Rock Reserves pertaining to such Florida Land or Florida Land Subsidiary in the ordinary course of business in accordance with the mining plans of the Borrower and its Subsidiaries has not, as a result of such transaction (a) been materially diminished or (b) materially increased in cost.
“Foreign Currency” means a currency other than Dollars.
“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as reasonably determined by the applicable Issuing Lender at such time on the basis of the Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of such Foreign Currency with Dollars.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized or incorporated under the laws of the United States, any state thereof or the District of Columbia.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each Issuing Lender, such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage other than Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or for which cash collateral or other credit support acceptable to such Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Line Lender shall have been provided in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“Funding and Payment Office” means (a) the office of the Administrative Agent and Swing Line Lender located at 1525 West W.T. Harris Blvd., Charlotte, NC 28262 or (b) such other office of the Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent and Swing Line Lender to the Borrower and each Lender.
“Funding Date” means the date of funding of a Loan.
“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting standards recognized by the Financial Accounting Standards Board, as well as applicable rules, regulations, and interpretive releases of the SEC and its staff interpretations, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.
“Governing Body” means the board of directors, board of governors, managing director or directors, or other body or Person in a similar capacity having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.
“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.
“Hazardous Materials” means (a) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) any asbestos-containing materials; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (i) pesticides; and (j) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility of the Borrower or any of its Subsidiaries or to the indoor or outdoor environment.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“ISP98” is defined in subsection 3.6.
“Indebtedness” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as debt or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under standby letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, but excluding commercial or trade letters of credit; (c) the Swap Termination Value under all Swap Contracts to which such Person is a party; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than accrued salaries, vacation, other employee benefits and other items incurred in the ordinary course of business); (e) all debt (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including debt arising under conditional sales or other title retention agreements but excluding operating leases, including those arising in sale and leaseback transactions), whether or not such debt shall have been assumed by such Person or is limited in recourse (provided, that in the event such Person has not assumed or become liable for payment of such debt, only the lesser of the amount of such debt and the fair market value of such property shall constitute Indebtedness); (f) all Off-Balance Sheet Liabilities of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make a payment in respect of Disqualified Capital Stock valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (h) all Contingent Obligations of such Person in respect of any of the foregoing. Notwithstanding any terms of this definition to the contrary, the term “Indebtedness” shall not include any accounts payable incurred or arising in the ordinary course of business. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company, limited liability corporation or other similar entity organized under the laws of any jurisdiction and having similar attributes) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non‑recourse to such Person.
“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning assigned to that term in subsection 10.3.
“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of the Borrower and its Subsidiaries.
“Interest Coverage Ratio” means as of any date of determination, the ratio of (a) the Borrower’s Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ending on such date, to (b) the Borrower’s Total Interest for the period of four (4) consecutive Fiscal Quarters ending on such date.
“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of a Eurodollar Rate Loan of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.
“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Investment” means (a) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of the Borrower), (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person other than the Borrower or any of its Subsidiaries, of any equity Securities of such Subsidiary, (c) any direct or indirect loan, advance or capital contribution by the Borrower or any of its Subsidiaries to any other Person, including all indebtedness from that other Person that is not a current asset or did not arise from transactions with that other Person in the ordinary course of business, or (d) any transaction governed by a Swap Contract, excluding in each case (i) advances and deposits (including deposit accounts and any deposits therein) arising in the ordinary course of business, including for cash management purposes consistent with past practices and (ii) accounts receivable incurred or arising in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original or any additional principal amount of any such Investment).
“Issuing Lender” means any Revolving Lender acceptable to the Borrower and of which the Administrative Agent has been notified by such Revolving Lender in writing which agrees in writing to act as an Issuing Lender with respect to any Letter of Credit in its separate capacity as an issuer of Letters of Credit for the account of the Borrower or any of its Subsidiaries pursuant to subsection 3.1, and “Issuing Lenders” means all such entities collectively. With respect to any Letter of Credit, “Issuing Lender” means the issuer thereof.
“Joint Lead Arrangers” means, collectively, Wells Fargo Securities, LLC, U.S. Bank National Association, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, Ltd, BMO Capital Markets Corp., BNP Paribas Securities Corp., JPMorgan Chase Bank, N.A. and PNC Bank, National Association.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form. For purposes of the Loan Documents, the term Joint Venture shall not include Canpotex.
“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include the Swing Line Lender and each Issuing Lender unless the context otherwise requires.
“Letter of Credit” or “Letters of Credit” means standby or commercial letters of credit issued or to be issued by any Issuing Lender for the account of the Borrower or any Subsidiary of the Borrower pursuant to subsection 3.1, including the Letters of Credit issued under the Existing Credit Agreement and listed in Schedule 1.1 hereto.
“Letter of Credit Foreign Currency Sublimit” means an amount equal to the lesser of the Letter of Credit Sublimit and $50,000,000. The Letter of Credit Foreign Currency Sublimit is part of, and not in addition to, the Letter of Credit Sublimit.
“Letter of Credit Sublimit” means an amount equal to the lesser of the Revolving Loan Commitment Amount and $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Loan Commitment Amount.
“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (b) the aggregate amount of all drawings under Letters of Credit honored by any Issuing Lender and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by the Borrower. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of the UCP or the ISP98, as applicable, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of Eurodollar Rate.
“License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Government Authority in connection with the operation, ownership or transaction of insurance, broker-dealer or investment advisory businesses or other regulated businesses.
“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
“Loan” or “Loans” means one or more of the loans made by the Lenders to the Borrower pursuant to subsection 2.1A and shall include one or more Revolving Loans, Swing Line Loans and Term Loans.
“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by the Borrower in favor of any Issuing Lender relating to, the Letters of Credit) and all other agreements, instruments and certificates now or hereafter executed and delivered by the Borrower to the Administrative Agent and/or the Lenders in connection with the Obligations under this Agreement.
“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Adverse Effect” means a material adverse effect upon:
(a)    the business, operations, assets or financial condition of the Borrower and its subsidiaries taken as a whole, except for matters arising prior to the Closing Date solely from general factors relating to the industries in which the Borrower and its subsidiaries are principally engaged and general economic factors relating to the markets in which the Borrower and its subsidiaries are principally engaged in business, which matters, in any such event, do not have a disproportionate impact on the Borrower or any of its subsidiaries;
(b)    the Borrower’s ability to perform its obligations under the Loan Documents; or
(c)    the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
“Material Subsidiary” means a US or Canadian Subsidiary of the Borrower (including any newly formed or newly acquired subsidiary) which (a) is an operating company and owns property, plant and equipment with an unconsolidated book value in excess of $500,000,000 (determined as of the most recent fiscal quarter end next preceding the date of determination for which financial statements have been delivered pursuant to subsection 6.1(ii) or (iii) (the “Reference Date”)) or (b) receives after the Closing Date a transfer from the Borrower or a Material Subsidiary of property, plant and equipment with an unconsolidated book value (determined as of the Reference Date”) in excess of $100,000,000.
“Miski Mayo Project” means the investment of the Borrower and its Subsidiaries in MVM Resources International B.V. and its Subsidiary Compania Minera Miski Mayo S.R. L., a joint venture that owns a phosphate rock mine in the Bayovar region of Peru, in which a Subsidiary of the Borrower has a 35% economic interest as of the date of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Mosaic Indentures” means (i) the Indentures dated as of July 17, 1997 and August 1, 1998, each between Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.) and The Bank of New York, as trustee, each as amended or supplemented as of the date hereof; and (ii) the Indenture dated as of October 24, 2011 between The Mosaic Company and U.S. Bank National Association, as trustee.
“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“MWSPC Project” means the investment of the Borrower and its Subsidiaries in the Ma’aden Wa’ad Al Shamal Phosphate Company, a joint venture with Saudi Arabian Mining Company and Saudi Basic Industries Corporation to develop, own and operate integrated phosphate production facilities in the Kingdom of Saudi Arabia, in which a Subsidiary of the Borrower has a 25% equity interest as of the date of this Agreement.
“New York Time” means New York City time.
“Non-Extending Lender” has the meaning assigned to that term in subsection 2.12B.
“Notes” means one or more of the Revolving Notes, the Swing Line Note or the Term Loan Notes or any combination thereof.
“Notice Date” has the meaning assigned to that term in subsection 2.12B.
“Notice of Borrowing” means a notice substantially in the form of Exhibit I.
“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II.
“Obligations” means all obligations of every nature of the Borrower from time to time owed to the Administrative Agent, the Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.
“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.
“Off-Balance Sheet Liability” of any Person means (a) any repurchase obligation or liability of such Person with respect to Accounts or notes receivable sold by such Person (including, without limitation, the amount of the outstanding Receivables subject to Receivables Financings that would be required to discharge all principal obligations to financing parties (or would not be returned, directly or indirectly) to such Person or any subsidiary thereof if all such Receivables were to be collected at such date and such Receivables Financing were to be terminated at such date), (b) any liability under any so-called “synthetic lease” arrangement or transaction entered into by such Person and (c) any obligation arising with respect to any other transaction that is the functional equivalent of debt but which does not constitute a liability on the balance sheet of such Person (other than “Purchase Obligations” as disclosed per the requirements of Section 303(a)(5) of Regulation S-K).
“Officer” means the president, the chief executive officer, a financial vice president (other than divisional level), the chief financial officer, the treasurer, a general partner (if an individual), the managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.
“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust, limited liability company, unlimited liability company or other Person that has a Governing Body, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust, limited liability company, unlimited liability company or similar Person.

“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.
“Other Taxes” means all present or future stamp, court or documentary taxes or any intangible, recording, filings or similar taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.
“Participating Member State” means each state so described in any EMU Legislation.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Permitted Acquisition” means an acquisition by the Borrower or any of its Subsidiaries in a single transaction or series of related transactions, of (a) all or substantially all of the assets or a majority of the outstanding Securities entitled to vote in an election of members of the Governing Body of a Person or (b) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person being referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) the acquisition of which will not cause a violation of subsection 7.10, so long as:
(a)    no Event of Default or Potential Event of Default shall then exist or would exist after giving effect thereto and any Indebtedness incurred in connection therewith;
(b)    the Borrower and its subsidiaries are in pro forma compliance with each of the financial covenants set forth in subsection 7.6 as of the date of such acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith (provided, that if the total consideration (including, without limitation, consideration payable in Capital Stock) to be paid is in excess of $500,000,000, the Borrower shall also deliver historical financial statements of the Target for each of the two fiscal years most recently ended prior to the acquisition to the extent such historical financial statements are in existence); and
(c)    such acquisition shall not be a “hostile” acquisition and shall have been approved by the Governing Body and/or shareholders of the Borrower or such Subsidiary, as applicable, and Target.
“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, and any such Lien relating to or imposed in connection with any Environmental Claim which secures an obligation not incurred in the ordinary course of business):
(a)    Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;
(b)    Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, Liens and rights of set-off of banks, statutory and common law Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than thirty (30) days or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) no foreclosure, sale or similar proceedings have been commenced with respect thereto if such Lien relates to a material asset of the Borrower or any of its Subsidiaries;

(c)    pledges, deposits and other Liens made or incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security obligations, or to secure the performance of statutory or regulatory obligations, performance bonds and completion, guarantee, surety, similar bonds, and appeal bonds, letters of credit, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto;
(d)    any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;
(e)    licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(f)    easements, zoning restrictions, rights-of-way, covenants and other restrictions, encroachments, and other minor defects or irregularities in title or other similar encumbrances, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(g)    any (i) interest or title of a lessor or sublessor or lessee or sublessee under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii);
(h)    Liens arising from precautionary filings of UCC financing statements relating solely to leases and other transactions not prohibited by this Agreement;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods;
(j)    Liens arising with respect to repurchase agreements and reverse repurchase agreements permitted under subsection 7.3;
(k)    Liens in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business of the Borrower and its Subsidiaries under Article IV of the Uniform Commercial Code;
(l)    any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property; and
(m)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries.
“Person” means and includes corporations, limited partnerships, general partnerships, limited liability companies, unlimited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations of a similar nature organized under the laws of any jurisdiction, whether or not legal entities, and Government Authorities.
“Phosphate Rock Reserves” means the phosphate reserves of the Borrower and its subsidiaries determined from time to time in accordance with the standards set forth in Industry Guide 7 promulgated by the SEC (or any successor provision) that are located within the State of Florida.
“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate that Wells Fargo publicly announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise) or arbitration.
“Property, Plant and Equipment” means, as applied to any Person, as of any date of determination, its “property, plant and equipment,” as determined in accordance with GAAP, and the value of Property, Plant and Equipment shall mean its aggregate gross book value less depreciation and depletion.
“Pro Rata Share” means, with respect to any Lender, (a) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Revolving Lender or any Letters of Credit issued or participations therein deemed purchased by any Revolving Lender or any assignments of any Swing Line Loans deemed purchased by any Revolving Lender, the percentage obtained by dividing (i) the Revolving Loan Exposure of that Revolving Lender by (ii) the aggregate Revolving Loan Exposure of all Revolving Lenders, (b) with respect to all payments, computations and other matters relating to the Term Commitment or the Term Loans, a percentage equal to a fraction the numerator of which is such Term Loan Lender’s Term Commitment and the denominator of which is the aggregate Term Commitments; provided that, if the Term Commitments have terminated or expired, the Pro Rata Share shall be determined based upon such Term Loan Lender’s share of the aggregate outstanding principal amount of Term Loans at that time, and (c) for all other purposes with respect to each Lender, the percentage obtained by dividing (i) the Revolving Loan Exposure and/or outstanding Term Loans of that Lender by (ii) the aggregate Revolving Loan Exposure and outstanding Term Loans of all Lenders, in any such case as the applicable percentage may be adjusted by assignments or increases permitted pursuant to subsections 2.10 or 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (a) and (b) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1.
“Receivable” means an Account owing to the Borrower or any subsidiary (before its Transfer to a Receivables Subsidiary), whether now existing or hereafter arising, together with all cash collections and other cash proceeds in respect of such Account, including all yield, finance charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.
“Receivables Financing” means financing arrangements (but excluding sales of Receivables in the ordinary course of business) pursuant to which one or more of the subsidiaries (or a combination thereof) realizes cash proceeds in respect of Receivables and Related Security by selling, factoring or otherwise Transferring such Receivables and Related Security to one or more (a) unaffiliated third party financing sources pursuant to such financing arrangement or (b) Receivables Subsidiaries.
“Receivables Subsidiary” means a Wholly-Owned Subsidiary of the Borrower that does not engage in any activities other than participating in one or more Receivables Financings and activities incidental thereto.
“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(ii)(b).
“Register” has the meaning assigned to that term in subsection 2.1D.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.
“Related Parties” means, with respect to any Person, such Person’s partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person.

“Related Security” means, with respect to any Receivable: (a) all of the Borrower’s or the applicable Subsidiary’s right, title and interest in and to any goods, the Transfer of which gave rise to such Receivable; (b) all security pledged, assigned, hypothecated or granted to or held by the Borrower or the applicable Subsidiary to secure such Receivable; (c) all guaranties, endorsements and indemnifications on, or of, such Receivable or any of the foregoing (other than by the Borrower and any Subsidiary that is not a Receivables Subsidiary); (d) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith; (e) all books, records, ledger cards and invoices related to such Receivable or any of the foregoing, whether maintained electronically, in paper form or otherwise; (f) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers; (g) all credit information, reports and memoranda relating thereto; (h) all other writings related thereto; and (i) all proceeds of any of the foregoing.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.
“Request for Issuance” means a request substantially in the form of Exhibit III.
“Requisite Lenders” means, at any date, any combination of Lenders holding more than fifty percent (50%) of the sum of (a) (i) the aggregate amount of the Revolving Loan Commitment or (ii) if the Revolving Loan Commitment has been terminated, the aggregate Revolving Loan Exposure plus (b) (i) the aggregate amount of the Term Commitment or (ii) if the Term Commitment has been terminated, of the aggregate outstanding principal amount of the Term Loans; provided that (A) the outstanding Term Loans and the Commitments of, and the portion of the Total Utilization of Revolving Loan Commitments, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders, (B) the Term Commitments and the outstanding principal amount of the Term Loans shall be excluded for purposes of making a determination of Requisite Lenders for purposes of (I) extending the Revolving Loan Commitment Termination Date pursuant to subsection 2.12 and (II) any consent to a waiver of the conditions precedent to the Extensions of Credit under the Revolving Loan Facility and (C) the Revolving Loan Commitments and the portion of the Total Utilization of Revolving Loan Commitments, as applicable, shall be excluded for purposes of making a determination of Requisite Lenders for purposes of extending the Term Loan Maturity Date pursuant to subsection 2.12.
“Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower, now or hereafter outstanding, except a dividend or other distribution payable solely in shares of Capital Stock to the holders of that class or an increase in the liquidation value of shares of that class of Capital Stock, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower now or hereafter outstanding, except to the extent that consideration therefor is in the form of Capital Stock of the Borrower, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower now or hereafter outstanding, except to the extent that consideration therefor is in the form of Capital Stock of the Borrower.
“Revolving Lender” means, at any time, any Lender that has a Revolving Loan Commitment at such time or, if the Revolving Loan Commitments have been terminated, any Lender that has any Revolving Loan Exposure.

“Revolving Loan Commitment” means the commitment of a Lender to make Revolving Loans to the Borrower pursuant to subsection 2.1A(i), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.
“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.
“Revolving Loan Commitment Termination Date” means November 18, 2021, subject to the extension thereof pursuant to subsection 2.12; provided, however, that the Revolving Loan Commitment Termination Date of any Revolving Lender that is a Non-Extending Lender relative to any requested extension pursuant to subsection 2.12 shall be the Revolving Loan Commitment Termination Date in effect immediately prior to such extension for all purposes of this Agreement (including without limitation subsection 2.1A(i)).
“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (a) prior to the termination of the Revolving Loan Commitments, the amount of that Revolving Lender’s Revolving Loan Commitment, and (b) after the termination of the Revolving Loan Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Revolving Lender plus (ii) in the event that Revolving Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Revolving Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (iii) the aggregate amount of all participations purchased by that Revolving Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (iv) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Revolving Lenders) plus (v) the aggregate amount of all assignments deemed purchased by that Revolving Lender in any outstanding Swing Line Loans.
“Revolving Loans” means the Loans made by the Revolving Lenders to the Borrower pursuant to subsection 2.1A(i).
“Revolving Notes” means any promissory notes of the Borrower issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit IV.
“S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Foreign Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Foreign Currency.
“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any Sanction that broadly prohibits trade or investment with that country, region or territory (including, as of the date hereof, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned directly or indirectly 50% or more by any such Person or Persons described in clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union or Her Majesty’s Treasury.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended from time to time, and any successor statute.

“SEC” means the United States Securities and Exchange Commission.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
“Short-term Investments” means securities and similar other assets, not classified as cash equivalents, which have ready marketability and are intended to be liquidated, if necessary, within the next year or current operating cycle, whichever is longer.
“Solvent”, with respect to any Person, means that as of the date of determination both (a)(i) the then fair value of the property of such Person as a going concern is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives, ordinary operating income and potential asset Transfers reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would be required to be included as a liability in respect of such contingent obligations on a consolidated balance sheet of such Person and its subsidiaries as determined in accordance with GAAP.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, unlimited liability company, limited liability company, partnership, association or other entity or Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless the context otherwise requires, each reference to a “subsidiary” herein shall be a reference to a subsidiary of the Borrower.
“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, unlimited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes of the Loan Documents (other than subsections 5.4, 5.6 and 5.11 and, with respect to the Person described in clause (a), below, other than subsection 8.2), the term “Subsidiary” shall not include (a) South Ft. Meade General Partner, LLC, a Delaware limited liability company (“South Ft. Meade LLC”) or South Ft. Meade Partnership, L.P., a Delaware limited partnership (“South Ft. Meade LP”) merely because an accounting determination is made that the accounts of South Ft. Meade LLC or South Ft. Meade LP, respectively, must be considered with those of the Borrower for purpose of the Borrower’s consolidated financial statements, so long as South Ft. Meade LLC or South Ft. Meade LP, respectively, continues not to be a “Subsidiary” of the Borrower by reason of the definition of the term “Subsidiary”; (b) any Brazil Landco; (c) Savage Marine, LLC, a Utah limited liability company; (d) Gulf Marine Solutions, LLC, a Delaware limited liability company; (e) any Florida Land Subsidiary or Brazil Transaction Subsidiary that would otherwise be a Subsidiary as to which the Borrower has notified the Administrative Agent that Borrower has designated that it not be treated as a Subsidiary, provided that, in the case of such a designation of a (i) Florida Land Subsidiary, the aggregate Investments in all Florida Land Subsidiaries so designated made after the Closing Date shall be considered Investments made pursuant to subsections 7.3(ix), (xii), (xv) or (xvi), as applicable, and (ii) Brazil Transaction Subsidiary, the aggregate Investments in all Brazil Transaction Subsidiaries so designated made after the Closing Date shall be considered Investments made pursuant to subsections 7.3(xiii), (xv) or (xvi), as applicable. Unless the context otherwise requires, each reference to a “Subsidiary” herein shall be a reference to a Subsidiary of the Borrower.
“Swap Contract” means any agreement governing or evidencing any rate swap, basis swap, forward rate, commodity swap, interest rate option, forward foreign exchange, spot foreign exchange, rate cap, rate floor, rate collar, currency swap, cross-currency rate swap, currency option or any other similar transaction (including any option to enter into any of the foregoing), including any master agreement for any of the foregoing, together with all supplements thereto; provided that no phantom stock, employee benefit or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Swap Contract with the Borrower or one of its Subsidiaries.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Lender” means Wells Fargo, or any Person serving as a successor Administrative Agent hereunder, in its capacity as the Swing Line Lender hereunder.
“Swing Line Loan Commitment” means the commitment of the Swing Line Lender to make Swing Line Loans to the Borrower pursuant to subsection 2.1A(ii) in an aggregate outstanding principal amount not to exceed at any time $75,000,000 (as reduced pursuant to subsection 2.1A(ii)(a)).
“Swing Line Loans” means the Loans made by the Swing Line Lender to the Borrower pursuant to subsection 2.1A(ii).
“Swing Line Note” means any promissory note of the Borrower issued pursuant to subsection 2.1E to evidence the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit V.
“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.
“Term Commitment” means, with respect to each Term Loan Lender, that Term Loan Lender’s commitment to make Term Loans pursuant to subsection 2.1A(iii).
“Term Commitment Amount” means, with respect to each Lender, the amount of the Term Commitment set forth opposite that Lender’s name in Schedule 2.1 or on any Assignment Agreement.
“Term Loan” means a loan by a Term Loan Lender to the Borrower pursuant to subsection 2.1A(iii).
“Term Loan Amount” means the initial aggregate principal amount of the Term Loans.
“Term Loan Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan.

“Term Loan Maturity Date” means November 18, 2021, subject to the extension thereof pursuant to subsection 2.12; provided, however, that the Term Loan Maturity Date of any Term Loan Lender that is a Non-Extending Lender relative to any requested extension pursuant to subsection 2.12 shall be the Term Loan Maturity Date in effect immediately prior to such extension for all purposes of this Agreement (including without limitation subsection 2.4A(iv)).
“Term Loan Note” means any promissory note of the Borrower issued pursuant to subsection 2.1E to evidence the Term Loans of any Term Loan Lender, substantially in the form of Exhibit VI.
“Total Interest” means, as to any Person, for any period, such Person’s Consolidated Interest Expense plus capitalized interest with respect to the acquisition or construction of Property, Plant and Equipment.
“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans plus (b) the aggregate principal amount of all outstanding Swing Line Loans plus (c) the Letter of Credit Usage.
“Transfer” means any one or more transactions or series of related transactions involving the direct or indirect sale, lease, sublease, license, sublicense, conveyance, assignment, contribution, transfer or other disposition.
“Type” means, with respect to a Revolving Loan or Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“UCP” is defined in subsection 3.6.
“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (a) the principal of and interest on, and fees relating to, any Indebtedness and (b) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.
“United States” means the United States of America.
“US or Canadian Subsidiary” means any Subsidiary of the Borrower that is either (a) organized or incorporated under the laws of the United States, any state thereof or the District of Columbia or (b) organized or incorporated under the laws of Canada or any province thereof.
“U.S. Tax Compliance Certificate” has the meaning assigned to that term in subsection 2.7B(iv)(c)(3).
“Wells Fargo” has the meaning assigned to that term in the introduction to this Agreement.
“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned subsidiaries of such Person, or (b) any partnership, limited liability company, unlimited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.
Except as otherwise expressly provided in this Agreement, all accounting and financial terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such definition, ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding the foregoing, for purposes of determining compliance herewith, (a) Indebtedness of the Borrower and its Subsidiaries (other than Contingent Obligations) shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (b) all computations of amounts and ratios referred to herein shall be made in a manner such that any obligations relating to a lease that, in accordance with GAAP as in effect on the Closing Date, would be accounted for by the Borrower as an operating lease shall be accounted for as obligations relating to an operating lease and not as obligations relating to a capital lease or finance lease, as contemplated upon the implementation of Accounting Standards Update 2016-02, “Leases” (and shall not constitute Indebtedness or be included in Consolidated Indebtedness hereunder).
1.3    Other Definitional Provisions and Rules of Construction.
A.    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, or as a noun or a verb, depending on the reference.
B.    References to “Exhibits,” “Schedules,” “Sections” and “subsections” shall be to Exhibits, Schedules, Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement, and the table of contents to this Agreement, are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
C.    The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
D.    Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.
1.4    Exchange Rates; Currency Equivalents.
A.    On each Computation Date, the Administrative Agent shall reasonably determine the Exchange Rate as of such Computation Date. The Exchange Rate so determined shall become effective on the first Business Day after such Computation Date and shall remain effective through the next succeeding Computation Date. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or an Issuing Lender, as applicable.

B.    Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit denominated in a Foreign Currency, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 100,000 of such Foreign Currency units, with 50,000 of such unit being rounded upward), as reasonably determined by the Administrative Agent or an Issuing Lender, as the case may be.
C.    For purposes of determinations of the Letter of Credit Foreign Currency Sublimit, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the appropriate currency Exchange Rate.
1.5    Agreed Currencies.
A.    The Borrower may from time to time request that a Letter of Credit be denominated in a currency other than those specifically listed in the definition of “Agreed Currency”; provided that such requested currency is an Eligible Currency. Any such request shall be subject to the ability of the applicable Issuing Lender to issue a Letter of Credit denominated in such currency.
B.    Any such request shall be made to the Administrative Agent not later than 11:00 A.M. (New York Time) ten Business Days prior to the date of the desired issuance (or such other time or date as may be agreed by the Administrative Agent, in its sole discretion). The Administrative Agent shall promptly notify the applicable Issuing Lender thereof. Such Issuing Lender shall notify the Administrative Agent, not later than 11:00 A.M. (New York Time), five Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of such Letter of Credit in such requested currency. Any failure by such Issuing Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Lender to permit a Letter of Credit to be issued in such requested currency. If the Administrative Agent and such Issuing Lender consent to issuing a Letter of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Agreed Currency hereunder for purposes of any Letter of Credit. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this subsection 1.5, the Administrative Agent shall promptly so notify the Borrower.
C.    If, after the designation of any currency as an Agreed Currency (including any Foreign Currency listed in the definition of “Agreed Currency”), (i) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (ii) such currency, in the reasonable determination of the Administrative Agent, no longer qualifies as an “Eligible Currency” or (iii) in the reasonable determination of the Administrative Agent, a Dollar Equivalent of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Borrower, and such currency shall no longer be an Agreed Currency until such time as the Administrative Agent and the Lenders, as provided herein, agree to reinstate such currency as an Agreed Currency.
1.6    Change of Currency.
A.    Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

B.    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
C.    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country other than the United States and any relevant market conventions or practices relating to the change in currency.
Section 2.    AMOUNTS AND TERMS OF LOANS
2.1    Loans; Making of Loans; the Register; Optional Notes.
A.    Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Revolving Lender hereby severally agrees to make Revolving Loans as described in subsection 2.1A(i), the Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(ii) and each Term Loan Lender hereby severally agrees to make Term Loans as described in subsection 2.1A(iii).
(i)    Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to make revolving loans (each such loan a “Revolving Loan”) to the Borrower in Dollars from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date in an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used in accordance with the terms of this Agreement. The original amount of each Revolving Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 and the original Revolving Loan Commitment Amount is $2,000,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced or increased from time to time by the amount of any reductions or increases thereto made pursuant to subsections 2.4 or 2.10. Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and the Borrower hereby agrees that all Revolving Loans and all other Obligations of the Borrower then outstanding shall be paid in full on the Revolving Loan Commitment Termination Date; provided, however, that Obligations in respect of the Term Loans shall be paid as provided in subsections 2.4A(iv) and 2.2C. Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.
Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.
(ii)    Swing Line Loans.
(a)    General Provisions. The Swing Line Lender hereby agrees, subject to the limitations set forth in subsection 2.1A(ii)(e) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to the Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to the Borrower in Dollars in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5A, notwithstanding the fact that such Swing Line Loans, when aggregated with the Swing Line Lender’s outstanding Revolving Loans and the Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed the Swing Line Lender’s Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $75,000,000; provided that any reduction of the Revolving

Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Borrower, the Administrative Agent or the Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date.
(b)    Swing Line Loan Prepayment with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by the Borrower pursuant to subsection 2.4A(i), the Swing Line Lender may, at any time in its sole and absolute discretion but not less frequently than once every ten (10) Business Days, deliver to the Administrative Agent (with a copy to the Borrower), no later than 1:00 P.M. (New York Time) on the first Business Day in advance of the proposed Funding Date, a notice requesting the Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. The Borrower hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Revolving Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of the Swing Line Lender. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by subsection 10.5.
(c)    Swing Line Loan Assignments. On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share. If for any reason (1) Revolving Loans are not made upon the request of the Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from the Swing Line Lender as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan together with accrued interest thereon. Upon one Business Day’s notice from the Swing Line Lender, each Revolving Lender shall deliver to the Swing Line Lender such amount in Same Day Funds at the Funding and Payment Office. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender. In the event any Revolving Lender fails to make available to the Swing Line Lender any amount as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by the Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event the Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of assignments as provided in this paragraph, the Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.
(d)    Lenders’ Obligations. Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(ii)(b) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, assets or financial condition of the Borrower or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) the Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.
(e)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this subsection 2.1A(ii), the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when any other Revolving Lender is a Defaulting Lender, unless (i) the Pro Rata Share of each such non-Defaulting Lender is reallocated in accordance with subsection 2.12C, or (ii) if a reallocation described in the foregoing clause (i) cannot, or can only partially, be effected, the Swing Line Lender has entered into arrangements (which may include the delivery of cash collateral in accordance with the procedures set forth in subsection 2.12D) with the Borrower or such Defaulting Lender which are satisfactory to the Swing Line Lender to eliminate the Swing Line Lender’s risk with respect to any such Defaulting Lender’s Pro Rata Share of such Swing Line Loan.
(iii)    Term Loans. Each Term Loan Lender agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make a Term Loan to the Borrower in Dollars on the Closing Date in a principal amount equal to that Term Loan Lender’s Term Commitment Amount. The total amount of Term Loans made hereunder on the Closing Date shall not exceed the Term Commitment Amount. No amount of the Term Loans which are repaid or prepaid by the Borrower may be reborrowed hereunder. If so requested by any Term Loan Lender, the obligation of the Borrower to repay Term Loans made by that Term Loan Lender shall be evidenced by a single promissory note of the Borrower (each, a “Term Note”) payable to that Term Loan Lender, substantially in the form of Exhibit VI hereto. The Term Loans shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in subsection 2.2. The Term Commitment of each Term Loan Lender will terminate on the Closing Date to the extent of the amount of the Term Loan made by it on such date pursuant to this subsection.
B.    Borrowing Mechanics. Revolving Loans and Term Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by the Swing Line Lender pursuant to subsection 2.1A(ii) or Revolving Loans made pursuant to subsection 3.3B) (A) that are Base Rate Loans shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount and (B) that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Whenever the Borrower desires that the Lenders make Revolving Loans or Term Loans to it, it shall deliver to the Administrative Agent a Notice of Borrowing duly executed by an Officer of the Borrower (or a designee thereof previously identified in writing by an Officer of the Borrower) no later than (i) 1:00 P.M. (New York Time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) and (ii)

1:00 P.M. (New York Time) on the Business Day prior to the proposed Funding Date (in the case of a Base Rate Loan). Whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan to it, it shall deliver to the Administrative Agent a Notice of Borrowing duly executed by an Officer of the Borrower (or a designee thereof previously identified in writing by an Officer of the Borrower) no later than 1:00 P.M. (New York Time) on the proposed Funding Date. Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner and to the extent provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to the Administrative Agent duly executed by an Officer of the Borrower (or a designee thereof previously identified in writing by an Officer of the Borrower) on or before the applicable Funding Date.
Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by the Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice, the Borrower shall have effected Loans or a conversion or continuation, as the case may be, hereunder.
The Borrower shall notify the Administrative Agent prior to the funding of any Loans in the event that an event has occurred and is continuing or would result from the consummation of the borrowing that would constitute an Event of Default or a Potential Event of Default, and the acceptance by the Borrower of the proceeds of any Loans shall constitute a re-certification by the Borrower, as of the applicable Funding Date, as to the matters to which the Borrower is required to certify in the applicable Notice of Borrowing.
Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.
C.    Disbursement of Funds. All Revolving Loans and Term Loans shall be made by the Lenders simultaneously and proportionately to their respective applicable Pro Rata Shares, it being understood that neither the Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Revolving Loan or Term Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular Type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Revolving Loan or Term Loan requested hereunder. Promptly after receipt by the Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender for that Type of Loan or the Swing Line Lender, as the case may be, of the proposed borrowing.
Each Lender (other than the Swing Line Lender) shall make the amount of its Revolving Loans or Term Loans available to the Administrative Agent in Same Day Funds in Dollars requested by the Borrower not later than 1:00 P.M. (New York Time) on the applicable Funding Date, and the Swing Line Lender shall make the amount of its Swing Line Loan available to the Administrative Agent in Same Day Funds in Dollars not later than 2:00 P.M. (New York Time) on the applicable Funding Date, in each case at the Funding and Payment Office.
Except as provided in subsection 2.1A(ii) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 and 4.2, the Administrative Agent shall make the proceeds of such Revolving Loans and Swing Line Loans advanced to it as set forth above available to the Borrower not later than 3:00 P.M. (New York Time) on the applicable Funding Date by causing the proceeds of all such Revolving Loans and Swing Line Loans, as the case may be, received by the Administrative Agent from the Lenders to be credited to the account of the Borrower at the Funding and Payment Office.

Unless the Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Revolving Loan or Term Loan requested on such Funding Date in Dollars (of which the Administrative Agent will endeavor to provide prompt notice to the Borrower), the Administrative Agent may assume that such Lender has made the amount of such Lender’s Revolving Loan or Term Loan available to the Administrative Agent on such Funding Date in Dollars and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower an amount corresponding to such Lender’s Revolving Loan or Term Loan on such Funding Date, notwithstanding that the Administrative Agent has not yet received such Lender’s Revolving Loan or Term Loan requested on such Funding Date. If the Administrative Agent does so make a Revolving Loan or Term Loan to the Borrower on behalf of such Lender without having received the amount of such Revolving Loan or Term Loan from such Lender by the time herein required, the Administrative Agent shall be entitled to recover such corresponding amount in Dollars on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount in Dollars forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.
D.    The Register. The Administrative Agent, acting for these purposes solely as an agent of the Borrower (it being acknowledged that the Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by the Borrower and by each Lender, but only as to information regarding the Loans made by such Lender, upon reasonable prior notice at reasonable times) at its address referred to in Schedule 10.8 a register for the recordation of, and shall record, the names and addresses of the Lenders and the respective amounts of the Revolving Loan Commitment, Swing Line Loan Commitment, Revolving Loans, Swing Line Loans and Term Loans of each Lender (including principal and stated interest therein) from time to time (the “Register”). The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan, absent manifest error, shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on the Borrower, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.
E.    Optional Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Revolving Loans, Swing Line Loans or Term Loans, substantially in the form of Exhibit IV, Exhibit V or Exhibit VI, respectively, with appropriate insertions.
2.2    Interest on the Loans.
A.    Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Revolving Loan and Term Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate. Subject to the

provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan or Term Loan shall be selected by the Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Revolving Loan or Term Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.
(i)    Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans and Term Loans shall bear interest through maturity as follows:
(a)    if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin; or
(b)    if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin.
(ii)    Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the Base Rate plus the Base Rate Margin.
B.    Interest Periods. In connection with each Eurodollar Rate Loan, the Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Revolving Loan or Term Loan, which Interest Period shall be, at the Borrower’s option, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or, if consented to by all Lenders, twelve months) thereafter, as selected by the Borrower in its Notice of Borrowing; provided that:
(i)    the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;
(ii)    in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;
(iii)    if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(iv)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;
(v)    no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;
(vi)    no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date;
(vii)    there shall be no more than ten (10) Interest Periods outstanding at any time;

(viii)    in the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, the Borrower shall be deemed to have selected an Interest Period of one month.
C.    Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4A(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).
D.    Conversion or Continuation. Subject to the provisions of subsection 2.6, the Borrower shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans or Term Loans equal to $5,000,000 and multiples of $1,000,000 in excess of that amount from Eurodollar Rate Loans to Base Rate Loans (and vice versa) or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto unless the Borrower shall pay compensation to the Lenders in connection therewith pursuant to subsection 2.6D as if such conversion were a prepayment of such Eurodollar Rate Loan on such date.
The Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent duly executed by an Officer of the Borrower (or a designee thereof previously identified in writing by an Officer of the Borrower) no later than 1:00 P.M. (New York Time) (i) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan), and (ii) at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to the Administrative Agent on or before the proposed conversion/continuation date. The Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.
E.    Default Rate. (a) Immediately upon the occurrence and during the continuation of any Event of Default under subsection 8.1, 8.6 or 8.7, or (ii) at the election of the Requisite Lenders, upon the occurrence and during the continuation of any other Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by the Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
F.    Computation of Interest. Interest on the Loans shall be computed on the basis of a 365-day year (or a 366-day year in case of a leap year) with respect to Base Rate Loans bearing interest based on the Prime Rate and otherwise a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
G.    Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by the Borrower with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.
2.3    Fees.
A.    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Margin times the average daily unused amount of the Revolving Loan Commitment Amount (calculated without giving effect to any outstanding Swing Line Loans) of the Revolving Lenders (other than the Defaulting Lenders, if any). The commitment fee shall accrue at all times from the Closing Date to the Revolving Loan Commitment Termination Date, including at any time during which one or more of the conditions in subsection 4.2 is not met, computed on the basis of a 360-day year for the actual number of days elapsed, and shall be due and payable in arrears on and to (but excluding) the last Business Day of each March, June, September and December of each year and on the Revolving Loan Commitment Termination Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the average daily unused amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.
B.    Other Fees. The Borrower agrees to pay to the Administrative Agent such fees in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments.
A.    Prepayments and Reductions in Revolving Loan Commitment Amount.
(i)    Voluntary Prepayments. The Borrower may, upon the Borrower’s written or telephonic notice to the Administrative Agent no later than 1:00 P.M. (New York Time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay, without premium or penalty, any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. The Borrower may, upon the Borrower’s written or telephonic notice (which notice, if telephonic, shall be promptly confirmed in writing) to the Administrative Agent (who will promptly notify each Lender whose Loans are to be prepaid of such prepayment) (A) no later than 10:00 A.M. (New York Time) on the date of prepayment in the case of Base Rate Loans and (B) no later than 1:00 P.M. (New York Time) at least three Business Days’ prior to the date of prepayment in the case of Eurodollar Rate Loans, prepay, at any time and from time to time prepay, without premium or penalty, any Revolving Loans or Term Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(v) and, in the case of Eurodollar Rate Loans, shall be subject to subsection 2.6D.
(ii)    Voluntary Reductions of Revolving Loan Commitments. The Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed by the Borrower in writing to the Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by the Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. The Borrower’s notice to the Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in the Borrower’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4A(v).
(iii)    Mandatory Prepayments Due to Reductions of Revolving Loan Commitment Amount and Currency Fluctuations.
(a)    If at any time for any reason (other than fluctuations in currency exchange rates) the Total Utilization of Revolving Loan Commitments exceeds the Revolving Loan Commitment Amount then in effect, the Borrower shall promptly prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Loans, cash collateralize any outstanding Letters of Credit by depositing the requisite amount, determined after giving credit to existing cash collateral deposits with the Issuing Lenders, with the applicable Issuing Lender) to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall cease to exceed the Revolving Loan Commitment Amount then in effect. At such time as no Event of Default has occurred and is continuing, to the extent any cash collateral previously provided pursuant to this section (1) has not been applied to any Obligations and (2) is no longer required to cause the Total Utilization of Revolving Loan Commitments (less the aggregate amount of remaining cash collateral) to be equal to or less than the Revolving Loan Commitment Amount, such cash collateral shall be released to the Borrower.
(b)    If on any Computation Date, the Administrative Agent determines that the Total Utilization of Revolving Loan Commitments exceeds 105% of the Revolving Loan Commitment Amount then in effect due to a change in applicable rates of exchange between Dollars and any applicable currency, then (1) the Administrative Agent shall promptly notify the Borrower and (2) the Borrower shall promptly prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Loans, cash collateralize any outstanding Letters of Credit by depositing the requisite amount determined after giving credit to existing cash collateral deposits with the Issuing Lenders, with the applicable Issuing Lender) in an amount so that the Total Utilization of Revolving Loan Commitments shall cease to exceed the Revolving Loan Commitment Amount then in effect. At such time as no Event of Default has occurred and is continuing, to the extent any cash collateral previously provided pursuant to this section (1) has not been applied to any Obligations and (2) is no longer required to cause the Total Utilization of Revolving Loan Commitments (less the aggregate amount of remaining cash collateral) to be equal to or less than the Revolving Loan Commitment Amount, such cash collateral shall be released to the Borrower.
(c)    If on any Computation Date, the Administrative Agent determines that the aggregate outstanding undrawn amount of Letters of Credit exceeds 105% of the Letter of Credit Sublimit due to a change in applicable rates of exchange between Dollars and any applicable currency, then (1) the Administrative Agent shall promptly notify the Borrower and (2) the Borrower shall promptly cash collateralize such Letters of Credit in an amount so that the aggregate outstanding principal amount of Letters of Credit (less the aggregate amount of cash collateral for Letters of Credit on deposit with Issuing Lenders) is equal to or less than the Letter of Credit Sublimit. At such time as no Event of Default has occurred and is continuing, to the extent any cash collateral previously provided pursuant to this section (1) has not been applied to any Obligations and (2) is no longer required to cause the aggregate outstanding undrawn amount of Letters of Credit to be equal to or less than the Letter of Credit Sublimit, such cash collateral shall be released to the Borrower.

(iv)    Repayment of Term Loans. The Borrower shall repay the principal amount of the Term Loans on each annual anniversary of the Closing Date in an aggregate amount equal to (i) 5.0% of the Term Loan Amount for the first annual anniversary, (ii) 5.0% of the Term Loan Amount for the second annual anniversary, (iii) 7.5% of the Term Loan Amount for the third annual anniversary and (iv) 10.0% of the Term Loan Amount for the fourth annual anniversary. The Borrower shall pay the entire remaining unpaid principal amount of the Term Loans on the Term Loan Maturity Date.
(v)    Application of Prepayments.
(a)    Application of Voluntary Prepayments. Any voluntary prepayments pursuant to subsection 2.4A(i) shall be applied as specified by the Borrower in the applicable notice of prepayment; provided that in the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof and third to repay outstanding Term Loans in inverse order of maturity.
(b)    Application of Mandatory Prepayments. Any mandatory reduction of the Revolving Loan Commitment Amount pursuant to this subsection 2.4A shall be in proportion to each Revolving Lender’s Pro Rata Share.
(c)    Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering Revolving Loans or Term Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to subsection 2.6D.
B.    General Provisions Regarding Payments.
(i)    Manner and Time of Payment. Except as otherwise expressly provided herein, all payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in Same Day Funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 P.M. (New York Time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day. Except as otherwise expressly provided in subsection 3.3B, all payments by the Borrower hereunder with respect to Obligations in respect of Letters of Credit denominated in a Foreign Currency shall be made to the Administrative Agent, as set forth above, in Dollars in the Dollar Equivalent of the Foreign Currency payment amount and in Same Day Funds.
(ii)    Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and, except as provided in subsection 2.2C, all such payments shall be applied to the payment of interest before application to principal.
(iii)    Apportionment of Payments. Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective applicable Pro Rata Shares. The Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to the Administrative Agent by such Lender, its applicable Pro Rata Share of all such payments received by the Administrative Agent and fees of such Lender, if any, when received by the Administrative Agent pursuant to subsections 2.3 and 3.2. Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its applicable Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv)    Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.
(v)    Defaulting Lenders. Notwithstanding the foregoing clause (i), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with subsection 2.12B.
C.    Payments after Event of Default. Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, all payments received by the Administrative Agent, whether from the Borrower or otherwise shall be applied in full or in part by the Administrative Agent, in each case in the following order of priority:
(i)    to the payment of all costs and expenses of collection or other realization, all other expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, and all amounts for which the Administrative Agent is entitled to compensation (including the fees described in subsection 2.3B), reimbursement and indemnification under any Loan Document and all advances made by the Administrative Agent thereunder for the account of the Borrower, and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;
(ii)    thereafter, to the payment of all other Obligations, in each case, for the ratable benefit of the holders thereof; and
(iii)    thereafter, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
2.5    Use of Proceeds.
A.    Loans. The proceeds of any Loans or other extensions of credit hereunder (a) may be applied by the Borrower for working capital or any other general corporate purposes, including share repurchases, refinancing of existing indebtedness (including the Existing Credit Agreement and the Existing Term Loan Credit Agreement) and acquisitions permitted hereby and (b) shall not be utilized in a manner inconsistent with subsection 5.14.
B.    Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Borrower or any of their Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.
2.6    Special Provisions Governing Loans based on the Eurodollar Rate.
Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate as to the matters covered:
A.    Determination of Applicable Interest Rate. On each Interest Rate Determination Date, the Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the Eurodollar Rate that shall apply to the Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each applicable Lender.
B.    Inability to Determine Applicable Interest Rate. If with respect to any Interest Period:

(i)    the Administrative Agent determines that, or the Requisite Lenders determine and advise the Administrative Agent that, deposits in Dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such Interest Period; or
(ii)    the Administrative Agent otherwise determines, or the Requisite Lenders determine and advise the Administrative Agent (which determination shall be binding and conclusive on all parties), that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or
(iii)    the Administrative Agent determines, or the Requisite Lenders determine and advise the Administrative Agent, that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to the Lenders of maintaining or funding a Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate for such Interest Period, or that the making or funding of Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;
then the Administrative Agent shall promptly notify the affected parties and (A) in the event of any occurrence described in the foregoing clause (i) the Borrower shall enter into good faith negotiations with each affected Lender in order to determine an alternate method to determine the Eurodollar Rate for such Lender, and during the pendency of such negotiations with any Lender, such Lender shall be under no obligation to make any new Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate, and (B) in the event of any occurrence described in the foregoing clauses (ii) or (iii), for so long as such circumstances shall continue, no Lender shall be under any obligation to make any new Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate.
C.    Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination. The Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan or Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate then being requested by the Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan as to which the interest rate is not determined by reference to the Eurodollar Rate, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans as to which the interest rate is not determined by reference to the Eurodollar Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan or Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate then being requested by the Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all

Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. The Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate in accordance with the terms of this Agreement.
D.    Compensation For Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon prompt written request by that Lender pursuant to subsection 2.8A, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its applicable Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C or the first paragraph following subsection 8.12) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other default by the Borrower in the repayment of its Eurodollar Rate Loans on a date prior to the last day of the Interest Period therefor. Breakage cost loss shall consist of an amount equal to the excess, if a positive number, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein (excluding, however, the Eurodollar Rate Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. Notwithstanding the foregoing, no compensation will be payable to any Lender with respect to the repayment of the term loan issued under the Existing Term Loan Credit Agreement contemplated by subsection 4.1G hereof.
E.    Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender to the extent that it is necessary or useful to facilitate the transactions contemplated by this Agreement, so long as such action does not, by itself, upon the taking of such action, knowingly cause the Borrower to incur any Obligation under subsection 2.7.
F.    Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.
G.    Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of an Event of Default, (i) the Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by the Borrower.

2.7    Increased Costs; Taxes; Capital Adequacy.
A.    Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:
(i)    subjects such Lender to any Taxes on its Loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);
(ii)    imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or
(iii)    imposes any other condition, cost or expense (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the interbank Eurodollar market;
and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making, continuing, converting to or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, the Borrower shall pay to such Lender, within ten (10) Business Days after receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion may reasonably determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. The Borrower shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than 180 days prior to the date on which such Lender notifies the Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such 180 day time limitation shall apply to such period of retroactivity, so long as such Lender requests compensation within 180 days from the date on which the applicable Government Authority informed such Lender of such Change in Law.
B.    Taxes.
(i)    Payments to Be Free and Clear. Any and all payments by or on account of any obligation of the Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.
(ii)    Grossing-up of Payments. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by (or on account of) the Borrower to the Administrative Agent or any Lender under any of the Loan Documents:
(a)    the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;
(b)    the Borrower shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;
(c)    unless such Tax is an Excluded Tax, the sum payable by the Borrower shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this subsection 2.7B(ii)), the Administrative

Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and
(d)    as soon as practical after the due date of payment of any Tax which it is required by clause (b) above to pay, the Borrower shall deliver to the Administrative Agent the original or a certified copy of an official receipt or other document reasonably satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.
(iii)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after the date the Administrative Agent or such Lender (as the case may be) makes written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(iii)) paid by (or required to be withheld or deducted on payments to) the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(iv)    Tax Status of Lenders. Unless not legally entitled to do so:
(a)    any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to United States backup withholding or information reporting requirements;
(b)    any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of the Borrower or the Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without United States withholding or at a reduced rate of withholding;
(c)    without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of the Borrower or the Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:
(1)    properly completed and duly executed copies of Internal Revenue Service Form W-8BEN-E (or equivalent) claiming eligibility for benefits of an income tax treaty to which the United States is a party, or
(2)    properly completed and duly executed copies of Internal Revenue Service Form W-8ECI, or
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Internal Revenue Code, (A) a duly executed certificate in substantially the form of Exhibit IX to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-

percent shareholder (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN-E,
(4)    properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax, in each case together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made, if any;
(d)    without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to the Administrative Agent and the Borrower (in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion):
(1)    duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and
(2)    duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;
(e)    without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code), shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and
(f)    without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to the Administrative Agent and the Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.
(v)    FATCA. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(vi)    Refunds and Tax Credits. If the Administrative Agent or any Lender becomes aware that it is entitled to claim a refund (or a tax credit in lieu of a refund) from a Government Authority or other taxation authority in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this subsection 2.7B it shall promptly notify the Borrower of the availability of such refund (or a tax credit in lieu of a refund) claim and shall, within 30 days after receipt of a request by the Borrower, make a claim to such Government Authority or taxation authority for such refund (or a tax credit in lieu of a refund) at the Borrower’s expense. If the Administrative Agent or any Lender receives a refund (or a tax credit in lieu of a refund) (including pursuant to a claim made pursuant to the preceding sentence) in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this subsection 2.7B, it shall pay over such refund (or amount of such tax credit in lieu of a refund) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this subsection 2.7B with respect to the Indemnified Taxes or Other Taxes giving rise to such refund (or a tax credit in lieu of a refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Government Authority or taxation authority with respect to such refund (or a tax credit in lieu of a refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority or taxation authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund (or the amount of such tax credit in lieu of a refund) to such Government Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this paragraph (vi), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (vi) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.
(vii)    Indemnification of the Administrative Agent. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for any Taxes (but, in the case of Indemnified Taxes and Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are payable or paid by the Administrative Agent (including any Taxes attributable to such Lender’s failure to comply with the provisions of subsection 10.1C relating to the maintenance of a Participant Register), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (vii). The agreements in this paragraph (vii) shall survive the resignation and/or replacement of the Administrative Agent.
(viii)    Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this subsection 2.7B shall survive the payment in full of the Obligations and the termination of the Commitments.
(ix)    Payment of Other Taxes. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(x)    FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the date hereof, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement (and the loans provided hereby) as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
C.    Capital Adequacy Adjustment. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or any corporation controlling such Lenders, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lenders, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such Lender, to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or any controlling corporation with regard to capital adequacy), then from time to time, within ten Business Days after receipt by the Borrower from such Lender of the statement referred to in subsection 2.8A, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. The Borrower shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than 180 days prior to the date on which such Lender notifies the Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such 180 day time limitation shall apply to such period of retroactivity, so long as such Lender requests compensation within 180 days from the date on which the applicable Government Authority informed such Lender of such Change in Law.
2.8    Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate.
A.    Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall, as promptly as practical, deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
B.    Mitigation. Each Lender and each Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or such Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or such Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or such Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or such Issuing Lender through another lending or letter of credit office of such Lender or such Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or such Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or such Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or such Issuing Lender; provided that such Lender or such Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless the Borrower agrees to pay all incremental expenses incurred by such Lender or such Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.
2.9    Replacement of a Lender.
If (i) the Borrower receives notice that the Borrower may incur Obligations under subsection 2.7 through a written statement under subsection 2.8A from the Administrative Agent or a Lender or otherwise (other than for breakage costs under subsection 2.6D), (ii) a Lender is a Defaulting Lender, (iii) a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires the consent of such Lender and such amendment, modification or waiver has been approved by the Requisite Lenders, or (iv) a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Event of Default shall have occurred and be continuing and the Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements reasonably acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to the Borrower pursuant to subsection 2.8 upon 10 days prior written notice to the Subject Lender and the Administrative Agent and/or is unwilling to remedy its default upon three days prior written notice to the Subject Lender and the Administrative Agent, the Borrower may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to the Administrative Agent by the Borrower or the assignee, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of the Administrative Agent (if required) and the receipt by the Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender.
2.10    Increase in Commitments.
The Borrower at its option may, from time to time, seek to (i) request one or more term loans (each an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) and/or (ii) increase the aggregate Revolving Loan Commitments (each such increase, an “Incremental Revolving Commitment” and, together with the Incremental Term Loans, the “Incremental Facilities”) by up to an aggregate amount of $1,000,000,000 upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such Incremental Facility (which shall be in a minimum amount of $25,000,000 and in multiples of $5,000,000 in excess thereof (or such lesser amount and/or increments to which the Administrative Agent may agree)) and shall certify that no Default or Event of Default has occurred and is continuing. After delivery of such notice, the Borrower, in consultation with the Administrative Agent, may offer the Incremental Facility (which may be declined by any Lender in its sole discretion and any Lender which does not respond to a request to extend an Incremental Facility shall be deemed to have declined to do so) on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other lenders or entities reasonably acceptable to the Administrative Agent, the Issuing Banks (in the case of an Incremental Revolving Commitment) and the Borrower. No Incremental Facility shall become effective until the existing or new Lenders extending such Incremental Facility and the Borrower shall have delivered to the Administrative Agent a document in form and substance reasonably satisfactory to the Administrative Agent and the Borrower pursuant to which (i) any such existing Lender providing or increasing a commitment in respect of such Incremental Facility agrees to the amount of its portion of the Incremental Facility, (ii) any such new lender providing a commitment in respect of such Incremental Facility agrees to its portion of the Incremental Facility and agrees to assume and accept the obligations and rights of a Revolving Lender and/or Term Loan Lender hereunder, as applicable, (iii) the Borrower accepts such Incremental Facility, (iv) the effective date of any Incremental Facility is specified by the Borrower and the lenders providing or increasing their respective commitments in respect of such Incremental Facility and (v) the Borrower certifies that on such date the conditions for a new Loan set forth in subsection 4.02 are satisfied. The terms of any Incremental Term Loan shall, taken as a whole, be substantially identical to, or less favorable to the lenders making such Incremental Term Loan than, the terms applicable to Term Loans hereunder, except that (A) the Borrower and the Administrative Agent may amend this Agreement and the other Loan Documents to implement such mechanical and conforming changes as the Borrower and the Administrative Agent deem appropriate, (B) the maturity date of any Incremental Term Loan shall be no earlier than the Term Loan Maturity Date, (C) the interest rate margins and other economic terms, amortization schedule, prepayment terms, and currency applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder and (D) the foregoing limitation upon the terms of any Incremental Term Loan shall not apply to covenants or other provisions applicable only to periods after the latest Term Loan Maturity Date. Each Incremental Term Loan shall be made pursuant to an amendment, restatement or amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each lender under such Incremental Term Loan and the Administrative Agent, in each case without the need to obtain the consent of any other Person. Each Incremental Term Loan Amendment may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this subsection 2.10. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such Incremental Term Loan Amendments. Upon the effectiveness of any Incremental Revolving Commitment pursuant hereto, (i) each Revolving Lender (new or existing) shall be deemed to have accepted an assignment at par from the existing Revolving Lenders, and the existing Revolving Lenders shall be deemed to have made an assignment at par to each new or existing Revolving Lender accepting a new or increased Revolving Loan Commitment, of an interest in each then outstanding Loan (in each case, on the terms and conditions set forth in the Assignment and Assumption) and (ii) the credit exposure to the Borrower hereunder in respect of Swing Line Loans and Letters of Credit of the existing and new Revolving Lenders shall be automatically adjusted such that, after giving effect to such assignments and adjustments, all credit exposure to the Borrower hereunder is held ratably by the Revolving Lenders in proportion to their respective Revolving Loan Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for, and substantially contemporaneously with the payment to the assigning Revolving Lenders of, the principal amount assigned plus accrued and unpaid interest and commitment and Letter of Credit fees relating to such principal amount. Payments received by assigning Revolving Lenders pursuant to this subsection 2.10 in respect of the principal amount of any Eurodollar Loan shall, for purposes of subsection 2.6D, be deemed prepayments of such Loan. Any Incremental Facility pursuant to this subsection 2.10 shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request. Notwithstanding anything in subsection 10.6 or elsewhere herein to the contrary, no consent of any Lender (other than the Lenders agreeing to new or increased commitments) shall be required for any Incremental Facility provided or Loan made pursuant to this subsection 2.10. This subsection 2.10 shall supersede any provisions in subsections 10.1B, 10.5 or 10.6 to the contrary. In no event shall any Incremental Facility established pursuant to this subsection 2.10 result in the sum of the Total Utilization of Revolving Loan Commitments plus the aggregate amount of undrawn Revolving Loan Commitments plus the aggregate amount of all Term Loans and Incremental Term Loans made hereunder exceed $3,720,000,000.
2.11    Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
A.    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in subsection 10.6.
B.    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to subsection 10.4), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders and/or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Lender and or the Swing Line Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Loans or Letters of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Issuing Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, any Issuing Lenders or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or funded participations in Swing Line Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Loans or funded participations in Swing Line Loans or Letters of Credit were made at a time when the conditions set forth in subsection 4.2 or 4.3, as applicable were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swing Line Loans or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or funded participations in Swing Line Loans or Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this subsection 2.11B shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
C.    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to subsection 2.1A and subsection 3.3, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Loan Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (A) the Revolving Loan Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Loans of that Lender.
D.    Cash Collateral for Letters of Credit. Within three Business Days following demand by an Issuing Lender or Administrative Agent from time to time, the Borrower shall deliver to Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure with respect to such Issuing Lender (after giving effect to subsection 2.12C) on terms reasonably satisfactory to Administrative Agent and such Issuing Lender (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in a separate account with Administrative Agent, subject to the exclusive dominion and control of Administrative Agent, as collateral (solely for the benefit of such Issuing Lender) for the payment and performance of each Defaulting Lender’s Pro Rata Share of outstanding Letter of Credit Usage. Moneys in such account shall be applied by Administrative Agent to reimburse such Issuing Lender immediately for each Defaulting Lender’s Pro Rata Share of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower (including, without limitation, through a Loan) or such Defaulting Lender. If the Borrower is no longer required to provide an amount of cash collateral hereunder, then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower promptly following the termination of such requirement.
E.    Prepayment of Swing Line Loans. If a reallocation of the Pro Rata Share of each non-Defaulting Lender in an outstanding Swing Line Loan in accordance with subsection 2.12C, cannot, or can only partially, be effected, then, promptly on demand by any the Swing Line Lender or the Administrative Agent from time to time, the Borrower shall prepay Swing Line Loans in the amount of all Fronting Exposure with respect to the Swing Line Lender.

F.    Certain Fees. For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any commitment fee pursuant to subsection 2.3A (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any Letter of Credit commissions pursuant to subsection 3.2(i)(B) otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which the Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to such Issuing Lender pursuant to subsection 2.12D, but instead, the Borrower shall pay to the non-Defaulting Lenders the amount of such Letter of Credit commissions in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to subsection 2.12C (but excluding any portion of such commissions attributable to the portion of the Fronting Exposure which has been cash collateralized by the Borrower), with the balance of such fee, if any, payable to the Issuing Lender for its own account.
G.    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swing Line Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to subsection 2.12C), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
2.12    Extension of Maturity Date.
A.    Requests for Extension. The Borrower may, by notice to the Administrative Agent (which shall promptly notify the applicable Lenders) not earlier than 60 days and not later than 35 days prior to each anniversary of the Closing Date (each an “Extension Date”), request that each Revolving Lender and/or Term Loan Lender, as applicable, (i) extend such Revolving Lender’s Revolving Loan Commitment Termination Date for an additional one year from the Revolving Loan Commitment Termination Date then in effect hereunder (the “Existing Revolving Commitment Termination Date”) and/or (ii) extend such Term Loan Lender’s Term Loan Maturity Date for an additional one year from the Term Loan Maturity Date then in effect hereunder (the “Existing Term Loan Maturity Date”), in each case, for a maximum total extension of two years.
B.    Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is ten (10) Business Days after receipt of notice from the Administrative Agent of the Borrower’s request for an extension (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each such Lender that determines to so extend its Revolving Loan Commitment Termination Date and/or Term Loan Maturity Date, as applicable, being an “Extending Lender” and each Lender that determines not to so extend its Revolving Loan Commitment Termination Date and/or Term Loan Maturity Date, as applicable, being a “Non-Extending Lender”). In the event that a Lender that does not so advise the Administrative Agent on or before the Notice Date such Lender shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
C.    Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this subsection no later than the date 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).
D.    Additional Lenders. If (and only if) the Requisite Lenders have agreed to extend the Revolving Loan Commitment Termination Date and/or Term Loan Maturity Date, as applicable, then in effect hereunder, the Borrower shall have the right at any time prior to the date thirty (30) days prior to the existing Revolving Loan

Commitment Termination Date and/or Term Loan Maturity Date, as applicable, applicable to any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement, one or more Persons which would be permitted assignees pursuant to subsection 10.1 (each, an “Additional Lender”) in accordance with the provisions contained in subsection 10.1; provided that (i) each of such Additional Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Lender shall, effective as of the date of the Assignment and Assumption, (a) undertake a Revolving Loan Commitment (and, if any such Additional Lender is already a Revolving Lender, its Revolving Loan Commitment shall be in addition to such Revolving Lender’s Revolving Loan Commitment hereunder on such date) and/or (b) purchase such Non-Extending Lender’s outstanding Term Loans, as applicable, and (ii) the Non-Extending Lender assignor shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts then due and payable to it hereunder, as applicable, from the Additional Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).
E.    Minimum Extension Requirement. If (and only if) the Requisite Lenders have agreed so to extend the Revolving Loan Commitment Termination Date and/or Term Loan Maturity Date, as applicable, then in effect hereunder as described in this subsection 2.12, then, effective as of such Extension Date, the Revolving Loan Commitment Termination Date and/or Term Loan Maturity Date, as applicable, of each Extending Lender and each Additional Lender shall be extended to the date falling one year after the Existing Revolving Commitment Termination Date and/or the Existing Term Loan Maturity Date, as applicable, (except that, if such date is not a Business Day, such date shall be the next preceding Business Day) and each Additional Lender shall thereupon become a “Lender” for all purposes of this Agreement; provided, however, that there shall be no change in the Existing Revolving Commitment Termination Date and/or the Existing Term Loan Maturity Date, as applicable, of any Non-Extending Lender.
F.    Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Revolving Loan Commitment Termination Date and/or Term Loan Maturity Date, as applicable, pursuant to this subsection shall not be effective with respect to any Lender unless:
(i)    no event shall have occurred and be continuing or would result from giving effect to such extension that would constitute an Event of Default or a Potential Event of Default;
(ii)    the representations and warranties contained herein (other than subsection 5.4) and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;
(iii)    since the date of the most recent audited financial statements delivered to the Administrative Agent pursuant to subsection 6.1, there shall not have occurred any event, circumstance or development that constitutes or has had or that could reasonably be expected to constitute or have a Material Adverse Effect;
(iv)    the Borrower shall have delivered to the Administrative Agent a certificate of its chief financial officer or treasurer as to the satisfaction of conditions set forth in clauses (i)-(iii) immediately above on the date of the applicable extension; and
(v)    on the Revolving Loan Commitment Termination Date and/or Term Loan Maturity Date, as applicable, of each Non-Extending Lender, the Non-Extending Lender shall have received non-ratable payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts then due and payable to it hereunder, as applicable, from the Borrower and, if applicable, the Revolving Loan Commitment of such Non-Extending Lender shall be terminated. The applicable Pro Rata Shares of the remaining Revolving Lenders and/or Term Loan Lenders, as applicable, shall be revised as of such date.

G.    Conflicting Provisions. This subsection shall supersede any provisions in subsections 10.4, 10.5 or 10.6 to the contrary.
Section 3.    LETTERS OF CREDIT
3.1    Issuance of Letters of Credit and Revolving Lenders’ Purchase of Participations Therein.
A.    Letters of Credit. The Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that any Revolving Lender issue one or more Letters of Credit, denominated in the applicable Agreed Currency or Agreed Currencies requested by the Borrower, for the account of the Borrower or any Subsidiary thereof for the general corporate purposes of the Borrower or such Subsidiary; provided, that, except as set forth in subsection 3.1D, no Lender shall be obligated to issue any Letter of Credit, each Revolving Lender may agree or decline to issue any Letter of Credit in its sole discretion and a Revolving Lender’s agreement to issue one or more requested Letters of Credit shall not obligate it to renew or amend such Letters of Credit or to issue any other Letters of Credit; provided, further, that for all Letters of Credit, including Letters of Credit issued for the account of any Subsidiary of the Borrower, the Borrower shall be the obligor with respect to the obligations related thereto. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, such Issuing Lender shall issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that the Borrower shall not request that any Issuing Lender issue (and no Issuing Lender shall issue):
(i)    any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;
(ii)    any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed the Letter of Credit Sublimit then in effect;
(iii)    any Letter of Credit in a Foreign Currency if, after giving effect to such issuance the Letter of Credit Usage with respect to Letters of Credit denominated in a Foreign Currency would exceed the Letter of Credit Foreign Currency Sublimit;
(iv)    any Letter of Credit having an expiration date later than the earlier of (a) the fifth (5th) Business Day prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Letter of Credit; provided that (1) Letters of Credit may have an expiration date after the Revolving Loan Commitment Termination Date if all obligations associated with any Letter of Credit expiring after the Revolving Loan Commitment Termination Date are cash collateralized or otherwise supported in a manner reasonably satisfactory to the Administrative Agent and such Issuing Lender on or prior to the fifth (5th) Business Day prior to the Revolving Loan Commitment Termination Date and, except with respect to drawings made under any such Letter of Credit prior to the Revolving Loan Commitment Termination Date, each Revolving Lender (other than such Issuing Lender) shall be released from its obligation to participate in such Letter of Credit on the Revolving Loan Commitment Termination Date, (2) the preceding clause (b) shall not prevent such Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period and (3) such Issuing Lender shall elect not to extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension; or
(v)    any Letter of Credit if the beneficiary thereof is a Sanctioned Person.
Notwithstanding anything contained in this Agreement, no Issuing Lender shall be under any obligation to issue any Letter of Credit if (i) such Issuing Lender has received written notice that the conditions precedent set forth in subsection 4.3 have not been satisfied or (ii) a default of any Lender’s obligations to fund under subsection 3.3C exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless such Issuing Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to such Issuing Lender to eliminate such Issuing Lender’s risk with respect to any such Defaulting Lender’s reimbursement obligations hereunder (after giving effect to subsection 2.12C).
B.    Mechanics of Issuance.
(i)    Request for Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to an Issuing Lender and the Administrative Agent a Request for Issuance duly executed by an Officer of the Borrower (or a designee thereof previously identified in writing by an Officer of the Borrower) no later than 1:00 P.M. (New York Time) at least three Business Days (or such shorter period as may be agreed to by such Issuing Lender in any particular instance), in advance of the proposed date of issuance. Such Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of subsection 10.8, and not in limitation thereof, the Borrower may submit Requests for Issuance by telefacsimile and the Administrative Agent and such Issuing Lender may rely and act upon any such Request for Issuance without receiving an original signed copy thereof.
The Borrower shall notify such Issuing Lender prior to the issuance of any Letter of Credit in the event that any of the matters to which the Borrower is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, the Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which the Borrower is required to certify in the applicable Request for Issuance.
(ii)    Determination of the Issuing Lenders. Upon receipt by an Issuing Lender of a Request for Issuance pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, such Issuing Lender shall issue such Letter of Credit, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by such Issuing Lender, when aggregated with such Issuing Lender’s outstanding Revolving Loans and Swing Line Loans, may exceed the amount of such Issuing Lender’s Revolving Loan Commitment then in effect.
(iii)    Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, such Issuing Lender shall issue the requested Letter of Credit in accordance with such Issuing Lender’s standard operating procedures.
(iv)    Notification to the Revolving Lenders. Upon the issuance of or amendment to any Letter of Credit such Issuing Lender shall promptly notify the Borrower of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice, the Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Letter of Credit or amendment, and, if so requested by a Revolving Lender, the Administrative Agent shall provide such Revolving Lender with a copy of such Letter of Credit or amendment.
C.    Revolving Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from such Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.
D.    Existing Letters of Credit. Upon the effectiveness of this Agreement, each Existing Letter of Credit shall, without any further action by any party, be deemed to have been issued as a Letter of Credit hereunder by the Revolving Lender indicated on Schedule 1.1 on the date of such effectiveness and shall for all purposes hereof be treated as a Letter of Credit under this Agreement and such Revolving Lender shall be the “Issuing Lender” hereunder with respect thereto.

3.2    Letter of Credit Fees.
The Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:
(i)    with respect to each outstanding Letter of Credit, (A) a fronting fee, payable directly to the applicable Issuing Lender for its own account, in an amount agreed to between the Borrower and such Issuing Lender and (B) a letter of credit fee, payable to the Administrative Agent for the account of the Revolving Lenders, equal to the applicable Eurodollar Rate Margin plus, for as long as any increased rates of interest apply pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Letter of Credit, such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each March, June, September and December of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and
(ii)    with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined in Dollars as of the close of business on any date of determination.
3.3    Drawings and Reimbursement of Amounts Paid Under Letters of Credit.
A.    Responsibility of the Issuing Lenders With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, such Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.
B.    Reimbursement by the Borrower of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify the Borrower and the Administrative Agent, and the Borrower agrees to reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars (or in the applicable Foreign Currency, if such Letter of Credit is denominated in a Foreign Currency) and in Same Day Funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, unless the Borrower shall have notified the Administrative Agent and such Issuing Lender prior to 12:00 noon (New York Time) on the date such drawing is honored that the Borrower intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, (i) the Borrower shall be deemed to have given a timely Notice of Borrowing to the Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the Dollar Equivalent of the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in Dollars in the Dollar Equivalent of the amount of such payment, the proceeds of which shall be applied directly by the Administrative Agent to reimburse such Issuing Lender for the amount of such payment, and provided, further that if the Borrower has not provided such notice and for any reason proceeds of a Swing Line Loan or Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, the Borrower shall reimburse such Issuing Lender, on demand, in an amount in Dollars and in Same Day Funds equal to the excess of the Dollar Equivalent of the amount of such payment over the aggregate amount of such Swing Line Loan or Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and the Borrower shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B. During the continuance of an Event of Default, if the Administrative

Agent receives any cash collateral in respect of any outstanding Letter of Credit, such cash collateral shall be held by the Administrative Agent for the ratable benefit of the Revolving Lenders.
C.    Payment by the Revolving Lenders of Unreimbursed Amounts Paid Under Letters of Credit.
(i)    Payment by the Revolving Lenders. In the event that the Borrower shall fail for any reason to reimburse an Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify the Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share (after giving effect to any Revolving Loans made by such Revolving Lender under subsection 3.3B in respect of such drawing). Each Revolving Lender (other than such Issuing Lender) shall make available to the Administrative Agent an amount equal to its respective participation, in Dollars, in Same Day Funds, at the Funding and Payment Office, not later than 1:00 P.M. (New York Time) on the first Business Day after the date notified by the Administrative Agent, and the Administrative Agent shall make available to such Issuing Lender in Dollars, in Same Day Funds, at the office of such Issuing Lender on such Business Day the aggregate amount of the payments so received by the Administrative Agent. In the event that any Revolving Lender fails to make available to the Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of the Administrative Agent to recover, for the benefit of the Revolving Lenders, from such Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payments were made by the Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.
(ii)    Distribution to Revolving Lenders of Reimbursements Received From the Borrower. In the event an Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and the Administrative Agent or such Issuing Lender thereafter receives any payments from the Borrower in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by such Issuing Lender, it shall distribute such payment to the Administrative Agent, and the Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by the Administrative Agent or by such Issuing Lender from the Borrower. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4B(iii).
D.    Interest on Amounts Paid Under Letters of Credit.
(i)    Payment of Interest by the Borrower. The Borrower agrees to pay to the Administrative Agent, with respect to payments under any Letters of Credit issued by an Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day year (or 366-day year in case of a leap year) for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii)    Distribution of Interest Payments by the Administrative Agent. Promptly upon receipt by the Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) the Administrative Agent shall distribute to (x) each Lender (including such Issuing Lender) out of the interest received by the Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (y) such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and (b) in the event such Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, the Administrative Agent shall distribute to each Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Lender’s Pro Rata Share of any interest received by the Administrative Agent in respect of that portion of such payment so made by the Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by the Borrower. Any such distribution shall be made to a Lender at the account specified in subsection 2.4B(iii).
3.4    Obligations Absolute.
The obligation of the Borrower to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by the Revolving Lenders pursuant to subsection 3.3B and the obligations of the Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:
(i)    any lack of validity or enforceability of any Letter of Credit;
(ii)    the existence of any claim, set-off, defense or other right which the Borrower or any Revolving Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), such Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against the Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);
(iii)    any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    payment by such Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;
(v)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries;
(vi)    any breach of this Agreement or any other Loan Document by any party thereto;
(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or
(viii)    the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by such Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).
3.5    Nature of Issuing Lender’s Duties.
As between the Borrower and each Issuing Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by each Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.
In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower.
Notwithstanding anything to the contrary contained in this subsection 3.5, the Borrower shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.
3.6    Applicability of UCP/ISP98.
Unless otherwise expressly agreed by an Issuing Lender and the Borrower, when a Letter of Credit is issued, the rules of the Uniform Customs and Practice for Documentary Credits (UCP 600), as most recently published by the International Chamber of Commerce at the time of issuance (the “UCP”) and/or the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590 (the “ISP98”), shall apply to each Letter of Credit.
Section 4.    CONDITIONS TO LOANS AND LETTERS OF CREDIT
The obligations of the Lenders to make Loans and the issuance or continuation of Letters of Credit hereunder are subject to the satisfaction of the following conditions.
4.1    Conditions to Closing.
This Agreement shall become effective upon satisfaction of the following conditions, upon which the Closing Date shall occur:
A.    Loan Documents. The Borrower shall deliver to the Lenders (or to the Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated the date hereof:

(i)    Copies of the Organizational Documents of the Borrower, certified by the Secretary of State of the Borrower’s jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the Borrower, together, to the extent reasonably available, with a good standing certificate from the appropriate governmental officer of its jurisdiction of organization dated as of a recent date prior to the date hereof;
(ii)    Resolutions of the Governing Body of the Borrower approving and authorizing the execution, delivery and performance of the Loan Documents, certified as of the date hereof by the secretary or similar officer of the Borrower as being in full force and effect without modification or amendment;
(iii)    Signature and incumbency certificates of the officers of the Borrower executing a Loan Document;
(iv)    Executed originals of the Loan Documents; and
(v)    Such other opinions, documents or materials as Administrative Agent or any Lender may reasonably request in writing not later than three (3) Business Days prior to the Closing Date.
B.    Fees. The Borrower shall have paid all accrued and unpaid fees and expenses contemplated to be paid by the Borrower on or before the Closing Date in connection with the transactions contemplated hereby for which invoices have been submitted on or before the Closing Date.
C.    Officer’s Certificate. The Borrower shall have delivered to the Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to the Administrative Agent, (i) to the effect that the representations and warranties in Section 5 are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects on and as of such earlier date); provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition, (ii) to the effect that, after giving effect to the transactions contemplated by this Agreement on the Closing Date, no Event of Default or Potential Event of Default has occurred and is continuing, (iii) to the effect that the Borrower has satisfied the conditions set forth in subsections 4.1 and 4.2, as applicable and (iv) certifying the Debt Ratings issued most recently prior to the Closing Date.
D.    Opinions of Counsel. The Lenders (or the Administrative Agent with sufficient copies for each Lender) shall have received executed copies of the opinions of Mark J. Isaacson, general counsel for the Borrower and Dorsey & Whitney LLP, special counsel for the Borrower, all dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.
E.    Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. The Borrower shall have obtained (a) all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and (b) all Governmental Authorizations and consents necessary for the continued operation of the business conducted by the Borrower and its Subsidiaries in substantially the same manner as conducted prior to the date hereof, except where the failure to obtain such Governmental Authorizations described in the foregoing clause (b) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, except in each case not specifically relating to the transactions contemplated by the Loan Documents where such action, request for stay, petition for review or rehearing, reconsideration or appeal, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
F.    Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Administrative Agent, acting on behalf of the Lenders, and its counsel shall be reasonably satisfactory in form and substance to the Administrative Agent and such counsel, and the Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request.
G.    Repayment of Indebtedness. The Administrative Agent shall have received satisfactory evidence that all principal, interest, fees and other amounts owing under (i) the Existing Credit Agreement (other than contingent obligations in respect of letters of credit issued thereunder which become Letters of Credit under this Agreement and inchoate indemnity obligations) and (ii) the Existing Term Loan Credit Agreement (other than inchoate indemnity obligations) have been (or shall substantially contemporaneously with the effectiveness hereof be) repaid in full (it being understood that such amounts may be repaid out of the proceeds of Loans hereunder).
H.    Patriot Act. The Borrower shall have provided to the Administrative Agent the documentation and other information reasonably requested by the Administrative Agent or a Lender in order to comply with the requirements of the Act.
4.2    Conditions to All Loans.
The obligations of the Lenders to make any Revolving Loans, Swing Line Loans and Term Loans on any Funding Date are, in addition to the conditions precedent specified in subsection 4.1, subject to prior or concurrent satisfaction of the following conditions:
A.    Notice of Borrowing. The Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of the Borrower.
B.    Representations and Warranties True; No Default; Etc. As of that Funding Date:
(i)    the representations and warranties contained herein (other than subsection 5.4) and in the other Loan Documents shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;
(ii)    no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default; and
(iii)    no order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain any applicable Lender from making the Loans to be made by it on that Funding Date, provided that such order, judgment or decree shall not impair the obligation of any other Lender to fund a Revolving Loan as of such Funding Date.
4.3    Conditions to Letters of Credit.
The issuance of any Letter of Credit hereunder (whether or not an Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A.    On or before the date of issuance of such Letter of Credit, the Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of the Borrower, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.
B.    On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.
Section 5.    REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent and the Lenders to enter into this Agreement, to induce the Lenders to make the Loans hereunder, to induce the Issuing Lenders to issue Letters of Credit and to induce Lenders to purchase participations therein, the Borrower hereby represents and warrants to each Lender, both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed to be made on the Closing Date and on such other dates as set forth in subsection 4.2 or 4.3, as applicable, that:
5.1    Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.
A.    Organization and Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower has the corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
B.    Qualification and Good Standing. The Borrower is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect.
C.    Conduct of Business. The Borrower is engaged only in the businesses permitted to be engaged in pursuant to subsection 7.10.
D.    Subsidiaries. All of the subsidiaries of the Borrower as of the Closing Date and their jurisdictions of organization as of the Closing Date are listed in Schedule 5.1. The Capital Stock of each of the Domestic Subsidiaries of the Borrower is duly authorized, validly issued, fully paid and (except for any interest as a general partner) nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Domestic Subsidiaries of the Borrower is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, has all requisite organizational power and authority to own and operate its properties and to carry on its business as now conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority would not reasonably be expected to result in a Material Adverse Effect.
5.2    Authorization of Borrowing, etc.
A.    Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary organizational action on the part of the Borrower.
B.    No Conflict. The execution, delivery and performance by the Borrower of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to the Borrower, the Organizational Documents of the Borrower or any order, judgment or decree of any court or other Government Authority binding on the Borrower, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual

Obligation of the Borrower which would reasonably be expected to result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower not permitted under subsection 7.2, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Borrower, except for such approvals or consents which have been obtained on or before the Closing Date and disclosed in writing to the Lenders as to material Contractual Obligations and except to the extent such failure to obtain such approval or consent would not reasonably be expected to result in a Material Adverse Effect.
C.    Governmental Consents. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization except for any Governmental Authorization required in connection with the conduct of business of the Borrower in the ordinary course.
D.    Binding Obligation. Each of the Loan Documents has been duly executed and delivered by the Borrower thereto and is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
5.3    Financial Condition.
The Borrower has heretofore delivered to the Lenders, at the Lenders’ request, the, as applicable, audited or unaudited consolidated balance sheets, statements of income and cash flows of the Borrower and its subsidiaries as at and for the Fiscal Year ended December 31, 2015 and for the Fiscal Quarter ended September 30, 2016, it being understood and agreed that the filing of the Borrower’s Form 10‑K for such Fiscal Year and Form 10-Q for such Fiscal Quarter with the SEC shall constitute such delivery. Subject, in the case of such unaudited statements, to the absence of footnotes and customary year-end audit adjustments, all such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended. Neither the Borrower nor any of its Subsidiaries has any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment not incurred in the ordinary course of business that as of the Closing Date, is not reflected in the Borrower’s audited consolidated balance sheets, statements of income and cash flows of the Borrower and its subsidiaries as at and for the Fiscal Year ended December 31, 2015 or in the Borrower’s unaudited consolidated balance sheets, statements of income and cash flows of the Borrower and its subsidiaries as at the Fiscal Quarter ended September 30, 2016 or the notes thereto, or described in Schedule 7.1, that would reasonably be expected to have a Material Adverse Effect.
5.4    No Material Adverse Effect.
Since December 31, 2015, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.
5.5    Title to Properties; Intellectual Property.
A.    The Borrower and its Subsidiaries have good title or a valid leasehold interest in and to all of their respective properties and assets reflected as owned or leased in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise not prohibited under subsection 7.7 and except for defects and irregularities that would not reasonably be expected to result in a Material Adverse Effect.

B.    The Borrower and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate would not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except for such claims that in the aggregate would not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
5.6    Litigation; Adverse Facts.
There are no Proceedings (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any property or assets of the Borrower or any of its Subsidiaries and that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary of the Borrower (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
5.7    Payment of Taxes.
All federal and all other material tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon the Borrower and the Subsidiaries of the Borrower and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect and excluding any such tax, assessment, charge or claim being contested in good faith by appropriate proceedings, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the properties or assets of the Borrower or any of its Subsidiaries, the Lien is not being enforced by foreclosure or sale of any portion of such properties or assets to satisfy such charge or claim or is otherwise permitted by this Agreement.
5.8    Governmental Regulation.
Neither the Borrower nor any Subsidiary of the Borrower is subject to regulation under the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which would reasonably be expected to limit its ability to incur the Obligations or which may otherwise render all or any portion of the Obligations unenforceable.
5.9    Securities Activities.
A.    Neither the Borrower nor any Subsidiary of the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
B.    No part of the proceeds of the Loans will be used for the purpose, directly or indirectly, of buying or carrying any Margin Stock.
C.    Following the application of the proceeds of any Loan, no more than 25% of the value of the assets of the Borrower will consist of or be represented by Margin Stock.

5.10    Employee Benefit Plans.
A.    The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. To the knowledge of the Borrower and each of its Subsidiaries, each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.
B.    No ERISA Event has occurred or is reasonably expected to occur.
C.    No Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates except (i) to the extent required under Section 4980B of the Internal Revenue Code, or (ii) otherwise, the payment or nonpayment of which would not reasonably be expected to result in a Material Adverse Effect.
D.    The Borrower sponsors and contributes to Pension Plans (including a Pension Plan not maintained by the Borrower) and makes payments to another employer pursuant to a contract regarding pension obligations, but such sponsorships, contributions and payments would not reasonably be expected to result in a Material Adverse Effect.
E.    To Borrower’s knowledge, no Material Adverse Effect would reasonably be expected to occur as a result of the status or condition of any Cargill Plan or any transaction undertaken with respect to any Cargill Plan.
5.11    Environmental Protection.
In the ordinary course of its business, the Officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. Neither the Borrower nor any Subsidiary of the Borrower has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment, which non‑compliance or remedial action would reasonably be expected to have a Material Adverse Effect. The Borrower’s and each of the Borrower’s Subsidiaries’ use and operation of its facilities and properties is in compliance with all Environmental Laws except for such non‑compliance which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters of the Borrower and each of the Borrower’s Subsidiaries are in effect and the Borrower and each of the Borrower’s subsidiaries are in compliance therewith, except where the failure to keep or comply with such permits, approvals, certificates, licenses or other authorizations would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Borrower and each of the Borrower’s Subsidiaries handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
5.12    Solvency.
As of the Closing Date and after giving effect to the transactions contemplated hereby and the incurrence of any Obligations on the Closing Date, the Borrower is Solvent.
5.13    Disclosure.
No representation or warranty of the Borrower or any of its Subsidiaries contained in the Confidential Information Memorandum dated October 2016 or in any Loan Document or in any other document, certificate or written statement furnished to the Lenders by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, nor any of the reports, financial statements, certificates and other information required to be furnished pursuant to subsection 6.1 after the Closing Date (other than financial statements of any Target delivered to the Administrative Agent), as of the date furnished (except for the determination made as of the Closing Date, which is made as to all such information provided on or prior to the Closing Date, as a whole, and excluding projections and pro forma financial information referred to in the following sentence, contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any information not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials were based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.
5.14    Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions.
A.    Neither the Borrower, any of its Subsidiaries, any of its or their respective officers or directors nor, to the Borrower’s knowledge, any of the employees, agents or representatives of the Borrower or any of its Subsidiaries (in each case, acting in their capacity as such), (a) is a Sanctioned Person or has been notified or is otherwise aware that it is currently the subject or target of any Sanctions applicable to the Borrower or any of its Subsidiaries or (b) is in violation in any material respect of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions applicable to the Borrower or any of its Subsidiaries. The Borrower has implemented and maintains in effect policies and procedures designed to procure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in each case, acting in such capacity) with applicable Anti-Corruption Laws and Sanctions.
B.    No proceeds of any Loan or Letter of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees or agents in a manner resulting in a breach of subsection 7.11.
5.15    EEA Financial Institutions.
The Borrower is not an EEA Financial Institution.
Section 6.    AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, or provision of cash collateral for outstanding Letters of Credit pursuant to subsection 3.1A(iv), unless the Requisite Lenders shall otherwise give consent, the Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
6.1    Financial Statements and Other Reports.
The Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements of the Borrower and its subsidiaries in conformity with GAAP. The Borrower will deliver, or cause to be delivered, to the Administrative Agent for the benefit of the Lenders:
(i)    Events of Default, etc.: promptly upon any Officer of the Borrower obtaining knowledge (A) of any condition or event that constitutes an Event of Default or a Potential Event of Default, or becoming aware that any Lender has given any notice (other than to the Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (B) that any Person has given any notice to the Borrower or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2 or (C) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition and what action the Borrower have taken, are taking and propose to take with respect thereto;
(ii)    Quarterly Financials: (a) as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ended March 31, 2017), (A) the condensed consolidated balance sheets of the Borrower and its subsidiaries as at the end of such Fiscal Quarter and the related condensed consolidated statements of operations, comprehensive income, cash flows and equity (including all required footnotes thereto) of the Borrower and its subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and prepared by the Borrower in accordance with GAAP and certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure, and (b) with respect to the first three Fiscal Quarters of each Fiscal Year, the management’s discussion and analysis incorporated into the Borrower’s Form 10-Q delivered for such Fiscal Quarter or, if no such discussion and analysis has been delivered, a narrative report describing the operations of the Borrower and its subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter; it being understood and agreed that the delivery of the Borrower’s Form 10-Q, if required, promptly following the filing thereof with the SEC shall satisfy the delivery requirements set forth in this clause (subject to the time periods set forth in this clause (ii));
(iii)    Year-End Financials: as soon as available and in any event within 95 days after the Fiscal Year ending December 31, 2016, and each Fiscal Year thereafter, (1) the consolidated balance sheet of the Borrower and its subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, comprehensive income, cash flows and equity (including all required footnotes thereto) of the Borrower and its subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and prepared by the Borrower in accordance with GAAP and certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the consolidated financial condition of the Borrower and its subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated, (2) the management’s discussion and analysis incorporated in the Borrower’s Form 10-K delivered for such Fiscal Year or, if no such Form 10-K has been delivered, a narrative report describing the operations of the Borrower and its subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (3) in the case of all such consolidated financial statements, a report and opinion thereon of independent registered public accountants of recognized national standing selected by the Borrower, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws without an emphasis paragraph relating to the ability of the Borrower and its subsidiaries to continue as a going concern, shall be an unqualified opinion as to the scope of the audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with, if applicable, the audit standards of the Public Company Accounting Oversight Board and otherwise in accordance with generally accepted auditing standards; and it being understood and agreed that the delivery of the Borrower’s Form 10-K, if required, promptly after the filing thereof with the SEC shall satisfy the requirements set forth in this clause (subject to the time periods set forth in this clause (iii));
(iv)    Compliance Certificates: together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of the Borrower stating that the signer or signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, are taking and propose to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance at the end of the applicable accounting periods with the restrictions contained in subsection 7.6;
(v)    SEC Filings: promptly upon their becoming publicly available, copies of regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower with any securities exchange or with the SEC;
(vi)    Litigation or Other Proceedings: promptly upon any Officer of the Borrower obtaining knowledge of (a) the institution of, any Proceeding against or affecting the Borrower or any of its Subsidiaries or any property or assets of the Borrower or any of its Subsidiaries not previously disclosed in writing by the Borrower to the Lenders or (b) any material development in any Proceeding that, in any case:
(x)    after giving effect to the coverage and policy limits of insurance policies issued to the Borrower and its Subsidiaries, would reasonably be expected to result in a Material Adverse Effect; or
(y)    seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the making, securing or repayment of the Obligations hereunder or the application of proceeds thereof;
written notice thereof together with such other information as may be reasonably available to the Borrower to enable the Lenders and their counsel to evaluate such matters;
(vii)    ERISA Events: promptly upon an Officer of the Borrower becoming aware of (A) the occurrence of or forthcoming occurrence of any ERISA Event, which would reasonably be expected to result in a liability to the Borrower in excess of $30,000,000, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (B) the occurrence or forthcoming occurrence of any event or circumstance relating to any Cargill Plan which could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;
(viii)    Ratings: promptly upon becoming aware of the issuance of any change in the Debt Rating, a statement describing such change, whether such change was made by S&P or Moody’s, and the effective date of such rating or change; and
(ix)    Other Information: with reasonable promptness, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent.
Documents required to be delivered pursuant to subsection 6.1(ii) or (iii) (to the extent any such documents are included in materials otherwise filed with the SEC) or subsection 6.1(v) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System; provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.

6.2    Existence, etc.
A.    Except to the extent not prohibited under subsection 7.7, the Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however that neither the Borrower nor any of the Borrower’s Subsidiaries shall be required to preserve any such rights or franchises if the Governing Body of the Borrower or such Subsidiary or an Officer of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof would not reasonably be expected to result in a Material Adverse Effect.
6.3    Payment of Taxes and Claims.
A.    The Borrower will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto, except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the properties or assets of the Borrower or its Subsidiaries, the Lien is not being enforced by foreclosure or sale of any portion of such properties or assets to satisfy such charge or claim or is otherwise permitted by this Agreement.
6.4    Maintenance of Properties; Insurance.
A.    Maintenance of Properties. Except to the extent not prohibited under subsection 7.7, the Borrower will, and will cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its material properties (including material Intellectual Property) and equipment necessary in the operation of its business in good repair, working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof except in each case where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
B.    Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance and retentions), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.
6.5    Inspection Rights; Books and Records.
A.    The Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by the Administrative Agent (and, during the continuance of an Event of Default, any Lender) to visit and inspect any of the properties of the Borrower or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that the Borrower may, if it so chooses, be present at or participate in any each discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested or at any time or from time to time following the occurrence and during the continuation of an Event of Default. As long as no Event of Default has occurred and is continuing, (a) the Lenders shall coordinate the exercise of their inspection rights under the immediately preceding sentence through the Administrative Agent and limit the exercise of each rights to one time per Fiscal Year and (b) subject to subsection 10.2 hereof, neither the Borrower nor any Subsidiary of the Borrower shall be required to pay or reimburse any costs or expenses incurred by the Lenders in connection with such inspection and visitation rights.
6.6    Compliance with Laws, etc.
The Borrower shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority, except where noncompliance would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
6.7    Environmental Matters.
The Borrower will, and will cause each of its Subsidiaries to:
(a)    use and operate all of its facilities and properties in compliance with all Environmental Laws except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, except where the failure to keep such permits, approvals, certificates, licenses or other authorizations, or any non-compliance with the provisions thereof would not reasonably be expected to result in a Material Adverse Effect, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any non-compliance that would not reasonably be expected to result in a Material Adverse Effect;
(b)    promptly notify the Administrative Agent and provide copies upon request of all written claims, complaints and notices of violation from any local, state or federal governmental agency relating to the condition of its facilities and properties or compliance with Environmental Laws which would reasonably be expected to result in a Material Adverse Effect, and shall promptly cure and have dismissed with prejudice, or contest in good faith, any actions and proceedings relating to compliance with Environmental Laws the result of which, if not contested by the Borrower, would reasonably be expected to result in a Material Adverse Effect; and
(c)    provide such non-confidential information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this subsection 6.7.
Section 7.    NEGATIVE COVENANTS
The Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation of, expiration of or provision of cash collateral for all outstanding Letters of Credit pursuant to subsection 3.1A(iv), unless the Requisite Lenders shall otherwise give consent, the Borrower shall perform or cause to be performed, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.
7.1    Indebtedness.
The Borrower shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(i)    the Obligations;
(ii)    (A) Contingent Obligations in respect of Letters of Credit, (B) Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Transfers of properties or assets or with purchases of properties or assets, (C) Contingent Obligations in respect of (1)

any Indebtedness permitted pursuant to this subsection 7.1 or (2) any other obligation of the Borrower or any of its Subsidiaries incurred in a transaction that is not prohibited by this Agreement or any other Loan Document and (D) Contingent Obligations consisting of Guarantees by Foreign Subsidiaries in an aggregate amount not exceeding $250,000,000 at any one time outstanding;
(iii)    Indebtedness owed by any Subsidiary to the Borrower or any other Subsidiary;
(iv)    Indebtedness described in Schedule 7.1, together with any refinancing, refunding, renewal, modification, extension or replacement thereof, to the extent that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, modification, extension or replacement except for (A) any premium or other amount paid and fees and expenses reasonably incurred in connection with such refinancing, refunding, renewal, modification, extension or replacement, or (B) any commitment unutilized thereunder;
(v)    Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness to the extent not increasing the outstanding principal amount thereof or resulting in an earlier maturity date or decreasing the weighted average life thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) to the extent the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property at the time it was acquired);
(vi)    Indebtedness owed by any Subsidiary of the Borrower not in excess of $500,000,000 incurred in connection with debt service obligations or other debt obligations related, in either case, to the MWSPC Project;
(vii)    Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to subsection 7.3, to the extent that (A) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, respectively, and (B) the aggregate outstanding principal amount of such Indebtedness does not exceed $200,000,000 at any time outstanding;
(viii)    obligations in respect of Swap Contracts to the extent such agreements are entered into in the ordinary course of business and not for speculative purposes;
(ix)    Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(x)    obligations of any Subsidiary of the Borrower in respect of performance bonds and completion, guarantee, surety and similar bonds, in each case obtained in the ordinary course of business to support statutory and contractual obligations (other than Indebtedness), including financial assurance obligations, arising in the ordinary course of business;
(xi)    Indebtedness owed to customers of any Subsidiary of the Borrower arising from the receipt of advance payments from a customer;
(xii)    Indebtedness of a Florida Land Subsidiary or a Brazil Transaction Subsidiary which is non-recourse to the Borrower or any other Subsidiary (other than a Florida Land Subsidiary or a Brazil Transaction Subsidiary, respectively);
(xiii)    Brazil Structured Payables; and

(xiv)    Indebtedness not otherwise permitted by this subsection 7.1 in an aggregate principal amount not to exceed 15% of Consolidated Total Assets as shown in the most recent consolidated balance sheet of the Borrower and its subsidiaries furnished pursuant to subsection 6.1(ii) or (iii).
7.2        Liens and Related Matters.
A.    Prohibition on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or Accounts) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:
(i)    Permitted Encumbrances;
(ii)    Liens described in Schedule 7.2A;
(iii)
(a)    Liens securing obligations incurred in connection with transactions governed by a Swap Contract to the extent (i) pursuant to subsection 7.3(xiv) or (ii) related to an exchange-traded derivative;
(b)    Liens on any property or assets existing at the time such property or asset was acquired (including Liens on the property or assets of any Person that becomes a Subsidiary of the Borrower that existed at the time such Person became a Subsidiary by acquisition, merger, consolidation or otherwise), which Liens were not created in contemplation of such acquisition; provided that (i) such Liens shall not extend to or cover any property or assets of any character other than the property or assets being acquired and (ii) such Liens shall secure only those obligations which such Liens secured on the date of such acquisition;
(c)    Liens securing Indebtedness permitted pursuant to subsection 7.1(v) (or Indebtedness of the same type incurred by the Borrower) upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property or equipment; provided that (A) such Liens shall not extend to or cover any property or assets of any character other than the property or equipment being financed, (B) such Liens shall be created within 90 days of the acquisition of the related asset and (C) the amount of Indebtedness secured thereby is not increased;
(d)    Liens in favor of the Borrower or any Subsidiary of the Borrower made by any Subsidiary of the Borrower.
(e)    customary restrictions on Transfers of assets contained in agreements related to such Transfer by the Borrower or any Subsidiary of the Borrower of assets pending their Transfer, provided that such restrictions apply only to the assets to be Transferred and such Transfer is permitted hereunder;
(f)    Liens on Receivables to secure a Receivables Financing permitted pursuant to subsection 7.7C;
(g)    Liens on Florida Land or Brazil Assets or Securities in a Florida Land Subsidiary or a Brazil Transaction Subsidiary securing Indebtedness permitted by clause (xii) of subsection 7.1;

(h)    Liens on cash or deposits granted in favor of the Swing Line Lender or the Issuing Lenders to cash collateralize any Defaulting Lender’s participation in Swing Line Loans or Letters of Credit;
(i)    Liens not otherwise permitted hereunder securing obligations in an aggregate principal amount not to exceed 5% of Consolidated Total Assets as shown in the most recent consolidated balance sheet of the Borrower and its subsidiaries furnished pursuant to subsection 6.1(ii) or (iii);
(j)    Liens on Investments made pursuant to subsection 7.3(ix) created (1) in favor of a Government Authority to secure Environmental Claims and/or financial assurances of the performance of statutory or regulatory obligations with respect to environmental matters or asset retirement obligations, in an amount not to exceed in the aggregate at any time outstanding (A) $700,000,000 plus the aggregate amount of all interest and dividends received on, capital gains (realized and unrealized) of, and other returns on such Investments and (B) $300,000,000 plus the aggregate amount of all interest and dividends received on, capital gains (realized and unrealized), and other returns on such Investments and additional amounts required from time to time under agreements establishing, or requiring the establishment of, the trusts or escrows holding such Investments or (2) in the alternative, in favor of the issuers of surety or performance bonds up to the amounts referred to in the foregoing clauses (A) and (B), respectively, to secure reimbursement obligations to such issuers in respect of such bonds; and
(iv)    the replacement, extension or renewal of any Lien permitted by clauses (ii), (iii)(b), (iii)(c) or (iii)(f) above upon or in the same property subject thereto arising out of the replacement, extension or renewal of the Indebtedness secured thereby (to the extent the amount thereof is not increased).
B.    No Further Negative Pledges. Neither the Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, other than (i) any agreement evidencing Indebtedness secured by Liens permitted by this Agreement, as to the assets securing such Indebtedness, (ii) any agreement evidencing an asset Transfer as to the assets being Transferred, (iii) restrictions and conditions arising under this Agreement and the other Loan Documents or the Mosaic Indentures and the notes issued thereunder, (iv) customary provisions in licenses, governmental permits, leases and other contracts restricting the assignment thereof, (v) customary provisions in joint venture agreements relating solely to the respective joint venture or the Securities therein, (vi) restrictions and conditions contained in any agreements existing at the time of (and not created in contemplation of) the acquisition of any Person or assets (including agreements governing Indebtedness permitted pursuant to clauses (v) or (vii) of subsection 7.1) provided that such restrictions and conditions apply only to the Person or assets so acquired, (vii) restrictions and conditions imposed by any Government Authority and (viii) restrictions under an agreement governing Indebtedness of a Foreign Subsidiary incurred in compliance with subsection 7.1 if such restriction applies only to assets of such Foreign Subsidiary or any Subsidiary thereof; provided, that the foregoing shall not apply to any such restrictions or conditions imposed by the terms of any Indebtedness of the Borrower or any of its Subsidiaries for borrowed money that the Borrower incurs after the Closing Date in compliance with this Agreement if such restrictions or conditions are no less favorable to the Borrower and the Lenders than those contained in the Mosaic Indentures.
C.    No Restrictions on Subsidiary Distributions to the Borrower or Other Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (iii) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower, except in each case (A) as provided in this Agreement, any other Loan Document or existing on the date hereof and identified on Schedule 7.2C, (B) as to transfers of assets, as may be provided in an agreement with respect to a sale, lease or license of such assets, (C) as required by law, rules or regulations of any Government Authority, (D)  as to customary restrictions and conditions that waive or prohibit the subrogation of claims and/or prohibit parties to such agreements from collecting intercompany obligations customarily included in guaranty or indemnity agreements and (E) as to customary provisions in joint venture agreements relating solely to the respective Joint Venture or the Securities thereof.
7.3        Investments; Acquisitions.
The Borrower shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, make any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the assets comprising a division, a facility or a line of business, or Capital Stock of any Person except:
(i)    Investments in cash, Cash Equivalents or Short-term Investments permitted pursuant to certain investment policies of the Borrower adopted from time to time by the Borrower’s Governing Body or management, as applicable;
(ii)    Investments existing on the Closing Date in the Borrower or any Subsidiary of the Borrower in existence as of the Closing Date and, subject to subsection 7.7, additional equity Investments made after the Closing Date (A) by the Borrower in any Subsidiary, (B) by a Subsidiary in another Subsidiary or (C) by any Subsidiary in the Borrower;
(iii)    intercompany loans and advances to the extent permitted under subsection 7.1(iii);
(iv)    Investments by the Borrower or any of its Subsidiaries in the form of Capital Expenditures;
(v)    Investments existing or anticipated on the Closing Date and described in Schedule 7.3;
(vi)    Investments by the Borrower or any Subsidiary thereof in the form of Permitted Acquisitions;
(vii)    Investments in the form of promissory notes and other non-cash consideration received by the Borrower or any of its Subsidiaries in connection with any Transfers not prohibited by subsection 7.7;
(viii)    Investments held by the Borrower or any Subsidiary of the Borrower in connection with the satisfaction or enforcement of obligations or claims due or owing to the Borrower or any of its Subsidiaries or as security for any such obligations or claim;
(ix)    Investments (a) made in connection with financial assurance requirements of a Government Authority to secure Environmental Claims and/or (b) for financial assurances of the performance of statutory or regulatory obligations with respect to environmental matters or asset retirement obligations; provided that, under clauses (a) and (b) the aggregate amount shall not exceed in the aggregate at any time outstanding (A) $700,000,000 plus the aggregate amount of all interest, dividends received, capital gains (realized and unrealized), and other returns on such Investments and (B) $300,000,000 plus the aggregate amount of all interest, dividends received, capital gains (realized and unrealized), and other returns on such Investments and additional amounts required from time to time under agreements establishing, or requiring the establishment of, the trusts or escrows holding such Investments or, in the alternative, if required by the issuers of surety or performance bonds, Investments subject to Liens permitted by subsection 7.2A(j);
(x)    extended payment terms to customers of the Borrower or any of its Subsidiaries in the ordinary course of business;
(xi)    Investments consisting of acquisitions and asset swaps in the ordinary course of business that are described in Schedule 7.3;
(xii)    Investments that are part of any Florida Land Transaction or investments in any Florida Land Subsidiary; provided that the aggregate net book value of all Investments consummated after the Closing Date in reliance on this subsection 7.3(xii) shall not exceed $150,000,000 in the aggregate; provided further that the net book value of any such asset shall be its net book value as of the date of the most recent available internal financial statements of the Borrower and its consolidated Subsidiaries prior to the Florida Land Transaction involving such asset or the making of such investment;
(xiii)    Investments that are part of any Brazil Transaction or investments in any Brazil Transaction Subsidiary; provided that the aggregate net book value of all Investments consummated in reliance on this subsection 7.3(xiii) after the Closing Date shall not exceed $250,000,000 in the aggregate; provided further that the net book value of any such asset shall be its net book value as of the date of the most recent available internal financial statements of the Borrower and its consolidated Subsidiaries prior to the Brazil Transaction involving such asset or the making of such investment;
(xiv)    transactions governed by Swap Contracts entered into in the ordinary course of business but not for speculative purposes;
(xv)    Investments in Joint Ventures in connection with the MWSPC Project; provided that the aggregate amount of all new or incremental Investments in such Joint Ventures shall not exceed $1,500,000,000;
(xvi)    Investments in other Joint Ventures; provided, that the aggregate amount of all new or incremental Investments in Joint Ventures pursuant to this clause (xvii) shall not at any time exceed $400,000,000;
(xvii)    Investments in the Miski Mayo Project at no time exceeding $200,000,000 in the aggregate; and
(xviii)    other additional Investments not otherwise permitted pursuant to this subsection 7.3 in an aggregate amount not to exceed at any time 10% of Consolidated Total Assets as shown in the most recent consolidated balance sheet of the Borrower and its subsidiaries furnished pursuant to subsection 6.1(ii) or (iii).
For purposes of determining the amount of any Investment outstanding for purposes of this subsection 7.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
7.4        Fiscal Year.
The Borrower shall not change its Fiscal Year-end from December 31 without prior written notice to the Administrative Agent and delivery to the Administrative Agent of financial information and calculations evidencing reconciliations related to such Fiscal Year-end change, which information and calculations shall be in form and substance reasonably satisfactory to the Administrative Agent.
7.5        Restricted Payments.
The Borrower shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment so long as (a) (i) in the case of a dividend or other distribution, at the time declared, any Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused by such dividend or other distribution, and (ii) in the case of any other Restricted Payment, at the time contractually committed to, no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused by such Restricted Payment and (b) in the case of any Restricted Payment, at the time made, no Event of Default or Potential Event of Default under subsection 8.1, 8.6, 8.7, 8.8 or 8.9 shall have occurred and be continuing or shall be caused by such Restricted Payment.
7.6        Financial Covenants.
A.    Consolidated Indebtedness to Consolidated Capitalization Ratio. The Borrower will maintain at all times a ratio of Consolidated Indebtedness to Consolidated Capitalization of not greater than 0.65 to 1.0.

B.    Minimum Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio, measured as of the last day of any Fiscal Quarter to be less than 3.00 to 1.00.
7.7        Asset Sales, Restriction on Fundamental Changes and Receivables Financing.
A.    Asset Sales. The Borrower shall not, and shall not permit any Material Subsidiary to, Transfer all or any part of its business, property or assets (including any notes or Receivables and Capital Stock of any Material Subsidiary, whether newly issued or outstanding) whether now owned or hereafter acquired, except:
(i)    Subject to paragraph C below, the Borrower or any Material Subsidiary may Transfer all or any portion of its assets, including any Capital Stock of any Material Subsidiary, to the Borrower or any Subsidiary;
(ii)    Subject to paragraph C below, (A) the Borrower may Transfer to other Persons all or any portion of its assets other than any Capital Stock of a Material Subsidiary, and (B) Material Subsidiaries may transfer to other Persons (1) any of their assets which do not constitute Property, Plant and Equipment or any Capital Stock of any other Material Subsidiary, and (2) any of their Property, Plant and Equipment with an aggregate net book value not in excess of (x) $500,000,000 in any one transaction or series of related transactions or (y) $1,000,000,000 in the aggregate for all Material Subsidiaries after the Closing Date; and
(iii)    The following Transfers are also permitted:
(a)    Transfers in the ordinary course of business of inventory, raw materials and supplies (or a combination thereof);
(b)    Transfers of Accounts or any non‑cash consideration received in accordance with subsection 7.3(vii) or subsection 7.3(viii) in the ordinary course of business for purposes of collection;
(c)    Transfers of obsolete, used, worn out or surplus property in the ordinary course of business;
(d)    Transfers of shares of Capital Stock of any Material Subsidiary in order to qualify members of the Governing Body of such Material Subsidiary if required by applicable law;
(e)    Transfers of interests in real property in exchange for consideration that constitutes interests in real property, permits, easements, utilities, services and other accommodations from any Government Authority or other Person, in each case, in the ordinary course of the Borrower’s or any Material Subsidiary’s mining business; provided, that the aggregate fair market value of all interests in real property Transferred in reliance upon this clause (E) shall not exceed $20,000,000 in any one transaction or series of related transactions;
(f)    Transfers and asset swaps in the ordinary course of business that are described in Schedule 7.7;
(g)    sale and leaseback transactions permitted under subsection 7.9;
(h)    the discounting or other disposition of letters of credit and the discounting or other disposition of notes, drafts, bonds, debentures or other similar instruments from non-United States entities which are transferred in the ordinary course of business;
(i)    charitable donations made in the ordinary course of business;
(j)    Transfers of real or personal property (including Intellectual Property) in the ordinary course of business in accordance with past practices;

(k)    any Florida Land Transaction or any Brazil Transaction; or
(l)    any interim Transfer by the Borrower or a Material Subsidiary which is made to effect a Transfer of Capital Stock or Property, Plant and Equipment of any Subsidiary that is not the Borrower or a Material Subsidiary to a Subsidiary that is not the Borrower or a Material Subsidiary.
B.    Fundamental Changes. The Borrower shall not, nor shall it permit any Material Subsidiary to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except that, so long as no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto:
(i)    any Material Subsidiary may be merged or consolidated with or otherwise combined into a Material Subsidiary so long as a Material Subsidiary shall be the continuing or surviving Person;
(ii)    any Material Subsidiary may be liquidated, wound up or dissolved, so long as its remaining assets are Transferred to the Borrower, any other Material Subsidiary or any other Subsidiary;
(iii)    any Subsidiary may be merged or consolidated with or otherwise combined into the Borrower or any Material Subsidiary;
(iv)    any Person may be merged or consolidated with or otherwise combined into the Borrower or any Material Subsidiary if the acquisition of the Capital Stock of such Person by the Borrower or such Material Subsidiary would have been permitted pursuant to subsection 7.3; and
(v)    any Florida Land Transaction may be consummated.
C.    Receivables Financing. The Borrower shall not, and shall not permit its Subsidiaries to, Transfer, factor, securitize, or discount Receivables or letters of credit in connection with Receivables Financings, the aggregate principal amount of which exceeds $300,000,000 at any one time outstanding; provided, however, that the Transfer, factoring, securitization, or discounting of Receivables or such letters of credit, including the Transfer of notes, drafts, bonds, debentures or other similar instruments, by non-United States Persons which are Transferred, factored, securitized, or discounted in the ordinary course of business shall be permitted.
7.8    Transactions with Affiliates.
The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the Transfer or exchange of any property or assets or the rendering of any service) of any kind with any Affiliate of the Borrower except (a) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s length basis from unrelated third parties; (b) transactions between the Borrower and its Wholly-Owned Subsidiaries or between or among Wholly-Owned Subsidiaries of the Borrower; (c) transactions not prohibited by subsections 7.1, 7.3, 7.5 or 7.7; (d) payment of customary fees and expenses to members of the board of directors of the Borrower and its Subsidiaries in the ordinary course of business; (e) payment of employee compensation in the ordinary course of business to any Affiliate who is an individual in such Person’s capacity as an officer, employee or consultant of the Borrower or any of its Subsidiaries; (f) transactions involving the transfer of goods or rendering of services with a fair market value of $50,000,000 or less which are approved by the Borrower’s board of directors or any Persons or Persons acting as their designees; and (g) transactions existing on the date hereof identified on Schedule 7.8.
7.9    Sale and Lease-Backs.
The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become liable as lessee or as a guarantor or other surety with respect to any lease (including a Capital Lease), of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that the Borrower or any of its Subsidiaries sells or transfers or is to sell or transfer to any other Person (other than the Borrower or any of its Subsidiaries); provided that the Borrower or any Subsidiary of the Borrower may become and remain liable as lessee, guarantor or other surety (a) with respect to any such lease if and to the extent that the Borrower or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 7.1, as if the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale, (b) with respect to any Florida Land Transaction, provided that the Florida Land Transactions and Investments in Florida Land Subsidiaries consummated after the Closing Date are in compliance with the applicable provisions of this Agreement and (c) with respect to rail car, sulfuric barge, phosphoric barge and articulated tug barge financings at no time exceeding $200,000,000 in the aggregate.
7.10    Conduct of Business.
From and after the Closing Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any businesses that are material to the Borrower and its Subsidiaries, taken as a whole, other than the businesses engaged in by the Borrower and its Subsidiaries on the Closing Date, and businesses reasonably related, complementary, ancillary or incidental thereto, provided that the Borrower and its Subsidiaries may engage, directly or indirectly, in the management or operation of a Florida Land Subsidiary and the development and Transfer of Florida Land.
7.11    Use of Proceeds.
The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit, directly or, to the knowledge of the Borrower, indirectly, (i) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of any Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 8.    EVENTS OF DEFAULT
If any of the following conditions or events (“Events of Default”) shall occur:
8.1    Failure to Make Payments When Due.
Failure of the Borrower to pay any principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by the Borrower to pay when due any amount payable to any Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by the Borrower to pay any interest on any Loan or any fee or any other Obligation within three Business Days after the date due; or
8.2    Default in Other Agreements.
(i)    Failure of the Borrower or any Subsidiary of the Borrower to pay when due any principal of or interest on or any other amount payable in respect of Indebtedness (other than Indebtedness referred to in subsection 8.1 or Indebtedness between the Borrower and any Subsidiary of the Borrower or between any of the Borrower’s Subsidiaries) with an outstanding principal amount of $50,000,000 or more for any one item of Indebtedness or $75,000,000 or more for multiple items of Indebtedness in the aggregate, in each case beyond the end of any grace period provided therefor, provided, that an Event of Default under this clause (i) caused by failure to make a payment with respect to such Indebtedness shall be cured for purposes of this Agreement upon the Person asserting such failure waiving such failure or upon the Borrower or a Subsidiary curing such failure if, at the time of such waiver or such cure the Administrative Agent has not exercised any rights or remedies with respect to such Event of Default under this clause (i); or
(ii)    breach or default by the Borrower or any of its Subsidiaries with respect to any agreement or condition relating to Indebtedness (other than Indebtedness between the Borrower and any of its Subsidiaries or between any of the Borrower’s Subsidiaries) with an outstanding principal amount of $50,000,000 or more for any one item of Indebtedness or $75,000,000 or more for multiple items of Indebtedness in the aggregate (excluding any default in connection with any ammonia vessel financing transaction (including any lease financing transaction) so long as such financing does not exceed an aggregate amount of $250,000,000), or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which breach, default, event or condition is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (with all notices provided for therein having been given and all grace periods provided for therein having lapsed, such that no further notice or passage of time is required in order for such holders or such trustee to exercise such right, other than notice of their or its election to exercise such right); provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Transfer of the property or assets securing such Indebtedness; provided further that an Event of Default under this clause (ii) caused by the occurrence of a breach or default with respect to such Indebtedness shall be cured for purposes of this Agreement upon the Person asserting such breach or default waiving such breach or default or upon the Borrower or a Subsidiary curing such breach or default if, at the time of such waiver or such cure the Administrative Agent has not exercised any rights or remedies with respect to an Event of Default under this clause (ii); or

8.3    Breach of Certain Covenants.
Failure of the Borrower to perform or comply with any term or condition contained in subsection 2.5, 6.1(i) (to the extent arising from the failure to provide notice of an Event of Default) or 6.2 or Section 7 of this Agreement; or
8.4    Breach of Warranty.
Any representation, warranty or certification made by the Borrower or any Subsidiary of the Borrower in any Loan Document or in any certificate at any time given by the Borrower or any Subsidiary of the Borrower in writing pursuant hereto or thereto or in connection herewith or therewith (i) that is subject to materiality qualifications shall be incorrect or misleading in any respect when made or deemed made or (ii) that is not subject to materiality qualifications shall be incorrect or misleading in any material respect when made or deemed made; or

8.5    Other Defaults Under Loan Documents.
The Borrower or any Subsidiary of the Borrower shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to or covered in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after receipt by the Borrower or such Subsidiary of notice from the Administrative Agent or any Lender of such default; or
8.6    Involuntary Bankruptcy; Appointment of Receiver, etc.
(i)    A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or
(ii)    an involuntary case shall be commenced against the Borrower or any Subsidiary of the Borrower under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over the Borrower or any Subsidiary of the Borrower, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any Subsidiary of the Borrower for all or a substantial part of the property of the Borrower or any Subsidiaries of the Borrower, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or
8.7    Voluntary Bankruptcy; Appointment of Receiver, etc.
(i)    The Borrower or any Subsidiary of the Borrower shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any Subsidiary of the Borrower shall make any assignment for the benefit of creditors; or
(ii)    the Borrower or any Subsidiary of the Borrower shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of the Borrower or any Subsidiary of the Borrower (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or
8.8    Judgments and Attachments.
Any money judgment, writ or warrant of attachment, execution or similar process involving in the aggregate at any time an amount in excess of $50,000,000 to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against the Borrower or any Subsidiary of the Borrower or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or
8.9    Dissolution.
Any order, judgment or decree shall be entered against the Borrower or any Material Subsidiary decreeing the dissolution or split up of the Borrower or any Material Subsidiary in a manner not permitted under subsection 7.7, and such order shall remain undischarged or unstayed for a period in excess of 30 days; or
8.10    Employee Benefit Plans.
There shall occur one or more ERISA Events that individually or in the aggregate result in or would reasonably be expected to result in a Material Adverse Effect; or there shall exist an amount of unfunded benefit liabilities (as reported in the Borrower’s most recent Form 5500), individually or in the aggregate for all Pension Plans to which the Borrower or any Subsidiary of the Borrower has contributed (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which would reasonably be expected to result in a Material Adverse Effect; or there shall exist an event or circumstance known to any Officer of the Borrower with respect to a Cargill Plan that would reasonably be expected to have a Material Adverse Effect; or
8.11    Change in Control.
A Change in Control shall have occurred; or
8.12    Invalidity of Loan Documents; Repudiation of Obligations.
At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) the Borrower or any Subsidiary of the Borrower shall contest the validity or enforceability of any Loan Document or any provision thereof in writing, or (iii) the Borrower shall deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document or any provision thereof;
THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7 in respect of the Borrower, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and the obligation of each Lender to make any Loan, the obligation of each Issuing Lender to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent shall, upon the written request or with the written consent of the Requisite Lenders, by written notice to the Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of each Issuing Lender to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of the Lenders under subsection 3.3C(i) or the obligations of the Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(ii). On the date that there has been an acceleration of the maturity of the Obligations of the Borrower or a termination of the obligations of the Lenders to make Loans or issue Letters of Credit hereunder as a result of any Event of Default, all Obligations of the Borrower denominated in any Foreign Currency shall be converted into, and all such amounts due thereunder shall accrue and be payable in, Dollars at the Exchange Rate on such date.
Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph the Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then the Requisite Lenders, by written notice to the Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders, and such provisions shall not at any time be construed so as to grant the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder or to preclude the Administrative Agent or the Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.
Solely for purposes of determining whether an Event of Default has occurred under subsections 8.6, 8.7, 8.8 or 8.9, any reference in any such subsection to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such subsection that (i)  does not have Consolidated Total Assets representing more than 5% of the Consolidated Total Assets as shown in the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished pursuant to subsection 6.1 (ii) or (ii); provided that if it is necessary to exclude more than one Subsidiary from subsections 8.6, 8.7, 8.8 or 8.9 in order to avoid an Event of Default thereunder, all Subsidiaries affected by any event or circumstance referred to in any of such subsections shall be treated as a single consolidated Subsidiary for purposes of determining whether the condition specified in clause (i) of this paragraph is satisfied.

Section 9.    ADMINISTRATIVE AGENT
9.1    Appointment.
Wells Fargo is hereby appointed the Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Wells Fargo agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any Subsidiary of the Borrower shall have rights as a third party beneficiary of any of the provisions thereof, except that the Borrower shall be third party beneficiaries of subsection 9.5A and shall be entitled to enforce their rights thereunder. In performing its functions and duties under this Agreement, the Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.
9.2    Powers and Duties; General Immunity.
A.    Powers; Duties Specified. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or the Borrower; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.
B.    No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.
C.    Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct.  Each Agent shall be entitled to refrain from any discretionary act or the taking of any discretionary action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be required to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).
D.    Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with the Borrower or any Affiliates of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
9.3    Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.
Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.
9.4    Right to Indemnity.
Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements and fees and disbursements of any financial advisor engaged by the Administrative Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or such other Person in exercising the powers, rights and remedies of the Administrative Agent or performing duties of the Administrative Agent hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of the Administrative Agent resulting solely from the Administrative Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent or any other such Person for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.
9.5    Resignation of the Administrative Agent; Successor Administrative Agent and the Swing Line Lender.
A.    Resignation; Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower. Upon any such notice of resignation by the Administrative Agent, the Requisite Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent from among the then existing Lenders (or other Persons to the extent that no existing Lender will accept such appointment), with such appointment subject, so long as no Event of Default shall have occurred and be continuing, to prior approval of the Borrower (such approval not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent with such appointment subject, so long as no Event of Default shall have occurred and be continuing, to prior approval of the Borrower (such approval not to be unreasonably withheld or delayed). If the Administrative Agent shall notify the Lenders and the Borrower that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with the Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by, to or through each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After the Administrative Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.
B.    Successor Swing Line Lender and Issuing Lender. Any resignation of the Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of Wells Fargo or its successor as the Swing Line Lender and as, if applicable, an Issuing Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) the Borrower shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as the Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and the Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (iii) if so requested by the successor Administrative Agent and the Swing Line Lender in accordance with subsection 2.1E, the Borrower shall issue a Swing Line Note to the successor Administrative Agent and the Swing Line Lender substantially in the form of Exhibit V, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions. In addition, the Borrower shall cause a Issuing Lender to issue Letters of Credit in substitution for the Letters of Credit, if any, issued by the Lender which is the resigning Administrative Agent and outstanding at the time of such succession or make other arrangements satisfactory to such resigning Lender to effectively assume or collateralize the obligations of such resigning Lender with respect to such Letters of Credit.
9.6    Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the Subsidiaries of the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent under subsections 2.3 and 10.2) allowed in such judicial proceeding, and
(ii)    to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under subsections 2.3 and 10.2.
Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 10.    MISCELLANEOUS
10.1    Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.
A.    General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders (it being understood that the Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1). Except in connection with a merger or consolidation permitted under subsection 7.7 in which the surviving Person agrees in writing to assume the Obligations of the Borrower under the Loan Documents, neither the Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of all Lenders (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). No sale, assignment or transfer or participation of any obligations of a Revolving Lender in respect of a Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(ii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of the Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and the Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
B.    Assignments.
(i)    Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure of the assigning Revolving Lender and the assignee subject to each such assignment shall not be less than $5,000,000 and in increments of $1,000,000 in excess thereof and the aggregate amount of the Term Loans of the assigning Term Loan Lender and the assignee subject to each such assignment shall not be less than $1,000,000, unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed), provided that simultaneous assignments to or by two or more related Funds shall be treated as one assignment for purposes of this clause (a), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Revolving Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative

Agent in its sole discretion), and the Eligible Assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent information reasonably requested by the Administrative Agent, including forms, certificates or other information in compliance with subsection 2.7B(iv), and (d) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, the Administrative Agent and, if no Event of Default or Potential Event of Default has occurred and is continuing, the Borrower, shall have consented thereto (each such consent shall not be unreasonably withheld or delayed).
Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to the Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV, Exhibit V or Exhibit VI, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(ii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.
(ii)    Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to subsection 2.7B(iv), the Administrative Agent shall, if the Administrative Agent and the Borrower have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to the Borrower. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).
(iii)    Deemed Consent by the Borrower. If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder, the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower on or prior to such fifth Business Day.
C.    Participations. Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, Issuing Lender or Swingline Lender, sell participations to one or more Persons (other than a natural Person or the Borrower or any Affiliates of the Borrower) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 10.1C, the Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7A than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and such Change in Law is applicable to all financial institutions similarly situated to such Participant. No Participant shall be entitled to the benefits of subsection 2.7 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with subsection 2.7B(iv) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
D.    Pledges and Assignments. Any Lender may, without the consent of the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation (A) any pledge or assignment to secure obligations to any Federal Reserve Bank and (B) in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
E.    Information. Each Lender may furnish any information concerning the Borrower and its Subsidiaries in the possession of that Lender from time to time to pledgees under subsection 10.1D, assignees and participants (including prospective assignees and participants), in each case subject to subsection 10.19.
F.    Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

10.2    Expenses.
Whether or not the transactions contemplated hereby shall be consummated, the Borrower jointly and severally agrees to pay promptly (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, including reasonable fees, expenses and disbursements of counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (ii) all other reasonable costs and expenses incurred by the Administrative Agent and the Joint Lead Arrangers in connection with the syndication of the Commitments; (iii) all reasonable costs and expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (iv) all reasonable costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and reasonable fees, costs and expenses of accountants, advisors and consultants, incurred by the Administrative Agent and its counsel at any time when an Event of Default has occurred and is continuing, relating to efforts to evaluate or assess the Borrower or any of its Subsidiaries and their business or financial condition; and (v) all reasonable costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel), reasonable fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Administrative Agent, the Issuing Lenders and the Lenders in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under the other Loan Documents (including in connection with the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.
10.3    Indemnity.
In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless the Administrative Agent and each of the Lenders (including the Issuing Lenders) and the Joint Lead Arrangers, and the officers, directors, trustees, employees, agents, advisors and Affiliates of each of the foregoing (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final nonappealable judgment of a court of competent jurisdiction. A Person seeking indemnification under this subsection 10.3 shall notify the Borrower of any event requiring indemnification promptly upon such person’s receipt of notice of commencement of any action or proceeding, or such Person’s obtaining knowledge of the occurrence of any other event, giving rise to a claim for indemnification hereunder.
As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of any Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Loan Documents) or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
10.4    Set-Off.
In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of the Lenders and their Affiliates is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of the Borrower or the Borrower against and on account of the Obligations of the Borrower or the Borrower to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured, provided that following such set off, appropriation and application, the Lender taking such action shall provide written notice thereof to the Borrower and the Administrative Agent.
10.5    Ratable Sharing.
The Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B. The Borrower expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6    Amendments and Waivers.
No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and the Borrower; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:
(i)    each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of the Requisite Lenders) (1) reduce or forgive the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan (but not the date of any scheduled installment of principal), (3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default), (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit reimbursement obligation, (6) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date (except as otherwise permitted by subsection 3.1), (7) extend the Revolving Loan Commitment Termination Date or the Term Loan Maturity Date, (8) change in any manner the obligations of the Revolving Lenders relating to the purchase of participations in Letters of Credit or (9) change in any manner the provisions of subsection 2.4A to provide that the Revolving Lenders will not share pro rata in reductions of the Revolving Loan Commitment Amount; and
(ii)    each Lender, (1) change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by the Requisite Lenders), (2) change the provisions of subsection 2.4B(iii) to provide that the Lenders will not share pro rata in payments, (3) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (4) increase the maximum duration of Interest Periods permitted hereunder, or (5) change in any manner or waive the provisions contained in subsection 2.4A(iii), subsection 8.1 (except by virtue of any acceleration that has been rescinded and annulled in accordance with this Agreement), subsection 10.5 or this subsection 10.6.
In addition, (a) no amendment, modification, termination or waiver of any provision (i) of subsection 2.1A(ii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of the Swing Line Lender, (ii) of Section 3 shall be effective without the written concurrence of the Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (iii) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent shall be effective without the written concurrence of the Administrative Agent; and (iv) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender and (b) no amendment or amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this subsection 10.6 shall require the consent or approval of any Lender (A) which immediately after giving effect to such amendment or amendment and restatement, shall have no Revolving Loan Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated), including, without limitation, any obligation in respect of any drawing under or participation in any Letter of Credit and (B) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, is paid in full all amounts owing to it hereunder (including, without limitation principal, interest and fees). From and after the effectiveness of any such amendment or amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto; provided that any such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof would survive a termination of this Agreement.
The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding and each future Lender.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this subsection 10.6) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of subsection 2.10; provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Pro Rata Share, in each case, without the written consent of such affected Lender.
10.7    Independence of Covenants.
All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.
10.8    Notices; Effectiveness of Signatures; Posting on Electronic Delivery Systems.
A.    Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lenders and notices to any Lender under Section 2 or Section 3 shall not be effective until received. For the purposes hereof, the address of the Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Lender shall be as set forth on Schedule 10.8 and the address of each other Lender shall be as set forth on its Administrative Questionnaire or (i) as to the Borrower and the Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to the Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1. Either the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. The Borrower shall not be required to deliver any notice or other communication directly to a Lender unless such Lender has provided its address information to the Borrower or the Administrative Agent has provided to the Borrower the Administrative Questionnaire containing such address information for such Lender.
B.    Effectiveness of Signatures. Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail; provided, however, that after the Closing Date no signature with respect to any notice, request, agreement, waiver, amendment or other document that is intended to have a binding effect may be sent by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

C.    Posting on Electronic Delivery Systems. The Borrower acknowledges and agrees that (I) the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”), available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”) and (II) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution; (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform, except to the extent arising from the gross negligence or willful misconduct of such Person. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.
D.    The Borrower hereby agrees that (w) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC”, the Borrower shall be deemed to have authorized Administrative Agent, the Issuing Lenders and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute confidential information pursuant to subsection 10.19, they shall be treated as set forth in such subsection); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Each Lender which is a Public Lender agrees that any failure of the Borrower to provide it with a Communication which, as set forth above, is not suitable for Public Lenders shall not be a breach of any requirement in this Agreement or any other Loan Document to provide such Communication to all of the Lenders.
Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement (pursuant to an Administrative Questionnaire or otherwise), the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address. Notwithstanding the foregoing, (x) the Borrower shall not be responsible for any failure of the Platform or for the inability of any Lender to access any Communication made available by the Borrower to the Administrative Agent in connection with the Platform and in no event shall any such failure constitute an Event of Default hereunder and (y) notices to any Lender pursuant to Section 2 or Section 3 shall not be provided by means other than hard copy or telecopy if such Lender notifies Administrative Agent that it is not capable of receiving such notices by such other means.
10.9    Survival of Representations, Warranties and Agreements.
A.    All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B.    Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Obligations, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.
10.10    Failure or Indulgence Not Waiver; Remedies Cumulative.
No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.
10.11    Marshaling; Payments Set Aside.
Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent for the benefit of the Lenders), or the Administrative Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.12    Severability.
In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.13    Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.
The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders, or the Lenders and the Borrower, as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
To the extent permitted by law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.
10.14    [Reserved].

10.15    Applicable Law.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.
10.16    Construction of Agreement; Nature of Relationship.
The Borrower acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by the parties hereto, and (iv) neither the Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.
10.17    Consent to Jurisdiction and Service of Process.
ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:
(I)    ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;
(II)    WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;
(III)    AGREES THAT THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND
(IV)    AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.
10.18    Waiver of Jury Trial.
EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
10.19    Confidentiality.
The Administrative Agent, each Issuing Lender, the Swing Line Lender and each Lender shall maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Agreement and hold all such information in accordance with such Person’s customary procedures for handling confidential information of this nature, it being understood and agreed by the Borrower that in any event any such Person may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, and legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any pledgee under subsection 10.1D, any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower, (g) with the consent of the Borrower, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent, such Issuing Lender, the Swing Line Lender or such Lender on a nonconfidential basis from a source other than the Borrower, (i) to any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio solely in connection with ratings issued with respect to such Lender or its Affiliates and such rating agency’s ratings are publicly available and that no written or oral communications from counsel to the Administrative Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder, or (j) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to any credit insurance provider relating to the Borrower and its Obligations; provided that, unless specifically prohibited by applicable law or court order, the Administrative Agent, an Issuing Lender, the Swing Line Lender or a Lender shall notify the Borrower of any requirement or request under applicable laws or regulations or under any subpoena or similar legal process, including by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority), for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall the Administrative Agent, such Issuing Lender, the Swing Line Lender or such Lender be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries. In addition, subject to obtaining the prior approval of the Borrower (such approval not to be unreasonably withheld or delayed), the Administrative Agent, the Issuing Lenders, the Swing Line Lender and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent, the Issuing Lenders, the Swing Line Lender and the Lenders, and, subject to review and approval (which approval shall not be unreasonably withheld or delayed) as to form and content by the Borrower, the Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense.

10.20    Counterparts; Effectiveness.
This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.
The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.21    USA Patriot Act.
Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of such Person and other information that will allow such Lender to identify such Person in accordance with the Act.
10.22    Judgment Currency.
If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures the Administrative Agent could purchase the specified currency with such other currency at any of the Administrative Agent’s offices in the United States on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender, any Issuing Lender, or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, such Issuing Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, such Issuing Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender, such Issuing Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such Issuing Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceed (a) the sum originally due to any Lender, such Issuing Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under subsection 10.5, each Lender, each Issuing Lender or the Administrative Agent, as the case may be, agrees to promptly remit such excess to the Borrower.
10.23    Effect of Restatement.
This Agreement amends, restates and replaces in its entirety the Existing Credit Agreement. All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Existing Credit Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein; provided that all indemnification obligations of the Borrower pursuant to the Existing Credit Agreement shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.

10.24    No Fiduciary Duty.
The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other.
The Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (b) in connection with this Agreement and the transactions contemplated hereby, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates or any other obligation to the Borrower with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto, other than the obligations expressly set forth in the Loan Documents (provided that any Lender that has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters may have obligations in favor of the Borrower, its stockholders or its Affiliates pertaining thereto), (ii) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors with respect to this Agreement and the transactions contemplated hereby to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect with respect to this Agreement and the transactions contemplated hereby, or owes a fiduciary or similar duty with respect to this Agreement and the transactions contemplated hereby, other than the obligations expressly set forth in the Loan Documents.
10.25    Waiver of Notice.
The “Lenders” under the Existing Credit Agreement that are Lenders under this Agreement waive notice under subsection 2.4A of the Existing Credit Agreement to the extent that such notice relates to repayments of Loans pursuant to subsection 4.1H hereof.
10.26    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
A.    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
B.    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

The application of this Section shall not affect the designation of any EEA Financial Institution as a Defaulting Lender under this Agreement, if applicable.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
BORROWER:
THE MOSAIC COMPANY
By: /s/ Richard L. Mack
Name:    Richard L. Mack
Title:    Executive Vice President and Chief Financial Officer

[Credit Agreement – The Mosaic Company]

LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent, the Swing Line Lender and a Lender
By: /s/ Daniel R. Van Aken
Name:    Daniel R. Van Aken
Title:     Director

[Credit Agreement – The Mosaic Company]

U.S. BANK NATIONAL ASSOCIATION, as Lender
By: /s/ Mila Yakovlev
Name:    Mila Yakovlev
Title:     Vice President

[Credit Agreement – The Mosaic Company]

BANK OF MONTREAL
By: /s/ Joan Murphy
Name:    Joan Murphy
Title:     Director

[Credit Agreement – The Mosaic Company]

The Bank of Nova Scotia, as Joint Lead Arranger, Joint Bookrunner, Co-Documentation Agent, and a Lender
By: /s/ Sangeeta Shah
Name:    Sangeeta Shah
Title:     Director

[Credit Agreement – The Mosaic Company]

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
By: /s/ Charles Shaw
Name:    Charles Shaw
Title:     Authorized Signatory

[Credit Agreement – The Mosaic Company]

BNP PARIBAS
By: /s/ Christopher Sked
Name:    Christopher Sked
Title:     Managing Director

By: /s/ Julien Pecoud-Bouvet
Name:    Julien Pecoud-Bouvet
Title:     Vice President

[Credit Agreement – The Mosaic Company]

JPMORGAN CHASE BANK, N.A.,
By: /s/ Peter S. Predun
Name:    Peter S. Predun
Title:     Executive Director

[Credit Agreement – The Mosaic Company]

PNC BANK, NATIONAL ASSOCIATION
By: /s/ Norm Harkleroad
Name:    Norm Harkleroad
Title:     Senior Vice President

[Credit Agreement – The Mosaic Company]

BANK OF AMERICA, N.A.
By: /s/ Nicholas Cheng
Name:    Nicholas Cheng
Title:     Director

[Credit Agreement – The Mosaic Company]

BARCLAYS BANK PLC
By: /s/ May Huang
Name:    May Huang
Title:     Assistant Vice President

[Credit Agreement – The Mosaic Company]

GOLDMAN SACHS BANK USA
By: /s/ Josh Rosenthal
Name:    Josh Rosenthal
Title:     Authorized Signature

[Credit Agreement – The Mosaic Company]

CoBank, ACB
By: /s/ Christopher J. Allsteadt
Name:    Christopher J. Allsteadt
Title:     Vice President

[Credit Agreement – The Mosaic Company]

Farm Credit Bank of Texas
By: /s/ Luis M. H. Requejo
Name:    Luis M. H. Requejo
Title:     Director Capital Markets

[Credit Agreement – The Mosaic Company]

Farm Credit Services of America, PCA
By: /s/ Steven L. Moore
Name:    Steven L. Moore
Title:     Vice President

[Credit Agreement – The Mosaic Company]

CITIBANK, N.A., as a Lender
By: /s/ Michael Vondriska
Name:    Michael Vondriska
Title:     Authorized Vice President

[Credit Agreement – The Mosaic Company]

The Toronto-Dominion Bank, New York Branch
By: /s/ Annie Dorval
Name:    Annie Dorval
Title:     Authorized Signatory

[Credit Agreement – The Mosaic Company]

UBS AG, STAMFORD BRANCH
By: /s/ Darlene Arias
Name:    Darlene Arias
Title:     Director

By: /s/ Denise Bushee
Name:    Julien Pecoud-Bouvet
Title:     Associate Director

[Credit Agreement – The Mosaic Company]

AgFirst Farm Credit Bank
By: /s/ Steven J. O'Shea
Name:    Steven J. O'Shea
Title:     Vice President

[Credit Agreement – The Mosaic Company]

United FCS, PCA d/b/a FCS Commercial Finance Group
By: /s/ Jeremy Voigts
Name:    Jeremy Voigts
Title:     Vice President

[Credit Agreement – The Mosaic Company]

GreenStone Farm Credit Services, ACA
By: /s/ Curtis Flammini
Name:    Curtis Flammini
Title:     Vice President

[Credit Agreement – The Mosaic Company]

BANCO BRADESCO S.A., NEW YORK BRANCH
as a Lender
By: /s/ Adrian A.G. Costa
Name:    Adrian A.G. Costa
Title:     B-205

By: /s/ Mauro Lopcs
Name:    Mauro Lopcs
Title:     B-221

[Credit Agreement – The Mosaic Company]

THE NORTHERN TRUST COMPANY
By: /s/ Molly Drennan
Name:    Molly Drennan
Title:     Senior Vice President

[Credit Agreement – The Mosaic Company]

1st FARM CREDIT SERVICES, PCA
By: /s/ Dale A. Richardson
Name:    Dale A. Richardson
Title:     Vice President, Capital Markets Group

[Credit Agreement – The Mosaic Company]

EXHIBIT I
[FORM OF] NOTICE OF BORROWING
[BORROWER LETTERHEAD]

[Date]

1525 W WT Harris Blvd
Charlotte, NC 28262
Mail Code: D1109-019
Attn: Syndication Agency Services
Telephone: (704) 590-2706
Telecopy: (704) 590-2790

Re:
Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November [__], 2016, by and among The Mosaic Company, a Delaware corporation (the “Borrower”), the financial institutions from time to time party thereto, as lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”).

Pursuant to subsection 2.1 of the Credit Agreement, the Borrower hereby gives notice of its request for a borrowing as follows:

Date of Borrowing:	[Date]
Requested Amount:	[Amount][1]
Type of Loan:	[Term Loan, Revolving Loans or Swing Line Loan]
Interest Rate Option:	[Base Rate Loan or Eurodollar Rate Loan]
Interest Period:	[For Eurodollar Rate Loan: Duration of Interest Period]
Maturity Date:	[Date if applicable]
Please deliver the borrowing amount of ____________ to the following account of the Borrower:

[Insert the Borrower’s bank account delivery instructions based on Currency]

The undersigned [Officer] [, designee of one or more Officers of the Borrower previously identified to the Administrative Agent in writing by an Officer of the Borrower], in his or her capacity as an officer of the Borrower and not in his or her personal capacity, to the best of his or her knowledge, and the Borrower certify that (a) no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default, (b) the aggregate principal amount of all Loans and Letter of Credit Usage outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement and

1Amount requested to be in compliance with requirements set forth in subsection 2.1B.

Exhibit I - 1	Notice of Borrowing

(c) all of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

If you have any questions regarding this transaction please contact the undersigned as soon as possible.

Sincerely,

THE MOSAIC COMPANY
By:
Name:
Title:

Exhibit I - 2	Notice of Borrowing

EXHIBIT II
[FORM OF] NOTICE OF CONVERSION/CONTINUATION
[BORROWER LETTERHEAD]

[Date]

1525 W WT Harris Blvd
Charlotte, NC  28262
Mail Code:  D1109-019
Attn:  Syndication Agency Services
Telephone:  (704) 590-2706
Telecopy: (704) 590-2790

Re:
Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November [__], 2016, by and among The Mosaic Company, a Delaware corporation (the “Borrower”), the financial institutions from time to time party thereto, as lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”).

Pursuant to subsection 2.2D of the Credit Agreement, the Borrower hereby gives notice of its request for a conversion/continuation as follows:

Description of outstanding Loan:
Maturity Date:	[Date if applicable]
Amount:	[Amount]
Type of Loan:	[Term Loan, Revolving Loan or Swing Line Loan]

Description of new Loan(s):
Date:	[Date][1]
Requested Amount:	[Amount]
Type of Request:	[Continuation or Conversion2]
Interest Rate Option:	[Base Rate Loan or Eurodollar Rate Loan]
Interest Period:	[For Eurodollar Rate Loan: Duration of Interest Period]
Maturity Date:	[Date if applicable]

The Borrower will wire funds for [both the paydown in principal of [amount] plus] interest of [amount] for value [Date] to:

[Insert Administrative Agent bank account delivery instructions based on Currency]

In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned Officer, in his or her capacity as an officer of the Borrower and not in his or her personal capacity, to the best of his or her knowledge, and the Borrower certify that (a) no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement and (b) all of the

1Complete with a Business Day in accordance with subsection 2.2D.
2Conversion subject to limitations of subsection 2.2D.

Exhibit II - 1	Notice of Conversion/Continuation

conditions applicable to the conversion or continuation of the Loan described herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such conversion or continuation.

If you have any questions regarding this transaction, please contact the undersigned as soon as possible.

Sincerely,

THE MOSAIC COMPANY
By:
Name:
Title:

Exhibit II - 2	Notice of Conversion/Continuation

EXHIBIT III
[FORM OF] REQUEST FOR ISSUANCE
Pursuant to that certain Second Amended and Restated Credit Agreement dated as of November [__], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among THE MOSAIC COMPANY, a Delaware corporation (the “Borrower”), the financial institutions from time to time party thereto, as lenders (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), this represents the Borrower’s request for the issuance of a Letter of Credit by the Issuing Lender as follows:

1.	Issuing Lender:	______________________________
2.	Date of issuance of Letter of Credit:	_______________________, ______
3.	Face amount of Letter of Credit:	___________________ [specify currency]
4.	Expiration date of Letter of Credit:	_______________________, ______
5.
Attached hereto is a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

The undersigned [Officer] [, designee of one or more Officers of the Borrower previously identified to the Administrative Agent in writing by an Officer of the Borrower], in his or her capacity as an officer of the Borrower and not in his or her personal capacity, to the best of his or her knowledge, and the Borrower certify that (a) no event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default or a Potential Event of Default and (b) all of the conditions applicable to the issuance of the Letter of Credit described herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such issuance.

[signature page follows]

Exhibit III - 1	Request for Issuance

DATED: ____________________        THE MOSAIC COMPANY

By:
Name:
Title:

Exhibit III - 2	Request for Issuance

EXHIBIT IV
[FORM OF] REVOLVING NOTE
THE MOSAIC COMPANY
$_____________________                            [Issuance date]

FOR VALUE RECEIVED, THE MOSAIC COMPANY, a Delaware corporation (the “Borrower”), promises to pay to ________________ (“Payee”) or its registered assigns, the lesser of (x) _______________________ ($[____________________1]) and (y) the unpaid principal amount of all advances made by Payee to the Borrower as Revolving Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.
The Borrower also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Second Amended and Restated Credit Agreement dated as of November [__], 2016 by and among the Borrower, the financial institutions from time to time party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).
This Note is one of the Borrower’s “Revolving Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.
All payments of principal and interest in respect of this Note shall be made in the same currency in which such Revolving Loan was made in Same Day Funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been consented to by the Borrower (to the extent required under the terms of the Credit Agreement) and accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, the Borrower and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

1Insert Dollar amount of Lender's Revolving Loan Commitment in numbers.
2Insert Lender's name in capital letters.
3Insert amount of Lender's Revolving Loan Commmitment in words.

Exhibit IV - 1	Revolving Note

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.
This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of the Borrower as provided in the Credit Agreement.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.
Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.
No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.
The Borrower promises to pay all reasonable costs and expenses, including reasonable and documented attorneys’ fees, all as and to the extent provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest and, except as set forth in the Credit Agreement, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank.]

Exhibit IV - 2	Revolving Note

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.
THE MOSAIC COMPANY
By:
Name:
Title:

Exhibit IV - 3	Revolving Note

TRANSACTIONS
ON
REVOLVING NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit IV - 4	Revolving Note

EXHIBIT V
[FORM OF] SWING LINE NOTE
THE MOSAIC COMPANY
$75,000,000.00                                [Issuance date]

FOR VALUE RECEIVED, THE MOSAIC COMPANY, a Delaware corporation (the “Borrower”), promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swing Line Lender (“Payee”) or its registered assigns, the lesser of (x) SEVENTY FIVE MILLION AND NO/100 DOLLARS ($75,000,000.00) and (y) the unpaid principal amount of all advances made by Payee in its capacity as Swing Line Lender to the Borrower as Swing Line Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.
The Borrower also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Second Amended and Restated Credit Agreement dated as of November [__], 2016, by and among the Borrower, the financial institutions from time to time party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).
This Note is the Borrower’s “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.
All payments of principal and interest in respect of this Note shall be made in Dollars in Same Day Funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.
Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.
This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of the Borrower as provided in the Credit Agreement.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

Exhibit V - 1	Swing Line Note

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.
No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.
The Borrower promises to pay all reasonable costs and expenses, including reasonable and documented attorneys’ fees, all as and to the extent provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest and, except as set forth in the Credit Agreement, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
[Remainder of page intentionally left blank.]

Exhibit V - 2	Swing Line Note

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.
THE MOSAIC COMPANY
By:
Name:
Title:

Exhibit V - 3	Swing Line Note

TRANSACTIONS
ON
SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit V - 4	Swing Line Note

EXHIBIT VI
[FORM OF] TERM LOAN NOTE
THE MOSAIC COMPANY
$_____________________1                            [Issuance date]

FOR VALUE RECEIVED, THE MOSAIC COMPANY, a Delaware corporation (the “Borrower”), promises to pay to ________________2 (“Payee”) or its registered assigns, the lesser of (x) _______________________3 ($[____________________1]) and (y) the unpaid principal amount of all advances made by Payee to the Borrower as Term Loan Note under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.
The Borrower also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Second Amended and Restated Credit Agreement dated as of November [__], 2016, by and among the Borrower, the financial institutions from time to time party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).
This Note is one of the Borrower’s “Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby were made and are to be repaid.
All payments of principal and interest in respect of this Note shall be made in the same currency in which such Term Loan was made in Same Day Funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been consented to by the Borrower (to the extent required under the terms of the Credit Agreement) and accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, the Borrower and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

1Insert Dollar amount of Lender's Term Commitment in numbers.
2Insert Lender's name in capital letters.
3Insert amount of Lender's Term Commitment in words.

Exhibit VI - 1	Term Loan Note

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.
This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of the Borrower as provided in the Credit Agreement.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.
Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.
No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.
The Borrower promises to pay all reasonable costs and expenses, including reasonable and documented attorneys’ fees, all as and to the extent provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest and, except as set forth in the Credit Agreement, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank.]

Exhibit VI - 2	Term Loan Note

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.
THE MOSAIC COMPANY
By:
Name:
Title:

Exhibit VI - 3	Term Loan Note

EXHIBIT VII
[FORM OF] COMPLIANCE CERTIFICATE
THE UNDERSIGNED, IN HIS OR HER CAPACITY AS AN OFFICER OF THE MOSAIC COMPANY, A DELAWARE CORPORATION (the “Borrower”) AND NOT IN HIS OR HER PERSONAL CAPACITY, HEREBY CERTIFIES THAT:
(1)    I am the duly elected [Title] of the Borrower;
(2)    I have reviewed the terms of that certain Second Amended and Restated Credit Agreement dated as of November [__], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate being used in this Certificate as therein defined), by and among the Borrowers, the financial institutions from time to time party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
(3)    The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate [, except as set forth below].
[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:
____________________________________________________________]
(4)    The Borrower is in compliance with each of the financial covenants contained in subsection 7.6 of the Credit Agreement as shown on Attachment No. 1 annexed hereto.

Exhibit VII - 1	Compliance Certificate

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, ____ pursuant to subsection 6.1(iv) of the Credit Agreement.

THE MOSAIC COMPANY
By:
Name:
Title:

Exhibit VII - 2	Compliance Certificate

ATTACHMENT NO. 1
TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, ____ and pertains to the period from ____________, ____ to ____________, ____. Subsection references herein relate to subsections of the Credit Agreement.

A.	Consolidated Indebtedness to Consolidated Capitalization Ratio (as of ____________________, _______)

	1.	Consolidated Indebtedness:	$
	2.	Consolidated Capitalization Ratio:	$
	3.	Leverage Ratio (1):(2):
	4.	Maximum ratio permitted under subsection 7.6A:		0.65 to 1.00

Compliance (Yes/No)

B.	Minimum Interest Coverage Ratio (as of _________________, ______)

	1.	Consolidated EBITDA:	$
	2.	Total Interest:	$
	2.	Minimum permitted under subsection 7.6B:		3.00 to 1.00

Compliance (Yes/No)

C.	Applicable Margin

	1.	Debt Rating
	3.	Pricing Level

Exhibit VII - 3	Compliance Certificate

EXHIBIT VIII
[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the, “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:    ______________________________
2.    Assignee:    ______________________________ [and is an Affiliate/Approved Fund1]
3.    The Borrower: The Mosaic Company
4.    Administrative Agent:     Wells Fargo Bank, National Association, as administrative agent under the Credit Agreement

1Select as applicable.

Exhibit VIII - 1	Assignment and Assumption Agreement

5.    Credit Agreement:    The Second Amended and Restated Credit Agreement dated as of November [__], 2016, among The Mosaic Company, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

Exhibit VIII - 2	Assignment and Assumption Agreement

6.    Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Revolving Loan Commitment	$_____________	$_____________	__________%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:
Consented to and Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Title:

[Consented to:]

THE MOSAIC COMPANY, as Borrower

By:
Title:

2Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit VIII - 3	Assignment and Assumption Agreement

ANNEX 1

THE MOSAIC COMPANY
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in

Exhibit VIII - 4	Assignment and Assumption Agreement

taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Exhibit VIII - 5	Assignment and Assumption Agreement

EXHIBIT IX
EXHIBIT IX-A
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November [__], 2016, by and among The Mosaic Company, a Delaware corporation (the “Borrower”), the financial institutions from time to time party thereto, as lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”)
Pursuant to the provisions of subsection 2.7B(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
    Name:
    Title:
Date: ________ __, 201_

Exhibit IX - 1	Form of U.S. Tax Compliance Certificate

EXHIBIT IX-B
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November [__], 2016, by and among The Mosaic Company, a Delaware corporation (the “Borrower”), the financial institutions from time to time party thereto, as lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”)
Pursuant to the provisions of subsection 2.7B(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
    Name:
    Title:
Date: ________ __, 201_

Exhibit IX - 2	Form of U.S. Tax Compliance Certificate

EXHIBIT IX-C
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November [__], 2016, by and among The Mosaic Company, a Delaware corporation (the “Borrower”), the financial institutions from time to time party thereto, as lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”)
Pursuant to the provisions of subsection 2.7B(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:______________________________________
    Name:
    Title:
Date: ________ __, 201_

Exhibit IX - 3	Form of U.S. Tax Compliance Certificate

EXHIBIT IX-D
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November [__], 2016, by and among The Mosaic Company, a Delaware corporation (the “Borrower”), the financial institutions from time to time party thereto, as lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”)
Pursuant to the provisions of subsection 2.7B(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit IX - 4	Form of U.S. Tax Compliance Certificate

[NAME OF LENDER]
By:______________________________________
    Name:
    Title:
Date: ________ __, 201_

Exhibit IX - 5	Form of U.S. Tax Compliance Certificate

SCHEDULE 1.1
To
Credit Agreement
made and entered into as of November 18, 2016
EXISTING LETTERS OF CREDIT

Beneficiary	Issuer	External Reference	Initial Date	Maturity Date	Currency	Total Amount
Lumbermans Mutual	Wells Fargo Bank	NZS649181	29-Jul-09	22-Oct-17	USD	2,830,000.00
Reliance Insurance	Wells Fargo Bank	NZS660294	10-May-10	31-May-17	USD	67,988.00
AIG/Chartis	Wells Fargo Bank	NZS649823	29-Jul-09	4-Nov-17	USD	10,273,945.00
Old Republic	Wells Fargo Bank	IS0100766U	25-Oct-13	31-Oct-17	USD	5,082,810.00

Schedule 2.1
Lenders’ Commitments and Pro Rata Shares

Lender	Revolving Commitment Amount	Term Commitment	Pro Rata Share*
Wells Fargo Bank, National Association	$143,382,353.00	$51,617,647.00	7.1691176470%
U.S. Bank National Association	$143,382,353.00	$51,617,647.00	7.1691176470%
Bank of Montreal	$143,382,353.00	$51,617,647.00	7.1691176470%
The Bank of Nova Scotia	$143,382,353.00	$51,617,647.00	7.1691176470%
The Bank of Tokyo-Mitsubishi UFJ, Ltd	$143,382,353.00	$51,617,647.00	7.1691176470%
BNP Paribas	$130,147,059.00	$64,852,941.00	7.1691176470%
JPMorgan Chase Bank, N.A.	$143,382,353.00	$51,617,647.00	7.1691176470%
PNC Bank, National Association	$143,382,353.00	$51,617,647.00	7.1691176470%
Bank of America, N.A.	$89,705,882.00	$32,294,118.00	4.485294118%
Barclays Bank PLC	$89,705,882.00	$32,294,118.00	4.485294118%
Goldman Sachs Bank USA	$89,705,882.00	$32,294,118.00	4.485294118%
CoBank, ACB	$66,176,471.00	$23,823,529.00	3.308823529%
Farm Credit Bank of Texas	$66,176,471.00	$23,823,529.00	3.308823529%
Farm Credit Services of America, PCA	$66,176,471.00	$23,823,529.00	3.308823529%
Citibank, N.A.	$55,147,059.00	$19,852,941.00	2.757352941%
The Toronto-Dominion Bank, New York Branch	$55,147,059.00	$19,852,941.00	2.757352941%
UBS AG, Stamford Branch	$55,147,059.00	$19,852,941.00	2.757352941%
AgFirst Farm Credit Bank	$47,794,117.00	$17,205,883.00	2.389705882%
United FCS, PCA dba FCS Commercial Finance Group	$47,794,117.00	$17,205,883.00	2.389705882%
GreenStone Farm Credit Services, ACA	$40,441,176.00	$14,558,824.00	2.022058824%

Lender	Revolving Commitment Amount	Term Commitment	Pro Rata Share*
Banco Bradesco S.A., New York Branch	$50,000,000.00	N/A	1.838235294%
The Northern Trust Company	$36,764,706.00	13,235,294.00	1.838235294%
1st Farm Credit Services, PCA	$10,294,118.00	3,705,882.00	0.514705882%
TOTALS	$2,000,000,000	$720,000,000	100%

*Pro rata share of aggregate Revolving Loan Commitments and Term Loan

Table of Contents	Schedule 5.1

SCHEDULE 5.1
To
Credit Agreement
made and entered into as of November 18, 2016

SUBSIDIARIES

Company	Jurisdiction
Wholly owned subsidiaries
4160142 Canada, Ltd.	Canada
4379934 Canada Ltd.	Canada
Agrico Chemical Company	Delaware
Agricultural Innovation, LLC	Delaware
Bayovar Holdings	Luxembourg
Big Bend Transfer Co., LLC	Delaware
Canadian Resources Limited Partnership	Saskatchewan
CASA2 LLC	Delaware
FMRP Inc.	Delaware
Freeport Geothermal Resources Company	Delaware
GNS II (U.S.) LLC	Delaware
GNS Luxembourg	Luxembourg
IMC Asia Crop Nutrients pte Limited	Singapore
IMC Big Bend Inc.	Delaware
IMC Chemical North America LLC	Delaware
IMC Global (Barbados) Ltd.	Barbados
IMC Global (Brazil) Ltda.	Brazil
Innovative Land Management, LLC	Delaware
Minera Sofia Holdings LLC	Delaware
Mosaic Berg B.V.	Netherlands
Mosaic Canada Crop Nutrition, LP	Manitoba
Mosaic Canada Logistics ULC	Alberta
Mosaic Canada ULC	Nova Scotia
Mosaic Crop Nutrition (Hong Kong) Limited	Hong Kong
Mosaic Crop Nutrition, LLC	Delaware
Mosaic de Argentina S.A.	Argentina
Mosaic de Chile Fertilizantes Limitada	Chile
Mosaic Esterhazy B.V.	Netherlands
Mosaic Esterhazy Holdings ULC	Canada
Mosaic Esterhazy ULC	Canada
Mosaic Feed Ingredients Limited	Canada
Mosaic Fertilizantes do Brasil Ltda.	Brazil
Mosaic Fertilizantes Limited	Bahamas
Mosaic Fertilizantes Paraguay S.R.L.	Paraguay

1Indirectly owned 50% by The Mosaic Company. See Schedule 7.3.

Table of Contents	Schedule 5.1

Company	Jurisdiction
Mosaic Fertilizer, LLC	Delaware
Mosaic Fertilizers (Beijing) Co., Ltd.	China
Mosaic Fertilizers (Hong Kong) Limited	Hong Kong
Mosaic Fertilizers (Qinhuangdao) Co., Ltd.	China
Mosaic Fertilizers (Yantai) Co., Ltd.	China
Mosaic Global Dutch Holdings B.V.	Netherlands
Mosaic Global Holdings Inc.	Delaware
Mosaic Global Netherlands B.V.	Netherlands
Mosaic Global Operations Inc.	Delaware
Mosaic Global Sales, LLC	Delaware
Mosaic I (Canada) Holdings ULC	Nova Scotia
Mosaic India Private Limited	India
Mosaic International Australia Pty Limited	Australia
Mosaic Phosphates B.V.	Netherlands
Mosaic Potash B.V.	Netherlands
Mosaic Potash Carlsbad Inc.	Delaware
Mosaic Potash Colonsay ULC	Nova Scotia
Mosaic Potash Esterhazy Limited Partnership	Saskatchewan
Mosaic Sulphur Holdings LLC	Delaware
Mosaic USA Holdings Inc.	Delaware
Mosaic USA LLC	Delaware
MosCo Luxembourg S.a r.l.	Luxembourg
Phosphate Acquisition Partners L.P.	Delaware
PRP-GP LLC	Delaware
Pure Water Technologies Holding Company LLC	Delaware
Sarabhumi Resources (Private) Limited	Sri Lanka
South Ft. Meade Land Management, Inc.	Delaware
Stillwater Preserve Development, LLC	Delaware
Tampa Port Services, LLC	Delaware
The Vigoro Corporation	Delaware
Vigindustries Inc.	Delaware

Other subsidiaries (percentage interest)
Fospar S.A. (62.05%)	Brazil
South Ft. Meade General Partner, LLC (49%)	Delaware
South Ft. Meade Partnership, L.P. (35%)	Delaware
Gulf Marine Solutions, LLC[1]	Delaware

1Indirectly owned 50% by The Mosaic Company. See Schedule 7.3.

Table of Contents	Schedule 7.1

SCHEDULE 7.1 To Credit Agreement made and entered into as of November 18, 2016 CERTAIN EXISTING INDEBTEDNESS

Letters of Credit
Beneficiary	Issuer	External Reference	Initial Date	Maturity Date	Currency	Total Amount as of November 15, 2016
Lumbermans Mutual	Wells Fargo Bank	NZS649181	29-Jul-09	22-Oct-17	USD	$2,830,000.00
Reliance Insurance	Wells Fargo Bank	NZS660294	10-May-10	31-May-17	USD	$67,988.00
AIG/Chartis	Wells Fargo Bank	NZS649823	29-Jul-09	4-Nov-17	USD	$10,275,945.00
Old Republic	Wells Fargo Bank	IS0100766U	25-Oct-13	31-Oct-17	USD	$5,082,810.00

Short and Long Term Debt
USA	CUSIP No.	Currency	Maturity Date	Outstanding Principal Amount as of November 15, 2016	Grandfathered Amount
7.375% Debenture	449669CD	USD	8/1/2018	$89,000,000.00	$89,000,000.00
7.30% Debenture	449669AK	USD	1/15/2028	$147,142,000.00	$147,142,000.00
GMS loan		USD		$52,037,482.00	$52,037,482.00

Brazil	Maturity Date	Currency	Total Facility Amount as of November 15, 2016
Itau / BNDES	16-Nov-16	BRL	990,400.00		990,400.00
Votorantim / BNDES	17-Apr-17	BRL	874,332.00		874,332.00
Votorantim / BNDES	17-Apr-17	BRL	1,040,740.73		1,040,740.73
Votorantim / BNDES Automatico	17-Apr-17	BRL	984,274.14		984,274.14

Table of Contents	Schedule 7.1

Votorantim / BNDES	17-Apr-17	BRL	151,807.72	151,807.72
Mutual/Fospar	2-Dec-16	BRL	4,138,500.00	4,138,500.00
Mutual/Fertipar	2-Dec-16	BRL	2,536,500.00	2,536,500.00
FINIMP/Fospar	10-Mar-19	USD	$3,460,786.00	$3,460,786.00
Votorantim / BNDES Automatico	17-Apr-17	USD	$105,933.41	$105,933.41
Votorantim / BNDES Automatico	17-Apr-17	USD	$126,095.37	$126,095.37
Votorantim / BNDES Automatico	17-Apr-17	USD	$125,564.39	$125,564.39
Itau / BNDES	15-Aug-21	BRL	4,000,000.00	4,000,000.00
Itau / BNDES	15-Aug-21	BRL	1,230,985.16	1,230,985.16
Itau / BNDES	15-Jul-21	BRL	307,746.29	307,746.29
Itau / BNDES	15-Jul-21	BRL	512,910.48	512,910.48
Itau / BNDES	15-Aug-21	BRL	321,754.33	321,754.33
Itau / BNDES	15-Aug-21	BRL	80,708.58	80,708.58
Itau / BNDES	15-Aug-21	BRL	134,064.31	134,064.31
Itau / BNDES	15-Jun-23	BRL	3,971,430.00	3,971,430.00
Itau / BNDES	15-Jun-23	BRL	598,500.00	598,500.00
Itau / BNDES	15-Aug-21	BRL	250,840.28	250,840.28
Itau / BNDES	15-Aug-21	BRL	104,516.78	104,516.78
Itau / BNDES	15-Aug-21	BRL	62,710.07	62,710.07
Itau / BNDES	15-Aug-21	BRL	508,158.51	508,158.51
Itau / BNDES	15-Aug-21	BRL	1,273,883.12	1,273,883.12
Itau / BNDES	15-Aug-21	BRL	318,200.78	318,200.78
Itau / BNDES	15-Aug-21	BRL	530,784.63	530,784.63
Itau / BNDES	15-Aug-21	BRL	5,434,445.59	5,434,445.59
Itau / BNDES	15-Jan-22	BRL	6,945,096.80	6,945,096.80
Itau / BNDES	15-Jan-22	BRL	4,656,753.31	4,656,753.31
Itau / BNDES	15-Nov-22	BRL	5,618,191.82	5,618,191.82
Itau / BNDES	15-Nov-22	BRL	2,410,596.00	2,410,596.00
Itau / BNDES	15-Jan-23	BRL	3,614,049.46	3,614,049.46
Itau / BNDES	15-Nov-22	BRL	500,638.27	500,638.27
Itau / BNDES	15-Nov-22	BRL	2,942,604.00	2,942,604.00

Table of Contents	Schedule 7.1

Itau / BNDES	15-Jan-23	BRL	442,077.16		442,077.16

China
J.P. Morgan China (Working Capital)	28-Mar-17	RMB	100,000,000.00		100,000,000.00
J.P. Morgan China (Cash Pool Overdraft)	28-Mar-17	RMB	45,000,000.00		45,000,000.00
J.P. Morgan China (Trade Finance)	28-Mar-17	USD	$18,000,000.00		$18,000,000.00
J.P. Morgan Hong Kong (Working Capital)	12-May-17	USD	$20,000,000.00		$20,000,000.00
Scotia Bank	OPEN	RMB	180,000,000.00		180,000,000.00

India
Bank of Tokyo Mitsubishi - Offshore	OPEN	USD	$30,000,000.00		$30,000,000.00
Bank of Tokyo Mitsubishi - Onshore	OPEN	INR	1,800,000,000.00		1,300,000,000.00
J.P. Morgan	OPEN	INR	1,250,000,000.00		1,250,000,000.00
Scotia Bank	OPEN	INR	1,250,000,000.00		1,000,000,000.00
Standard Chartered Bank	OPEN	USD	$20,000,000.00		$20,000,000.00

Surety Bonds
Issuer	Bond Number	Maturity Date	Currency	Bond Amount as of November 15, 2016
LIBERTY MUTUAL INSURANCE COMPANIES	29S107624	11/24/2016	USD	$8,813,120.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S107626	12/13/2018	USD	$250,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S107629	12/13/2016	USD	$33,500.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S109765	6/27/2017	USD	$10,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S110174	6/27/2017	USD	$4,464,548.70
LIBERTY MUTUAL INSURANCE COMPANIES	29S111967	2/7/2017	USD	$91,742.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S115154	6/6/2017	USD	$235,482.80
LIBERTY MUTUAL INSURANCE COMPANIES	29S119200	3/8/2017	USD	$15,667,270.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S120266	9/15/2017	USD	$4,523,051.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S120437	11/18/2016	USD	$1,724,123.92
LIBERTY MUTUAL INSURANCE COMPANIES	29S120534	12/28/2016	USD	$69,861.02
LIBERTY MUTUAL INSURANCE COMPANIES	29S102453	8/23/2017	USD	$100,000.00

Table of Contents	Schedule 7.1

SAFECO INSURANCE COMPANIES	050930007	2/7/2017	USD	$10,000.00
SAFECO INSURANCE COMPANIES	050930008	2/7/2017	USD	$100,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	120105014	2/10/2017	USD	$80,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	160105002	1/6/2017	USD	$100,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	285038749	7/19/2017	USD	$145,560.00
LIBERTY MUTUAL INSURANCE COMPANIES	285039866	1/24/2017	USD	$750,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	285045584	10/9/2017	USD	$2,500.00
LIBERTY MUTUAL INSURANCE COMPANIES	285046522	1/10/2017	USD	$3,800.00
LIBERTY MUTUAL INSURANCE COMPANIES	285049496	1/19/2017	USD	$5,056,860.00
LIBERTY MUTUAL INSURANCE COMPANIES	285049584	12/31/2017	USD	$10,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	285051309	12/31/2016	USD	$14,402.00
LIBERTY MUTUAL INSURANCE COMPANIES	285051348	11/13/2016	USD	$27,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	285051402	12/31/2016	USD	$43,896.00
LIBERTY MUTUAL INSURANCE COMPANIES	285052050	12/31/2016	USD	$78,600.00
LIBERTY MUTUAL INSURANCE COMPANIES	285052798	6/30/2017	USD	$183,911.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S101128	8/29/2017	USD	$260,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S107617	10/23/2017	USD	$28,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S111201	10/24/2017	USD	$5,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S111202	10/24/2017	USD	$5,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S111203	10/24/2017	USD	$5,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S111204	10/24/2017	USD	$5,000.00
LIBERTY MUTUAL INSURANCE COMPANIES	29S112260	5/30/2017	USD	$25,000.00
CHUBB GROUP OF INSURANCE COMPANIES	82382100	8/5/2017	USD	$1,642,070.00
ACE INA GROUP	K06989123	5/9/2017	USD	$4,010,794.00
ACE INA GROUP	K06990150	9/3/2017	USD	$2,326,613.00
ACE INA GROUP	K07338259	12/23/2016	USD	$54,840.81
ACE INA GROUP	K09386749	3/1/2017	USD	$57,326,523.00
CHUBB GROUP OF INSURANCE COMPANIES	82382102	7/31/2017	USD	$78,000.00
ACE INA GROUP	K09213338	3/17/2017	USD	$2,000,000.00
ACE INA GROUP	K09531129	9/28/2017	USD	$64,862,761.00
TRAVELERS PROPERTY CASUALTY GROUP	104699231	3/9/2017	USD	$65,569.72

Table of Contents	Schedule 7.1

TRAVELERS PROPERTY CASUALTY GROUP	105066261	2/26/2017	USD	$217,114.00
TRAVELERS PROPERTY CASUALTY GROUP	105083345	3/18/2017	USD	$161,871.00
TRAVELERS PROPERTY CASUALTY GROUP	105187667	11/24/2016	USD	$33,689,263.02
TRAVELERS PROPERTY CASUALTY GROUP	105218448	12/11/2016	USD	$249,032.00
THE ST. PAUL COMPANIES	400KA3490	9/24/2017	USD	$53,856,798.00
THE ST. PAUL COMPANIES	400KG6200	7/5/2017	USD	$300,225.00
THE ST. PAUL COMPANIES	KA2977	7/1/2017	USD	$24,130,783.00
TRAVELERS PROPERTY CASUALTY GROUP	104740612	5/24/2017	USD	$100,000.00
THE ST. PAUL COMPANIES	400KA2987	8/27/2017	USD	$7,000,000.00
THE ST. PAUL COMPANIES	400KA3514	10/11/2017	USD	$2,500.00
TRAVELERS PROPERTY CASUALTY GROUP	SG6293	2/22/2017	USD	$5,000.00
CNA INSURANCE GROUP	929633809	9/28/2017	USD	$64,862,761.00
NAS SURETY GROUP	2222101	9/28/2017	USD	$64,862,761.00
W. R. BERKLEY GROUP	0194827	8/18/2017	USD	$828,805.08
W. R. BERKLEY GROUP	0194845	5/1/2017	USD	$2,190,000.00
W. R. BERKLEY GROUP	0194848	8/2/2017	USD	$323,327.00
ZURICH INSURANCE GROUP	08884375	7/6/2017	USD	$41,176.00
ZURICH INSURANCE GROUP	08918134	10/10/2017	USD	$111,999.00
ZURICH INSURANCE GROUP	08941294	12/11/2016	USD	$141,000.00
ZURICH INSURANCE GROUP	08941568	2/4/2017	USD	$43,032.00
ZURICH INSURANCE GROUP	08941617	3/6/2017	USD	$6,375,377.00
ZURICH INSURANCE GROUP	08941618	3/6/2017	USD	$759,500.00
ZURICH INSURANCE GROUP	08942593	6/6/2017	USD	$122,913.15
ZURICH INSURANCE GROUP	08943537	7/13/2017	USD	$171,128.00
ZURICH INSURANCE GROUP	08943560	8/10/2017	USD	$4,454,547.03
ZURICH INSURANCE GROUP	09079662	6/19/2017	USD	$2,775,894.00
ZURICH INSURANCE GROUP	09079679	6/19/2017	USD	$575,472.93
ZURICH INSURANCE GROUP	9209151	2/4/2017	USD	$323,327.00
ZURICH INSURANCE GROUP	08918101	9/26/2017	USD	$250,000.00
ZURICH INSURANCE GROUP	09079663	6/19/2017	USD	$293,000.00
ZURICH INSURANCE GROUP	141117012	11/28/2016	USD	$50,000.00

Table of Contents	Schedule 7.1

ZURICH INSURANCE GROUP	9228589	9/28/2017	USD	$64,862,761.00

Captial Leases
Issuer	Maturity Date	Currency	Amount		Grandfathered Amount
PNC Railcars	9/15/2023	CAD	54,588,961		54,588,961
Railcar Solutions LTD	6/30/2022	USD	$543,300		$543,300
Fishhawk Leasue 13830 Circa Crossing Drive, Lithia, FL	2030	USD	$17,925,914		$17,925,914
SA Sim Capital Lease	2019	USD	$508,290		$508,290

Other

Participating interest in Canpotex Limited including Canpotex Bulk Terminals Limited (collectively "Canpotex"), including contractual obligations to reimburse Canpotex for the pro rata share of any losses or other liabilities incurred. Canpotex is an export association of Canadian potash producers. Most of Borrower's and its Subsidiaries' export sales of potash crop nutrients are marketed through Canpotex, which funds its operations in part through third-party financing facilities. The reimbursements are made through reductions to members’ cash receipts from Canpotex. As of September 2016, and December 2015 and 2014, $46.5 million, $59.3 million and $118.0 million, respectively, of accounts receivable were due from Canpotex. In the nine months ended September 30, 2016, and the years ended December 31, 2015 and 2014, sales to Canpotex were $0.5 billion, $1.1 billion, and $1.0 billion, respectively.

Sublease Agreement dated as of December 1, 1981 between FLF IMC LLC and FLF IMC Trustee LLC, as successor in interest to Security Pacific Commercial Leasing Inc., and Mosaic Fertilizer, LLC, as successor in interest to International Minerals & Chemical Corporation, as amended, pursuant to which Mosaic Fertilizer, LLC subleases an ammonia facility as described therein

Ammonia Offtake Agreement dated as of June 28, 2006 between Faustina Ammonia LLC and Mosaic Fertilizer, LLC
Anhydrous Ammonia Purchase Agreement dated October 28, 2013 between CF Industries Sales, LLC (CFS) and Mosaic, as modified by that certain letter agreement dated August 4, 2016 between CFS and Mosaic.
The outstanding balance for the Fertiza escrow account is USD 4,844,963.10 as of 10/31/2016 (the escrow account refers to tax liabilities on the acquisition of Fertiza in Brazil). A recent decision on these taxes discussions determined that Mosaic Brazil should pay USD 3,801,604.60 to the seller’s (Batistela family) in November, 2016. Therefore, the remaining balance after the payment will be USD 1,043,358.50

Rail car and sulfuric and phosphoric acid tug or barge financings of up to $175 million in the aggregate (including rail car leases with PNC Railcars and Railcar Solutions LTD listed above).

Letter of credit to be issued in 2017 for the benefit of the U.S. Environmental Protection Agency ("EPA") and the Florida Department of Environmental Protection ("FDEP") as required under the terms of the Consent Decree dated September 30, 2015 among the United States of America, the FDEP, Mosaic Fertilizer, LLC and The Mosaic Company

Table of Contents	Schedule 7.1

Ammonia tug and barge financing arrangements in an amount not to exceed $250 million.

Table of Contents	Schedule 7.2A

SCHEDULE 7.2A
To
Credit Agreement
made and entered into as of November 18, 2016
CERTAIN EXISTING LIENS
Other

Mortgage given by Mosaic Fertilizer, LLC to the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida, dated February 7, 2008, filed in Polk County, Florida on March 7, 2008, as instrument No. 2008039585 in Book 07572, Pages 0105-0110

Mortgage given by Mosaic Fertilizer, LLC to the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida, dated February 7, 2008, filed in Polk County, Florida on March 7, 2008, as instrument No. 2008039586 in Book 07572, Pages 0111-0116

Mortgage to be granted by Mosaic Fertilizer, LLC in favor of the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida, represented by the State of Florida, Department of Environmental Protection, in connection with the Florida Department of Environmental Protection nonmandatory land reclamation program, providing financial assurance in an amount not to exceed $1,825,917.

Right of First Refusal by and between Mosaic Fertilizer, LLC (successor by merger to IMC-Agrico Company) and Dennis Carlton dated May 25, 2004, located in Manatee County, Florida, recorded in OR Book 01952, pages 6891-6894.

Option to Purchase in favor of Dennis Carlton by Mosaic Fertilizer, LLC, (successor by merger to IMC-Agrico Company) dated May 25, 2004 located in Manatee County, recorded in OR Book 1952, pages 6888-6890 in exchange for waiver of setback.

Reconveyance of approximately 80 acres located in Hardee County, Florida after reclamation of said property by Mosaic Fertilizer, LLC to Edward S. Schontag and Harriet Schontag pursuant to an Agreement for Sale and Purchase of Real Property made and entered into April 15, 1996 by and between Mosaic Fertilizer, LLC (successor by merger to IMC-Agrico Company).

Reservations and right of first offer contained in that certain Warranty Deed from Robert M. O’Neal and Dada L. O’Neal to South Ft. Meade Land Management, Inc. (successor to CF Industries, Inc.) recorded September 30, 1999 in Book 577, Page 492.
Reservations and right of first offer contained in that certain Warranty Deed from Jay A. Clark, III and Linda G. Clark to South Ft. Meade Land Management, Inc. (successor to CF Industries, Inc.) recorded September 30, 1999 in Book 577, Page 487.
Reservations and right of first offer contained in that certain Warranty Deed from Jason C. Clark and Holly J. Clark to South Ft. Meade Land Management, Inc. (successor to CF Industries, Inc.) recorded September 30, 1999 in Book 577, Page 482.

Table of Contents	Schedule 7.2A

Right of first refusal upon certain sales of Mosaic Fertilizer, LLC’s Big Bend, Gibsonton, Florida port under Ground Lease dated as of February 19, 2001 between Mosaic Fertilizer, LLC (as successor by merger to IMC Phosphates Company) and Big Bend Transfer Co., LLC, as amended by First Amendment dated as of February 19, 2001.
Reconveyance of approximately 17,500 acres located in Hardee County, Florida after reclamation of said property by Mosaic Fertilizer, LLC to Doyle E. Carlton, III, Susan Carlton Smith, and Jane Carlton Durando pursuant to an Option Agreement, as amended, made and entered into June 28, 1990 by and between Mosaic Fertilizer, LLC (successor by merger to IMC-Agrico Company).

The outstanding balance for the Fertiza escrow account is USD 4,844,963.10 as of 10/31/2016 (the escrow account refers to tax liabilities on the acquisition of Fertiza in Brazil). A recent decision on these taxes discussions determined that Mosaic Brazil should pay USD 3,801,604.60 to the seller’s (Batistela family) in November, 2016. Therefore, the remaining balance after the payment will be USD 1,043,358.

Liens on equipment purchased by Mosaic Brazil through FINAME (subsidized credit loans) in the amount of approximately BRL 4,569,930.00 (approximately USD $1.4 Million).
Personal Property Security Agreement filed by Bank of Montreal against Mosaic Canada ULC on January 6, 2011, in the province of Saskatchewan as Registration No. 300674353.
Personal Property Security Agreement filed by Motion Industries (Canada) Inc. and BC Bearing Engineers, a division of Motion Industries (Canada) Inc. against Mosaic Potash Belle Plaine Mine and Mosaic Canada ULC on July 13, 2015, in the province of Saskatchewan as Registration No. 301362928.
Personal Property Security Agreement filed by Motion Industries (Canada) Inc. and BC Bearing Engineers, a division of Motion Industries (Canada) Inc. against Mosaic Potash Colonsay ULC on July 13, 2015, in the province of Saskatchewan as Registration No. 301362925.

Mortgage given by Mosaic Fertilizer, LLC to the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida, dated July 23, 2012, filed in Polk County, Florida (Parcel No. AGR-PC-022)

Mortgage given by Mosaic Fertilizer, LLC to the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida, dated July 23, 2012, filed in Polk County, Florida (Parcel No. AGR-PC-024 and AGR-PC-L)

Rights of first refusal related to real property located near Belle Plaine, SK facility contained in agreements with Hutterian Brethren Church of Belle Plaine Inc.

SCHEDULE 7.2C
To
Credit Agreement
made and entered into as of November 18, 2016
AGREEMENTS WITH RESTRICTIONS ON SUBSIDIARIES

Other

Mosaic India Private Limited (“MIPL”), as borrower under the Banking Arrangements/Facilities Letter MIPL and Standard Chartered Bank dated October 29, 2007, agreed not to factor or assign any account receivable or future receivables without the consent of Standard Chartered Bank.

MIPL, as borrower under a Facility Letter dated November 29, 2007 (as amended April 8, 2008) between MIPL and The Bank of Nova Scotia, agreed not to factor nor assign any accounts receivable nor future receivables without the consent of The Bank of Nova Scotia.

Table of Contents	Section 7.3

Credit Agreement
made and entered into as of November 18, 2016
CERTAIN EXISTING AND PERMITTED INVESTMENTS

	Maturity Date	Currency	Outstanding Principal Amount as of November 15, 2016
Mosaic Fertilizantes do Brasil Ltda. Loan to IFC	Various	BRL	6,071,548.23

Investment in Signalta Joint Venture Participation Agreements.
Under the Mineral Lease Agreement dated December 13, 1995 between South Ft. Meade Partnership, L.P. ("Partnership") and Mosaic Fertilizer, LLC ("MFL")(as assignee of Cargill Fertilizer, Inc.), MFL has the option to swap land with the Partnership in order to facilitate optimal and efficient mining operations in the ordinary course of MFL's business when mining Partnership-owned phosphate reserves and MFL-owned phosphate reserves. Land swaps are limited to acreage which is equivalent in BPL (bone phosphate of lime) tons.
Investments in Canadian gas wells.
Participating interest in Canpotex Limited including Canpotex Bulk Terminals Limited (collectively "Canpotex"), including contractual obligations to reimburse Canpotex for the pro rata share of any losses or other liabilities incurred. Canpotex is an export association of Canadian potash producers. Most of Borrower's and its Subsidiaries' export sales of potash crop nutrients are marketed through Canpotex, which funds its operations in part through third-party financing facilities. The reimbursements are made through reductions to members’ cash receipts from Canpotex. As of September 2016, and December 2015 and 2014, $46.5 million, $59.3 million and $118.0 million, respectively, of accounts receivable were due from Canpotex. In the nine months ended September 30, 2016, and the years ended December 31, 2015 and 2014, sales to Canpotex were $0.5 billion, $1.1 billion, and $1.0 billion, respectively.
25% ownership interest in Ma’aden Wa’ad al Shamal Phosphate Company (“Ma’aden J.V.”). The investment in the Ma’aden J.V. included in investments in nonconsolidated companies in the consolidated balance sheet of Borrower and its subsidiaries at September 30, 2016 was approximately $707.5 million.
35% economic interest and 24% voting interest in MVM Resources International B.V., which owns 99.88% interest in Compania Minera Miski Mayo S.R.L. The investments in MVM Resources International B.V. included in investments in nonconsolidated companies in the consolidated balance sheet of Borrower and its subsidiaries at September 30, 2016 was approximately $285.1 million.
45% ownership interest in IFC-Industria de Fertilizantes de Cubatao S.A. ("IFC"). No value is associated with this investment in the consolidated balance sheet of Borrower and its subsidiaries at September 30, 2016.
35% ownership interest in Yunnan Three Circles-Sinochem Cargill Fertilizers Co. Ltd. ("Yunnan"). No value is associated with this investment in the consolidated balance sheet of Borrower and its subsidiaries at September 30, 2016.
49% ownership interest in South Ft. Meade General Partner, LLC. South Ft. Meade General Partner, LLC is a consolidated subsidiary in the financial statements of Borrower and consolidated subsidiaries for the three months ended September 30, 2016.
35% ownership interest in South Ft. Meade Partnership, L.P. and South Ft. Meade General Partner, LLC’s 1% ownership interest in South Ft. Meade Partnership, L.P. South Ft. Meade Partnership, L.P., is a consolidated subsidiary in the financial statements of Borrower and consolidated subsidiaries for the three months ended September 30, 2016.
50% ownership interest in River Bend AG, LLC. ("River Bend Ag"). The investment in River Bend Ag included in investments in nonconsolidated companies in the consolidated balance sheet of Borrower and its subsidiaries at September 30, 2016 was approximately $7.2 million.
Mosaic Fertilizer, LLC’s 50% ownership interest in FM Florida Properties Co. No value is associated with this investment in the consolidated balance sheet of Borrower and its subsidiaries as of September 30, 2016.

Table of Contents	Section 7.3

Mosaic Sulphur Holdings LLC 50% ownership interest in IMC Savage Partners, LLC ("IMC Savage Partners"). The investment in IMC Savage Partners included in investments in nonconsolidated companies in the consolidated balance sheet of Borrower and its subsidiaries at September 30, 2016 was approximately $62.4 million.
IMC Savage Partners 100% ownership of Sulphur Assets Holding Company, LLC
IMC Savage Partners direct and indirect ownership of 100% of Gulf Sulphur Services Ltd., LLP and Gulf Marine Solutions, LLC
19.9% ownership interest in GSA Holdings LLC. No value is associated with this investment in the consolidated balance sheet of Borrower and its subsidiaries as of September 30, 2016.
19.9% ownership interest in IMC Chemical Group Europe Inc. No value is associated with this investment in the consolidated balance sheet of Borrower and its subsidiaries as of September 30, 2016.
Bridge loan provided by the Borrower to Gulf Marine Solutions, LLC to finance the purchase and construction of articulated tug and barge units intended to transport anhydrous ammonia for the Borrower and its subsidiaries, in an amount not to exceed $250,000,000. The Borrower has also agreed to guarantee up to $100 million of payment obligations to the barge builder. The guarantee will remain in effect until final payment under the construction agreement.

SCHEDULE 7.7
To
Credit Agreement
made and entered into as of November 18, 2016
CERTAIN ASSET DISPOSITIONS

Under the Mineral Lease Agreement dated December 13, 1995 between South Ft. Meade Partnership, L.P. (“Partnership”) and Mosaic Fertilizer, LLC (as assignee of Cargill Fertilizer, Inc.) (“MFL”), MFL has the option to swap land with the Partnership in order to facilitate optimal and efficient mining operations in the ordinary course of MFL’s business when mining Partnership-owned phosphate reserves and MFL-owned phosphate reserves. Land swaps are limited to acreage which is equivalent in BPL (bone phosphate of lime) tons.

Mosaic is currently in discussions with a third party to exchange certain mineral rights in the province of Saskatchewan in the ordinary course of business. The exchange is expected to involve approximately 450 individual parcels of mineral rights in the aggregate. Mosaic expects to exchange approximately 25,100 acres for approximately 30,200 acres from the third party.

Mosaic is currently in discussions with a third party to enter into an option to sell certain real property located in the State of Louisiana in the ordinary course of business. The option is expected to involve up to approximately 1,500 acres of real property.

SCHEDULE 7.8
To
Credit Agreement Dated as of November 18, 2016

CERTAIN AFFILIATE TRANSACTIONS

The Borrower is a party to, subject to the terms and conditions of, and obligated to perform the obligations under, certain agreements arising from the Split-off Transaction contemplated by the Merger and Distribution Agreement (as the terms Split-off Transaction and Merger and Distribution Agreement are defined in the Credit Agreement dated as of April 26, 2011, between Borrower, Wells Fargo, as administrative agent, and the financial institutions party thereto).

Schedule 10.8
Notice Addresses
Borrower:
Notice to:
The Mosaic Company
3033 Campus Drive, Suite E490
Plymouth, Minnesota 55441
Attention: Treasurer
Telephone:    (763) 577-2700
Telecopy:    (763) 577-2973

With copies to:
The Mosaic Company
3033 Campus Drive, Suite E490
Plymouth, Minnesota 55441
Attention: General Counsel
Telephone:    (763) 577-2700
Telecopy:    (763) 577-2982
And
Dorsey & Whitney LLP
Fifty South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Attention: L. Joseph Genereux, Esq.
Telephone:    (612) 340-2888
Telecopy:    (612) 340-2643
Wells Fargo Bank, National Association,
as Administrative Agent, Swing Line Lender and an Issuing Lender

Address for Notices:
1525 W W.T. Harris Blvd
Charlotte, NC  28262
Mail Code:  D1109-019
Attn:  Syndication Agency Services
Telephone:  (704) 590-2706
Telecopy: (704) 590-2790

with a copy to:
Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Gregory Murray
Telephone: (312) 558-5600
Telecopy: (312) 558-5700